UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NOBLE CORPORATION plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2020
Proxy Statement & Notice of Annual General Meeting of Shareholders

A message from
Julie J. Robertson, our Chairman, President and CEO, &
Julie H. Edwards, our Lead Independent Director

Dear Fellow Shareholders,

On behalf of the entire Board of Directors (the “Board”) of Noble Corporation plc (the “Company”), we welcome the opportunity to invite you to attend our 2020 Annual General Meeting (“Meeting”) on Thursday, May 21, 2020.

We are proud of the Company’s accomplishments over the past year. Despite challenging market conditions, the Company achieved improvements in operational performance and benefited from strong customer relationships and advantageous fleet positioning. In addition, the Company took significant steps to enhance its Environmental, Social & Governance (“ESG”) initiatives and to improve the communication of its ESG efforts. We also recently announced a transition of leadership roles, which we believe will support the long-term success of the Company.

Environmental, Social & Governance

Safety, resource efficiency, and strong ethics are, and have always been, a top priority for our Board and management team. In 2019, in furtherance of these initiatives and in response to shareholder feedback, the Company took significant steps to enhance the communication and availability of sustainability-related information to its key stakeholders, including revamping the Company website to include a section dedicated to ESG initiatives. We seek to apply our duty of corporate responsibility and focus on sustainable development to our interactions with all of our stakeholders, including our shareholders, customers, employees, suppliers, and the communities in which we operate. Going forward, we plan to provide more information on our ESG policies and programs, and data on our performance.

Leadership Succession

We recently announced a planned transition in leadership roles. After more than 40 years of serving in various roles with the Company, our Chairman, President, and Chief Executive Officer, Julie J. Robertson, will transition to the role of Executive Chairman, effective at the end of our Meeting. At that time, Robert W. Eifler, our Senior Vice President – Commercial, will become President and Chief Executive Officer. Robert is also standing for election to the Board at our Meeting. Our Board is confident that this is the right time to transition leadership responsibilities to the next generation of talent. Robert has played a critical role in the development and execution of our strategy, and we are confident he has the leadership qualities, industry knowledge, and customer relationships necessary to lead the Company as CEO. We believe this transition underscores the Board’s commitment to succession planning and developing internal talent and will ensure continuity from a strategic and leadership standpoint.

Ongoing Commitment to Shareholder Engagement

Maintaining an active, open dialogue with our shareholders continues to be a top priority of the Board. In 2019, members of our Board and management team had the pleasure of speaking with several of our shareholders. Our discussions spanned a variety of issues, including our compensation practices, our ESG initiatives, and our strategy for growth and long-term value creation. The input received during these meetings is an important contribution to the Board’s decision-making, and we look forward to continuing this dialogue in service of our shareholders and the Company.

On behalf of the full Board, we thank you for your continued support and investment in the Company, especially during this challenging period. Our management team is cognizant of the risks and uncertainty posed by the recent COVID-19 pandemic, and has developed a detailed response plan to protect our employees, contractors, and customers and help us navigate these turbulent times. Your feedback is important to us, so we encourage you to vote for the proposals set forth in this proxy statement and to participate in our upcoming Meeting.

With gratitude for your continued support,

Julie J. Robertson	Julie H. Edwards
Chairman, President, and	Lead Independent Director and Chair of the
Chief Executive Officer	Nominating and Corporate Governance Committee

Notice of 2020 Annual
General Meeting Of
Shareholders

To be held on May 21, 2020

To the shareholders of Noble Corporation plc:

The annual general meeting (the “Meeting”) of shareholders of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), will be held on May 21, 2020, at 9:00 a.m., local time, at NobleAdvances Training and Collaboration Center, 12550 Reed Rd., Ste. 200, Sugar Land, Texas 77478.

We intend to hold the Meeting in person at the location specified above. However, we are actively monitoring the public health and travel concerns of our shareholders and employees in light of COVID-19 (Coronavirus Disease 2019), as well as the related protocols that local and national governments may impose. As part of our precautions, we are considering the possibility of changing the location of the Meeting and/or making the Meeting accessible remotely by way of a webcast. We will announce any alternative arrangements for the Meeting as promptly as practicable by issuing a press release and posting on our website. Even if we provide shareholders with remote access to the Meeting, the holders of at least a majority of the outstanding ordinary shares must be present in person or by proxy at the physical location of the Meeting.

Furthermore, votes may only be cast in person or by proxy at the physical location of the Meeting. Shareholders are therefore encouraged to submit their proxies as early as possible, even if they currently intend to attend the Meeting in person as, among other things, further travel restrictions may be in effect at the time of the Meeting or there may be restrictions on how the Meeting may be held or conducted. If arrangements are put in place for remote access to the Meeting, remote attendees may vote only by submission of a proxy in advance of the Meeting in the typical manner (see page ii).

The items of business proposed by the Company’s board of directors (the “Board of Directors”) are to consider and vote on the resolutions below. Resolutions 1-16 will be proposed as ordinary resolutions and resolutions 17 and 18 will be proposed as special resolutions.

Ordinary Resolutions

(1)	Election of Director.
That Kevin S. Corbett be elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(2)	Election of Director.
That Julie H. Edwards be re-elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(3)	Election of Director.
That Robert W. Eifler be elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(4)	Election of Director.
That Gordon T. Hall be re-elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(5)	Election of Director.
That Roger W. Jenkins be re-elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(6)	Election of Director.
That Scott D. Josey be re-elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(7)	Election of Director.
That Jon A. Marshall be re-elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(8)	Election of Director.
That Julie J. Robertson be re-elected as a director of the Company for a one-year term that will expire at the annual general meeting in 2021.

(9)	Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2020.
That the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2020 be ratified.

(10)	Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor.
That PricewaterhouseCoopers LLP be re-appointed as UK statutory auditors to the Company (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company).

(11)	Authorization of Audit Committee to Determine UK Statutory Auditors’ Compensation.
That the Audit Committee be authorized to determine the Company’s UK statutory auditors’ compensation.

Noble Corporation plc   2020 Proxy Statement        i

(12)	An Advisory Vote on the Company’s Executive Compensation.
That the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the Meeting pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission, is hereby approved on a non-binding advisory basis.

(13)	An Advisory Vote on the Company’s Directors’ Compensation Report.
That the directors’ compensation report (other than the part containing the directors’ compensation policy) for the year ended December 31, 2019, which is set out in the annual report and accounts of the Company for the year ended December 31, 2019, be approved on a non-binding advisory basis.

(14)	Approval of an Amendment to Increase the Number of Ordinary Shares Available for Issuance under the Noble Corporation plc 2015 Omnibus Incentive Plan.
That an amendment to the Noble Corporation plc 2015 Omnibus Incentive Plan, which is included as Appendix A to the accompanying proxy statement, be approved to increase the number of shares available for issuance under the plan by 8,700,000 shares.

(15)	Authorization of Board to Allot Shares.
That the directors be authorized to allot shares, the full text of which resolution can be found in “Resolution 15” of the accompanying proxy statement.

(16)	Approval of Reverse Share Split of our Ordinary Shares.
That a consolidation or reverse share split of the issued and outstanding ordinary shares of the Company, whereby, at the discretion of the Board of Directors, the outstanding ordinary shares would be combined, converted and changed into a lesser number of ordinary shares at a ratio to be selected by the Board of Directors in the range of 1:15 to 1:60 and the nominal value per ordinary share resulting from the reverse share split would be increased by a ratio equal to the inverse of the selected reverse share split ratio, effective upon implementation of the reverse share split, be approved, the full text of which resolution can be found in “Resolution 16” of the accompanying proxy statement.

Special Resolutions

(17)	Authorization of General Disapplication of Statutory Pre-emption Rights.
That the general disapplication of statutory pre-emption rights be approved, the full text of which resolution can be found in “Resolution 17” of the accompanying proxy statement.

(18)	Authorization of Disapplication of Statutory Pre-emption Rights in Connection with an Acquisition or Specified Capital Investment.
That the disapplication of statutory pre-emption rights in connection with an acquisition or specified capital investment be approved, the full text of which resolution can be found in “Resolution 18” of the accompanying proxy statement.

Please refer to the proxy statement being delivered with this Notice for detailed information on each of the above resolutions and further information regarding the Meeting.

Organizational Matters
A copy of the proxy materials, including a proxy card, will be sent to each shareholder whose name is registered in the Company’s share register as holding shares in the Company as maintained by Computershare Trust Company, N.A., as agent (the “Company’s Share Register”), as of the close of business, U.S. Eastern time, on March 18, 2020. Such shareholders are referred to herein as the “shareholders of record.” Shareholders who are not registered in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 18, 2020 will not be entitled to attend, vote or grant proxies to vote at the Meeting. Any changes to the Company’s Share Register after March 18, 2020 shall be disregarded in determining the rights of any person to attend or vote at the Meeting.

Shareholders of record who are registered with voting rights in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 18, 2020 have the right to attend the Meeting and vote their shares, or are entitled to appoint a proxy to exercise all or any of his/her rights to attend and speak and vote on his/her behalf by marking the proxy card appropriately, executing it in the space provided, dating it and returning it prior to close of business, U.S. Eastern time, on May 20, 2020 to:

Noble Corporation plc

c/o Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

A proxy need not be a shareholder of the Company. A shareholder of record may appoint more than one proxy in relation to the Meeting, provided that each proxy is

ii        2020 Proxy Statement   Noble Corporation plc

appointed to exercise the rights attached to a different share or shares held by that shareholder.

Shareholders of record who are registered with voting rights in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 18, 2020 and who have timely submitted a properly executed proxy card and specifically indicated their votes will have their shares voted as indicated. Where shareholders with voting rights have timely submitted a properly executed proxy card and have not specifically indicated how they want their shares to be voted, the persons designated as their proxies will vote such shares in the manner recommended by the Board of Directors. If any other matters are properly presented at the Meeting for consideration (including any motion to adjourn the Meeting), the proxy will vote on these matters in the manner recommended by the Board of Directors.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Such bank, broker or other nominee is considered the shareholder of record with respect to those shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the Meeting must obtain a valid proxy from the organization that holds their shares.

Please note that shareholders of record or their duly appointed proxies attending the Meeting in person are required to show their proxy card and proper identification on the day of the Meeting. In order to determine attendance correctly, any shareholder or proxy leaving the Meeting early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.

Annual Report and Accounts
During the Meeting, our Board of Directors will present our UK statutory Accounts, the UK statutory Directors’ Report, the UK statutory Directors’ Compensation Report, the UK statutory Strategic Report and the UK statutory Auditors’ Report for the year ended December 31, 2019 (the “Annual Report and Accounts”). Our Board of Directors will also provide an opportunity for shareholders at the Meeting to raise questions in relation to the Annual Report and Accounts. Copies of these materials may be obtained without charge by contacting Investor Relations at our offices at 10 Brook Street, London W1S 1BG, United Kingdom.

Your vote is important. All shareholders of record or their proxies are cordially invited to attend the Meeting. We urge you, whether or not you plan to attend the Meeting, to submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

By Order of the Board of Directors

William E. Turcotte
Corporate Secretary
London, England
April    , 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING
TO BE HELD ON MAY 21, 2020.

Our proxy statement, 2019 Annual Report and other
information about the Meeting are available at
www.noblecorp.com/2020proxymaterials

Noble Corporation plc   2020 Proxy Statement        iii

Forward-Looking Statements
This Schedule 14A Information and Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts, including those regarding fleet status, business strategy, plans and objectives of management for future operations, governmental regulations and permitting, worldwide economic conditions, and timing for compliance with any new regulations, are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Actual results could differ materially from those expressed as a result of various factors. These factors include those referenced or described under “Risk Factors” included in the Company’s Annual Report on Form 10-K, or in its other Securities and Exchange Commission or UK filings, among others. Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks when you are evaluating us.

iv        2020 Proxy Statement   Noble Corporation plc

Table of Contents

About Noble	1

Strategy	2

Environmental ◆Social ◆ Governance (ESG)	3

General	6
Quorum	8
Votes Required	8
Record Date	8

Resolutions 1, 2, 3, 4, 5, 6, 7 & 8	9
Election of Directors	9
Key Director Nominee Characteristics	9
Director Nominees	10
Director Whose Term Ends in 2020	11
Board Independence	12
Board Committees, Meetings and Other Governance Matters	13
Policies and Procedures Relating to Transactions with Related Persons	18
Security Ownership of Certain Beneficial Owners and Management	19

Compensation Discussion and Analysis	20
Executive Summary	20
Our Compensation Philosophy	23
Our NEOs	24
Shareholder Outreach Effort	24
Shareholder Outreach Seasonal Calendar	25
Recent Changes to Our Compensation Program	28
Details of Our Compensation Program	29
Board Process and Independent Review of Compensation Program	30
Peer Groups and Benchmarking	31
Base Salary	32
Short-Term Incentive Plan (STIP)	32
Long-Term Incentives	35

Compensation Committee Report	41

2019 Compensation Information	42

Equity Compensation Plan Information	52

Delinquent Section 16(a) Reports	52

Director Compensation	53

Report of the Audit Committee	54

Auditors	55

Resolutions 9, 10 & 11	56
Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm	56
Appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor	56
Authorization of Audit Committee to Determine UK Statutory Auditor’s Compensation	56

Resolution 12	57
Approval by Advisory Vote of the Company’s Executive Compensation	57

Resolution 13	58
Approval by Advisory Vote of the Directors’ Compensation Report	58

Resolution 14	59
Approval of an Amendment to Increase the Number of Ordinary Shares Available for Issuance under the Noble Corporation plc 2015 Omnibus Incentive Plan	59

Resolution 15	72
Authorization of the Board to Allot Shares under section 551 of the UK Companies Act 2006	72

Resolution 16	74
Approval of Reverse Share Split of our Ordinary Shares	74

Resolutions 17 & 18	81
Approval of General Disapplication of Pre-Emption Rights and the Disapplication of Pre-Emption Rights in Connection with an Acquisition or Specified Capital Investment	81

Other Matters	83

About Noble

Noble Corporation plc is a leading offshore drilling contractor for the oil and gas industry, and provides, through its subsidiaries, contract drilling services focused largely on ultra-deepwater and high-specification drilling opportunities in both established and emerging regions worldwide. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921, now owning and operating one of the most modern, versatile and technically advanced fleets of mobile offshore drilling units in the offshore drilling industry.

The Noble fleet of 25 offshore drilling units is made up of 12 floaters and 13 jackups, located in various areas around the globe, including Canada, Far East Asia, the Middle East, the North Sea, Oceania, South America and the US Gulf of Mexico (as of March 1, 2020).  The 12 floaters are a blend of drillships (capable of water depths from 8,200 feet to 12,000 feet) and semisubmersibles (varying in water depth capabilities from 300 feet to 12,000 feet), and the 13 jackups are mostly high-specification units with a complement of standard specification units, with water depth capabilities within the overall range of less than 100 feet to as deep as 500 feet.

Mission
Our mission is to create long-term value for our stakeholders by being the safest and most reliable offshore driller.  We believe Noble’s deep expertise, deep respect for safety controls, and deep commitment to excellence is the formula for strong financial performance, providing value for our stakeholders.

Vision
We strive to be the most respected drilling contractor for our people, performance, and results. We expect our customers, our employees, our shareholders, and even our competitors to hold us up as the example of how a drilling contractor should conduct itself.

Values
Over our long history, the people at Noble before us have operated in line with common beliefs and commitments, which still today reflect what we value, what we stand for, and what makes us unique. Our core values are the foundation of our culture and inform every decision we make, from small to large.

Honesty & Integrity

Honesty and integrity are the most important qualities of who we are and are present in all of our business dealings.

Safety

The safety of our people is Noble’s greatest responsibility; we believe every job can and must be done safely.

Environmental Stewardship

We are stewards of our global natural resources. Our collective efforts ensure that current and future generations enjoy the benefits of a cleaner environment.

Respect

We strive to be the employer of choice and respect the dignity and worth of all employees.

Performance

We continually strive to meet and exceed our customers’ expectations, all the while realizing that there is a balance between our customers’ needs and our own, and never sacrificing our other core values for the sake of profit.

Noble Corporation plc   2020 Proxy Statement        1

Strategy

Business
Our business strategy focuses on a balanced, high-specification fleet of both floating and jackup drilling rigs, strategically deployed in both ultra-deepwater and shallow water in established and emerging offshore oil and gas basins around the world.  We monitor and manage risk through an emphasis on safe operations by the employment of quality, well-trained crews, and effective management of rig operating costs through the implementation and continuous improvement of innovative systems and processes, including the use of data analytics and predictive maintenance technology.

Sustainability
Our sustainability strategy is to protect our environment and positively affect society and the economy through the business integration of sustainable corporate and social development in a manner aligned with our Mission and Core Values. Through clear objectives, specified tasks and direct accountability, we are advancing our strategy and proactively expanding the communication of Noble’s environmental, social, and governance (“ESG”) qualities.

Objectives
With purpose, we empower our employees, advance our Company, and thrive with our community, through a disciplined governance framework.

Tasks
Through a sustained focus on the health, safety and social wellbeing of our personnel and the environment, we take action to advance the development and retention of our diverse and talented workforce and serve as good stewards and responsible neighbors.

Accountability
For sustainable results, we focus our attention and commitment on our employees, investors, customers, and community, with the commitment to expand open communication of our progress and performance for the public and our investor community.

2        2020 Proxy Statement   Noble Corporation plc

Environmental ◆ Social ◆ Governance (ESG)

Leadership

Sustainability is a top priority for our Board and management team.  With the commitment and strategic direction of the Board, the Company integrates sustainability considerations when assessing opportunities and potential challenges in its business environment and our surrounding communities.  The Board is committed to supporting management in advancing and communicating the environmental, social, and governance qualities of the Company. With guidance from the Board and an informed engagement with stakeholders, the Company is able to advance  the creation of long-term value for its employees, customers, communities, and shareholders. The long-term value creation is bolstered by Company’s focus on increasing communications and enhancing awareness of ESG related initiatives and performance metrics through a broadened and transparent communication of relevant information that has traditionally been internal to the Company.  Steps the Company has taken to enhance the communication and availability of ESG related information include:

ESG guidance elevated to the full Board from the Nominating & Corporate Governance Committee
•    Quarterly ESG updates reported to the Board

Management level ESG governance structure established
•    Sustainability Steering Committee led by executive management of the Company
•    Sustainability Management Committee led by non-executive officers of the Company

Management initiatives
•    Company website enhanced to include section dedicated to ESG (www.noblecorp.com/esg)
•    Resource engaged with expertise in corporate sustainability and communications
•    Directive to establish key climate risk policies and programs
•    Position on climate change risk
•    Greenhouse gas reduction

Directive to establish key climate-related performance targets
•    Greenhouse gas emission reduction targets
•    Energy use reduction targets
•    Asset useful life extension

Framework

The Company is committed to accurate ESG reporting and is therefore continuing its efforts to ensure that an effective system of internal controls over ESG reporting is in place. We are reviewing recommendations and methodologies from various voluntary disclosure frameworks, including those listed below, for best practices and applicability, with the goal that reported ESG information and results should present a fair position of the Company and maintain an effective internal control over ESG reporting:

•	Sustainability Accounting Standards Board (SASB) industry-specific standards of the SASB Foundation, which recommend a minimal set of financially material sustainability topics and associated metrics;
•	The Financial Stability Board’s Task Force on Climate-Related Financial Disclosures regarding climate-related financial risk disclosure recommendations;
•	The Global Reporting Initiative (GRI) disclosure guidance on various economic, environmental and social areas according to GRI Sustainability Reporting Standards; and
•	Integrated Reporting (IR) framework of International Integrated Reporting Council (IIRC) is promoting integrated reporting through principles-based guidance for proposed for companies.

Noble Corporation plc   2020 Proxy Statement        3

Performance and Accomplishments

Health, Safety, and Environmental
The combustion of diesel fuel aboard all of our vessels worldwide is the Company’s primary source of GHG emissions, including carbon dioxide, methane and nitrous oxide. The data necessary to report indirect emissions from generation of purchased power (Scope 2) has not been previously collected; however, the Company is establishing procedures to collect and report Scope 2 data. Calculations of the total carbon dioxide equivalent (“CO2e”) gas emissions fleetwide are based upon empirical data provide by the original equipment manufacturer of the main engines on each rig and the known composition of fuel burned by each rig.

For the year ended December 31, 2019, our estimated CO2e gas emissions were 1,063,925 tons as compared to 954,944 tons for the year ended December 31, 2018. When expressed as an intensity measure of tons of CO2e gas emissions per U.S. dollar of contract drilling revenues from continuing operations, the intensity measure for December 31, 2019 and 2018 was .0009 and .0009, respectively.

The Company is committed to delivering excellent health, safety and environmental (“HSE”) performance. In furtherance of this commitment, the Company integrates HSE performance improvements into its business strategy as well as into executive and employee compensation. The Company included a safety measure as a performance component in its Short-Term Incentive Plan (“STIP”) for 2019, which was based on Total Recordable Incident Rate (“TRIR”), a well-recognized measure of safety in the drilling industry.

The Company also included an environmental stewardship measure as a performance component in its 2019 STIP, which was based on tracking and reducing loss of primary containment, which includes losses captured by secondary containment. The Company is focused on continuous improvements to add further value for its employees, customers, shareholders, our community, and the world.

At Noble, we are always striving to improve our processes, including reinvention. A blowout preventer (“BOP”) is one of the most essential safety devices in the drilling process. The drive to reduce downtime and the practical limits of the current hydraulic technology used in BOPs led Noble to design an electrically driven BOP (eBOPTM). We believe this design will increase reliability and performance while reducing the overall complexity of this essential piece of equipment. Additional benefits of our eBOPTM patented design include: improved safety features, no water depth limitations, and zero discharge of hydraulic fluid to the sea.

4        2020 Proxy Statement   Noble Corporation plc

Performance and Accomplishments

Social
We are committed to supporting our local communities. We believe that the best way to impact the quality of life of others is to provide meaningful employment opportunities to our employees, and we endeavor to employ a skilled workforce that reflects the diverse populations of the communities where we operate. We value the knowledge, diversity and performance of our employees and appreciate how they help to differentiate our Company. We continually invest in our people, as evidenced by our state-of-the-art NobleAdvances training center, an industry-leading training and simulation center.

In addition, we seek to provide support for nonprofit organizations throughout the world. We are proud that Team Noble Drilling was the overall top fundraising team for the 2019 MS 150 event, raising more than $800,000 to benefit the National Multiple Sclerosis Society and Affiliate, a managing member of Progressive MS Alliance with MS Society (United Kingdom) and others. Since 2013, Team Noble Drilling has raised over $3.3 million toward this important and worthy cause.

Governance
We believe that high ethical standards and strong corporate governance is critical to achieving our performance goals and maintaining the trust of our investors, employees, customers, and other stakeholders. Please see our disclosures under “Board Committees, Meetings and Other Governance Matters” starting on page 13 of this proxy statement, as well as our compensation disclosures in “Compensation Discussion and Analysis”, starting on page 20 of this proxy statement, for more information on our corporate governance and oversight.

Noble Corporation plc   2020 Proxy Statement        5

NOBLE CORPORATION plc 10 Brook Street London W1S 1BG England	Proxy Statement

For Annual General Meeting of Shareholders

To Be Held on May 21, 2020

General

This proxy statement is furnished to shareholders of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble-UK”), in connection with the solicitation by our board of directors (“Board”) of proxies for use at the annual general meeting of shareholders to be held on May 21, 2020 at 9:00 a.m., local time, at NobleAdvances Training and Collaboration Center, 12550 Reed Rd., Ste. 200, Sugar Land, Texas 77478 and for the purposes set forth in the accompanying notice (the “Meeting”). We intend to hold the Meeting in person at the location specified above. However, we are actively monitoring the public health and travel concerns of our shareholders and employees in light of COVID-19 (Coronavirus Disease 2019), as well as the related protocols that local and national governments may impose. As part of our precautions, we are considering the possibility of changing the location of the Meeting and/or making the Meeting accessible remotely by way of a webcast. We will announce any alternative arrangements for the Meeting as promptly as practicable by issuing a press release and posting on our website. Even if we provide shareholders with remote access to the Meeting, the holders of at least a majority of the outstanding ordinary shares must be present in person or by proxy at the physical location of the Meeting. Furthermore, votes may only be cast in person or by proxy at the physical location of the Meeting. Shareholders are therefore encouraged to submit their proxies as early as possible, even if they currently intend to attend the Meeting in person as, among other things, further travel restrictions may be in effect at the time of the Meeting or there may be restrictions on how the Meeting may be held or conducted. If arrangements are put in place for remote access to the Meeting, remote attendees may vote only by submission of a proxy in advance of the Meeting in the typical manner (see page i of this proxy statement). The approximate date of first mailing of this proxy statement and the accompanying proxy card is April 7, 2020. References to “Noble,” the “Company,” “we,” “us” or “our” include Noble-UK together with its subsidiaries, unless the context indicates otherwise.

Proxies and Voting Instructions

A proxy card is being sent with this proxy statement to each shareholder whose name is registered in the Company’s share register as holding shares in the Company as maintained by Computershare Trust Company, N.A., as agent (the “Company’s Share Register”), as of the close of business, U.S. Eastern time, on March 18, 2020. Such shareholders are referred to herein as the “shareholders of record.” If you are registered as a shareholder in the Company’s Share Register as of the close of business, U.S. Eastern time, on March 18, 2020, you may grant a proxy to vote on each of the resolutions described in this proxy statement at the Meeting by marking your proxy card appropriately, executing it in the space provided, dating it and returning it prior to the close of business, U.S. Eastern time, on May 20, 2020 to:

Noble Corporation plc
c/o Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

Please sign, date and mail your proxy card in the envelope provided.

If you hold your shares in the name of a bank, broker or other nominee, your shares are held in “street name” and you are considered the “beneficial owner.” As a beneficial owner, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

6        2020 Proxy Statement   Noble Corporation plc

In particular, if you hold your shares in “street name” through The Depository Trust Company (“DTC”), you should follow the procedures typically applicable to voting of securities beneficially held through DTC because Cede & Co., as nominee of DTC, is considered the shareholder of record and has been registered with voting rights in the Company’s Share Register with respect to such shares.

Although the Company is incorporated under the laws of England and Wales, the Company is subject to the U.S. Securities and Exchange Commission (“SEC”) proxy requirements and the applicable corporate governance rules of the New York Stock Exchange (“NYSE”), where its shares are listed, and has not imposed any restrictions on trading of its shares as a condition of voting at the Meeting. In particular, the Company has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.

Voting Instructions Continued

If you were a shareholder of record with voting rights on March 18, 2020 and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder with voting rights on March 18, 2020 and you have timely submitted a properly executed proxy card and have not specifically indicated your votes, a representative of the Company, as your proxy, will vote your shares in the manner recommended by the Board.

There are no other matters that our Board intends to present, or has received proper notice that others will present, at the Meeting. If any other matters are properly presented at the Meeting for consideration (including any motion to adjourn the Meeting), the proxy will vote on these matters in the manner recommended by our Board.

As a shareholder of record, you may revoke your proxy at any time prior to its exercise by:

•   giving written notice of the revocation to our Corporate Secretary at the registered office of the Company before the commencement of the Meeting;

•   attending the Meeting and voting in person; or

•   properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary at or before the Meeting at the registered office of the Company.

If you as a shareholder of record attend the Meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the Meeting, this will not affect any vote taken prior to such revocation. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your bank, broker or other nominee.

Any corporation which is a shareholder of record of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at the Meeting and the person so authorised shall (on production of a copy of such resolution at the Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of the Company.

Noble Corporation plc   2020 Proxy Statement        7

Quorum
The presence of shareholders, in person or by proxy, together representing at least the majority of the total voting rights of all shareholders entitled to vote at the Meeting will constitute a quorum for purposes of all resolutions. For all resolutions, the presence of shareholders in person or by proxy will be counted at the time when the Meeting proceeds to business, and abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present. “Broker non-votes” are shares held by brokers or nominees for which specific voting instructions have not been received from the beneficial owners or persons entitled to vote such shares. Brokers have the authority under the NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. When a matter is not routine and the broker has not received voting instructions from the beneficial owner, the broker cannot vote the shares on that matter. For example, the ratification of the appointment of independent auditors is considered a routine matter, and the brokerage firm can vote for or against this resolution at its discretion, but the election of directors is not considered routine for these purposes.

Votes Required
Subject to disenfranchisement in accordance with applicable law and/or the Company’s Articles of Association, each of the resolutions shall be decided on a poll in accordance with the Company’s Articles of Association whereby each shareholder of record present in person or by proxy or by representative (in the case of a corporate shareholder) is entitled to one vote for every share held.

Approval of all resolutions other than Resolutions 17 and 18 requires the affirmative vote of a simple majority of the votes cast on such resolution at the Meeting in person or by proxy. With respect to each of Resolutions 17 and 18, approval requires the affirmative vote of at least 75% of the votes cast on such resolutions at the Meeting in person or by proxy. With respect to the non-binding advisory votes on Resolutions 12 and 13, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes on such non-binding resolutions. Accordingly, the Board will review and consider the voting results on such resolutions.

Abstentions and “broker non-votes” will have no effect on any of the resolutions as a matter of law. However, the NYSE treats abstentions as having the effect of a vote against Resolution 14. Accordingly, the Board and the compensation committee will not bring into effect any amendment to increase the number of ordinary shares available for issuance under the Noble Incentive Plan (as defined herein) if, by treating abstentions as a vote against Resolution 14, such resolution would not have passed as an ordinary resolution.

Record Date
Only shareholders on the Company’s Share Register as of the close of business, U.S. Eastern time, on March 18, 2020 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Meeting. Any changes to the Company’s Share Register after March 18, 2020 shall be disregarded in determining the rights of any person to attend or vote at the Meeting. At March 18, 2020, we had 250,952,112 ordinary shares outstanding.

8        2020 Proxy Statement   Noble Corporation plc

Resolutions 1-8

Resolutions 1, 2, 3, 4, 5, 6, 7 & 8

Election of Directors

All of the director nominees named herein will be standing for election at this Meeting to serve a one-year term. The Board, based on the recommendation of the nominating and corporate governance committee of our Board, has recommended Ms. Edwards, Mr. Hall, Mr. Jenkins, Mr. Josey, Mr. Marshall, and Ms. Robertson for re-election and Mr. Corbett and Mr. Eifler for election as directors of the Company. All of the director nominees are current members of the Board, other than Mr. Corbett and Mr. Eifler, who are nominated for election to the Board for the first time this year. Mr. Eifler’s nomination is in conjunction with his appointment as our President and Chief Executive Officer, which is effective at the end of the Meeting. Ms. Ricciardello, who is currently serving on the Board, is not standing for re-election to the Board, and her term as a director will end at the Meeting. We thank Ms. Ricciardello for her distinguished service.

If elected, all of the director nominees will each serve a one-year term to expire at the annual general meeting in 2021. The individuals nominated for election or re-election at the Meeting will be elected or re-elected by a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Information about the current members of our Board, all but one of whom are nominated for election at the Meeting, and the two new director nominees is presented below. When assessing the qualifications of a particular person to serve as a director, our nominating and corporate governance committee considers an individual candidate’s experience as well as the collective experiences of our Board members taken as a whole. The members of our Board have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance and legal experience, extensive senior management experience in the energy industry, including oil and gas and offshore drilling, and experience as directors of other public companies. Certain members also possess valuable historical knowledge of the Company and our industry by virtue of their prior service on our Board.

Recommendation
Our Board unanimously recommends that you vote FOR the re-election of Julie H. Edwards, Gordon T. Hall, Roger W. Jenkins, Scott D. Josey, Jon A. Marshall, and Julie J. Robertson, and FOR the election of Kevin S. Corbett and Robert W. Eifler, each for a one-year term that will expire at the annual general meeting in 2021.

Key Director Nominee Characteristics

Noble Corporation plc   2020 Proxy Statement        9

Resolutions 1-8

Director Nominees
(SERVING A ONE-YEAR TERM EXPIRING AT THE ANNUAL GENERAL MEETING IN 2021)
Kevin S. Corbett	Age 63	Director Nominee
Mr. Corbett has served as Chief Executive Officer of the Oklahoma Health Care Authority, Oklahoma’s Medicaid agency, since August 2019. Previously, Mr. Corbett served as the Interim Chief Financial Officer at Lagoon Water Solutions, a midstream water logistics company, from August 2018 until August 2019, and as an independent advisor to a Fortune 500 company from July 2017 to March 2018. Prior to that time, Mr. Corbett served as a senior partner and risk advisory practice leader with Ernst & Young LLP, where he was employed from 2002 until retiring in June 2017, advising energy sector clients on strategy, operations, finance, risk management, and governance matters. From 1979 to 2002, he held roles of increasing responsibility at Arthur Andersen LLP, most recently as Audit Partner, where he was responsible for energy and financial services clients. Mr. Corbett is a CPA licensed in Oklahoma and Texas and is a member of the National Association of Corporate Directors and American Institute of Certified Public Accountants.  Mr. Corbett serves on the boards of several private companies and non-profit organizations, including Midfirst Bank, OU Medicine, Inc., OSU Medical Authority and Trust, and University Hospitals Authority and Trust. Mr. Corbett brings to our Board extensive accounting and financial experience, as well as strong industry knowledge gained from advising clients in the oil and gas industry.

Julie H. Edwards	Age 61	Director since 2006
Ms. Edwards served as Senior Vice President of Corporate Development of Southern Union Company from November 2006 to January 2007, and immediately prior to that served as its Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Southern Union is primarily engaged in the transportation and distribution of natural gas. Prior to joining Southern Union, Ms. Edwards served as Executive Vice President – Finance and Administration and Chief Financial Officer for Frontier Oil Corporation in Houston from 2000 until July 2005. She joined Frontier Oil in 1991 as Vice President – Secretary and Treasurer after serving as Vice President of Corporate Finance for Smith Barney, Harris, Upham & Co., Inc., New York and Houston, from 1988 to 1991, after joining the company as an associate in 1985. Ms. Edwards has not held a principal employment since retiring from Southern Union in 2007. Ms. Edwards is also a director of ONEOK, Inc., and served as a director of ONEOK Partners GP, L.L.C. until its acquisition by ONEOK, Inc. in June 2017. Ms. Edwards served as a director of the NATCO Group, Inc. from 2004 until its merger with Cameron International Corporation in 2009. Ms. Edwards brings to our Board experience in finance and senior management positions for multiple energy companies and experience as a director of several public companies.

Robert W. Eifler	Age 40	Director Nominee
Mr. Eifler is nominated for election to our Board for the first time at the Meeting. Mr. Eifler has served as Senior Vice President – Commercial of the Company since August 2019. Effective at the end of the Meeting, Mr. Eifler will become President and Chief Executive Officer of the Company. Previously, Mr. Eifler served as the Company’s Senior Vice President, Marketing and Contracts from February 2019 to August 2019 and as the Company’s Vice President and General Manager – Marketing and Contracts from July 2017 to August 2019. Prior to that time, Mr. Eifler led the Company’s marketing and contracts efforts for the Eastern Hemisphere while based in London. From November 2013 to March 2015, Mr. Eifler worked for Hercules Offshore, Inc., an offshore driller, as Director International Marketing. Mr. Eifler originally joined the Company in February 2005 as part of the management development program and held numerous operational and marketing roles with increasing responsibility around the world until joining Hercules in 2013. Mr. Eifler brings to our Board extensive knowledge of the Company and the industry as the incoming President and Chief Executive Officer of the Company.

Gordon T. Hall	Age 60	Director since 2009
Mr. Hall serves as Chairman of the Board of Archrock, Inc., a natural gas compression services company. At predecessor companies to Archrock, Inc., Mr. Hall served as Vice Chairman of the Board and Lead Independent Director (2013-2015) and as Chairman of the Board (2007-2013) of Exterran Holdings, Inc., and as Chairman of the Board (2005-2007) of Hanover Compressor Company. Mr. Hall is also a director of Weatherford International plc. Mr. Hall is also a professor in the Master of Science in Financial Analysis program at Gordon College and served as the interim Chief Financial Officer of the College for four months during 2018. Mr. Hall retired as Managing Director from Credit Suisse, a brokerage services and investment banking firm, where he was employed from 1987 through 2002. While at Credit Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group.  Mr. Hall was a director of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing, until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc., a drilling technology and manufacturing company, until its acquisition by National Oilwell Varco, Inc. in April 2008. He has also served as a director of multiple private companies. Mr. Hall brings to our Board financial and analytical expertise and investment banking experience, with a focus on the energy sector, and experience as a director with board leadership roles for multiple companies.

10        2020 Proxy Statement   Noble Corporation plc

Resolutions 1-8

Roger W. Jenkins	Age 58	Director since 2018
Mr. Jenkins has served as the President and Chief Executive Officer and a member of the Board of Directors of Murphy Oil Corporation, an exploration and production company, since 2013. Mr. Jenkins joined Murphy Oil in 2001 and has served in various roles at Murphy Oil, including Chief Operating Officer and President of Murphy Oil’s exploration and production company. Mr. Jenkins also serves on the boards of the American Petroleum Institute and the LSU Foundation and is a member of the National Petroleum Council. Mr. Jenkins brings to our Board experience and knowledge gained as an executive officer in the energy industry, particularly executive officer experience at an exploration and production company that has offshore and onshore producing assets and uses offshore drilling services.

Scott D. Josey	Age 62	Director since 2014
Mr. Josey is the Chairman and Chief Executive Officer of Sequitur Energy Resources, LLC, which acquires and develops oil and gas assets in the continental United States, and served as the Chairman of the Board and Chief Executive Officer of Mariner Energy from August 2001 until November 2010, when it merged with Apache Corporation. Previously, he served as Vice President of Enron North America and co-managed its Energy Capital Resources group, provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners, and was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. He previously served on the boards of Apache Corporation and Northern Tier Energy GP, LLC. Mr. Josey brings to our Board experience and knowledge gained as an executive officer in the energy industry, investment banking experience, with a focus on the energy sector, and experience as a director of multiple public energy companies.

Jon A. Marshall	Age 68	Director since 2009
Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 to May 2008, and immediately prior to that served as Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when GlobalSantaFe merged with Transocean. Transocean is an offshore drilling contractor. Mr. Marshall has not held a principal employment since leaving his position with Transocean. Mr. Marshall is a director of Southwestern Energy and Sentinel Energy Services, Inc. and also serves as a director of several private companies and several non-profit organizations. Mr. Marshall brings to our Board experience in executive positions and experience as a director for diverse, energy-related public companies.

Julie J. Robertson	Age 64	Director since 2017
Julie J. Robertson was named Chairman of the Board, President and Chief Executive Officer of the Company in January 2018. Previously, Ms. Robertson served as Executive Vice President of the Company from February 2006 and as Senior Vice President - Administration from July 2001 to February 2006. Ms. Robertson also served continuously as Corporate Secretary of the Company from December 1993 until assuming the Chairman’s role in January 2018. Ms. Robertson has also served as Vice President - Administration of Noble Drilling from 1996 to July 2001 and as Vice President - Administration of Noble Drilling Services Inc., beginning in 1994. From 1989 to 1994, Ms. Robertson served consecutively as Manager of Benefits and Director of Human Resources for Noble Drilling Services Inc. Prior to 1989, Ms. Robertson served consecutively in the positions of Risk and Benefits Manager and Marketing Services Coordinator for a predecessor subsidiary of Noble, beginning in 1979. In December 2018, Ms. Robertson joined the board of directors of EOG Resources, Inc., a public oil and natural gas exploration and production company. Ms. Robertson brings to our Board extensive experience in senior management positions in the offshore drilling sector and knowledge of the Company and the industry by virtue of her position as President and Chief Executive Officer of the Company.

None of the corporations or other organizations in which our non-management directors carried on their respective principal occupations and employments or for which our non-management directors served as directors during the past five years is a parent, subsidiary or other affiliate of the Company.

Director Whose Term Ends in 2020

Mary P. Ricciardello	Age 64	Director since 2003
Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Inc. from January 2001 to August 2002, and immediately prior to that served as its Senior Vice President and Comptroller from September 1999 to January 2001 and as its Vice President and Comptroller from 1996 to September 1999. Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from May 2001 to August 2002. Reliant principally provided electricity and energy services to retail and wholesale customers. Ms. Ricciardello is a licensed certified public accountant, and she has not held a principal employment since leaving her positions with Reliant Energy, Inc. and Reliant

Noble Corporation plc   2020 Proxy Statement        11

Resolutions 1-8

Resources, Inc. in August 2002. In 2014, Ms. Ricciardello earned the NACD Board Leadership Fellow designation, and she currently holds a CERT certificate in Cybersecurity Oversight, which is co-sponsored by NACD and Carnegie Mellon. Ms. Ricciardello is also a director of Devon Energy Corporation, and was a director of EnLink Midstream Partners, LP and its general partner, EnLink Midstream GP, LLC, from October 2014 to July 2018 and a director of Midstates Petroleum Company, Inc. from December 2011 to March 2015. Ms. Ricciardello has also served as a director of several non-profit organizations. Ms. Ricciardello has brought to our Board extensive accounting experience and experience from service on the boards of multiple public companies. Ms. Ricciardello is not standing for re-election to the board, and her term as a director will end at the Meeting.

Board Independence
Our Board has determined that:

(a) each of Ms. Edwards, Mr. Hall, Mr. Jenkins, Mr. Josey, Mr. Marshall and Ms. Ricciardello qualifies, Mr. Corbett, who is nominated for election to our Board for the first time this year, will qualify upon election, as an “independent” director under the NYSE corporate governance rules;

(b) each of Mr. Jenkins, Mr. Josey and Ms. Ricciardello, constituting all the members of the audit committee, qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c) each of Ms. Edwards, Mr. Hall and Mr. Marshall, constituting all the members of the compensation committee, qualifies as

(i) “independent” under Rule 10C-1(b)(1) under the Exchange Act and the applicable rules of the NYSE; and
(ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
Independent non-management directors comprise in full the membership of each committee described below under “—Board Committees, Meetings and Other Governance Matters.”

Ms. Robertson, our current President and Chief Executive Officer, is not, and after her transition to the role of Chairman of the Board in the capacity of an executive of the Company (“Executive Chairman”) effective at the end of the Meeting will not be, independent because of her service as a member of our senior management. Mr. Eifler, who is nominated for election to our Board for the first time this year in conjunction with his appointment as our new President and Chief Executive Officer, effective at the end of the Meeting, will not be independent upon election.

In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company.

The Company’s corporate governance guidelines provide that a director will not be independent if,

•	the director was employed by the Company;
•	an immediate family member of the director was an executive officer of the Company;
•
the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•	the director or an immediate family member of the director is affiliated with or employed by an internal or external auditor of the Company;
•	the immediate family member of the director is currently employed by an internal or external auditor of the Company and personally works on the Company’s audit;
•
the director or an immediate family member of the director was affiliated with or employed by an internal or external auditor of the Company and personally worked on the Company’s audit within that time;

•
the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee at the same time; or

•
the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

12        2020 Proxy Statement   Noble Corporation plc

Resolutions 1-8

•	that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;
•	that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or
•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.
For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of the Company’s website at www.noblecorp.com.

In addition, in order to determine the independence under the NYSE rules of any director who will serve on the compensation committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and
•	whether such director is affiliated with the Company, one of our subsidiaries or an affiliate of one of our subsidiaries.
In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen a lead director to preside at regularly scheduled executive sessions of our Board held without management present. Ms. Edwards currently serves as lead director.

Board Committees, Meetings and Other Governance Matters
The Company has standing audit, compensation, nominating and corporate governance, health, safety, environment and engineering and finance committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any shareholders who request them.

Board Refreshment
We recognize the importance of Board refreshment, and the nominating and corporate governance committee regularly considers Board composition and how directors change over time. The Board has nominated Mr. Corbett for election to the Board for the first time this year. Mr. Corbett’s nomination demonstrates the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our near- and long-term business strategy.

Board Committee Membership
The current members of the committees, number of meetings held by each committee during 2019 and a description of the functions performed by each committee are set forth below.

Director Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Engineering	Finance
Julie H. Edwards		✓	Chair		✓
Gordon T. Hall		✓	✓		Chair
Roger W. Jenkins	✓			✓
Scott D. Josey	✓			Chair
Jon A. Marshall		Chair		✓	✓
Mary P. Ricciardello(1)	Chair		✓
Julie J. Robertson
Number of Meetings in 2019	6	8	4	4	7

(1)  Ms. Ricciardello is not standing for re-election at the Meeting and will cease serving on the audit committee and the nominating and corporate governance committee effective at the end of the Meeting.

Noble Corporation plc   2020 Proxy Statement        13

Resolutions 1-8

Audit Committee
The primary responsibilities of the audit committee are to appoint, compensate, retain and oversee the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve an annual report for inclusion in the Company’s proxy statement for its annual general meeting of shareholders and to assist our Board with oversight of the following: integrity of the Company’s financial statements; compliance by the Company with standards of business ethics and legal and regulatory requirements; qualifications and independence of the Company’s independent auditors (including both our independent registered public accounting firm and our statutory auditors); and performance of the Company’s independent auditors and internal auditors. Our Board has determined that Ms. Ricciardello is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations. The audit committee’s report relating to 2019 begins on page 54 of this proxy statement.

Compensation Committee
The primary responsibilities of the compensation committee are to discharge our Board’s responsibilities relating to compensation of directors and executive officers, to assist our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans and to prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in the Company’s proxy statement for its annual general meeting of shareholders. The compensation discussion and analysis relating to 2019 begins on page 20 of this proxy statement.

Nominating and Corporate Governance Committee
The primary purpose of the nominating and corporate governance committee is to assist, and review and make recommendations to, the Board on matters concerning corporate governance, including reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our Board; monitoring, developing and recommending to our Board a set of principles, policies and practices relating to corporate governance; and overseeing the process by which our Board, our Chief Executive Officer (“CEO”) and executive management are evaluated.

The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; and mature judgment. Directors must be willing to devote sufficient time to discharging their duties and responsibilities effectively, and they should be committed to serving on our Board for an extended period of time. The nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to our Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. Without limiting the generality of the preceding sentence, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

The nominating and corporate governance committee’s process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and executive officers of the Company; a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, shareholders of the Company. The nominating and corporate governance committee’s process for evaluating candidates includes investigation of the person’s specific experiences and skills, time availability in light of commitments, potential conflicts of interest and independence from management and the Company. Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from shareholders of the Company for director nominees for the Meeting.

This year, after considering and interviewing a number of potential candidates, the Board, working in conjunction with the nominating and corporate governance committee, nominated Mr. Corbett for election at the Meeting. Mr. Corbett was recommended by a member of the Board, and a professional search firm assisted the Board with his vetting and recruitment.

14        2020 Proxy Statement   Noble Corporation plc

Resolutions 1-8

Health, Safety, Environment and Engineering Committee
The primary responsibilities of the health, safety, environment and engineering committee are to assist our Board with its oversight of health, safety and environment related matters, and material engineering projects. The committee provides oversight of the Company’s identification, management and mitigation of risk in the areas of health, safety and the environment and the Company’s policies and management systems with respect to these matters. It also assists with the oversight of risk associated with material engineering projects, as well as the management of such projects.

Finance Committee
The primary responsibilities of the finance committee are to assist our Board with its oversight of the Company’s capital strategy, structure and financing matters. The responsibilities of the finance committee include reviewing and, where appropriate, making recommendations to the Board with respect to the Company’s capital structure and capital strategy generally, exposure to financial risk, capital allocation priorities, financing arrangements, dividends and stock or debt repurchases. The finance committee’s responsibilities also include oversight and approval of capital and related transactions, but only within any specific authority granted to the finance committee by the Board from time to time.

Attendance Policy
Under the Company’s policy on director attendance at annual general meetings of shareholders, all directors are expected to attend each annual general meeting in person or telephonically, and any director who should become unable to attend the annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. At the date of this proxy statement, we know of no director who will not attend the Meeting. In 2019, all directors attended the annual general meeting of shareholders held on April 26, 2019.

In 2019, our Board held six meetings. In 2019, each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served).

Corporate Governance Matters
Our Articles of Association provide that our Board will select from among its members one Chairman, and since January 2018, Julie J. Robertson has held both the positions of Chairman and CEO of the Company. For much of our corporate history, our CEO has also served as Chairman. Effective at the end of the Meeting, Mr. Eifler will become President and CEO, and Ms. Robertson will remain on the Board as Executive Chairman. As Executive Chairman, Ms. Robertson’s duties will include those of Chairman plus the following additional duties as an employee, among other things: (i) provide advice and counsel to the CEO; (ii) lead the enhanced environmental, social and governance initiative; (iii) engage in critical customer and service provider relationships; and (iv) at the request and direction of the CEO or the Board, be involved in specified special projects. Ms. Robertson’s continued leadership of the Board will provide a valuable resource to the Board and help facilitate a smooth transition of the CEO role. Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chairman and CEO. Our Board believes it is in the best interests of the Company and our shareholders for our Board to have the flexibility to determine the best director to serve as Chairman. At the current time, our Board believes that the Company and our shareholders are best served by separating the positions of Chairman and CEO. The separation of duties will allow Ms. Robertson and Mr. Eifler to focus on their respective responsibilities as Chairman and CEO.

Our Board believes that the Company and our shareholders are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for us based upon the then current facts and circumstances. Although our Board may determine to combine the positions of Chairman and CEO in the future should circumstances change, for the foreseeable future we believe that separating these positions, together with a lead director and Board committees chaired by independent directors as described below, is currently the right leadership structure for our Board.

In addition to Ms. Robertson, our Board currently has six members, all of whom are independent under the NYSE corporate governance rules as described under “—Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our CEO or any other member of management present in connection with each regularly

Noble Corporation plc   2020 Proxy Statement        15

Resolutions 1-8

scheduled meeting of our Board. In accordance with our corporate governance guidelines, our non-management directors have chosen Ms. Edwards to serve as lead director and to preside at regularly scheduled executive sessions of our Board and at any other Board meeting held without the Chairman present. The lead director is also responsible for approving meeting agendas and meeting schedules for our Board, acting as an available conduit for the communication of information from the non-management directors to our CEO and coordinating with the CEO the development of the CEO’s annual goals and objectives.

In addition, each of our Board’s standing committees (the audit committee, the compensation committee, the nominating and corporate governance committee, the health, safety, environment and engineering committee and the finance committee) is composed of independent directors and has a non-management, independent Board member acting as chair. Mr. Josey is a principal shareholder in an oilfield services company, which in 2017 acquired, in the form of the assets of a bankrupt estate, a business that from time to time sells drilling equipment to the Company. Mr. Jenkins is the President and Chief Executive Officer of a company that has, in the past, employed Noble to provide drilling services. The fees for the drilling services provided by us during the last three fiscal years did not exceed 1% of the revenues of such entity or of us in any of such years. After fully considering these relationships, the Board determined that Mr. Josey’s interest and Mr. Jenkins’ position did not constitute a material interest or relationship in Noble and did not affect Mr. Josey’s or Mr. Jenkins’ independence.

To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our Board leadership structure, our corporate governance guidelines provide for annual assessments by Board members of the effectiveness of our Board and of our Board committees on which such members serve. Our assessments involve a structured assessment review that is led by the lead director, for the Board, and by each committee chairperson, for the applicable committee.  Board and Committee results are discussed at the Board level and, following the assessment, the Board determines the relevant actions to be taken to enhance our governance.

Consistent with our Articles of Association and our corporate governance guidelines, our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our CEO and our executive management. Viewed from this perspective, our Board generally oversees risk management, and the CEO and other members of executive management generally manage the material risks that we face. Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, as described above, our audit committee assists our Board in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Our audit committee also discusses policies with respect to risk assessment and risk management with our management team. Certain risks associated with the performance of our executive management fall within the authority of our nominating and corporate governance committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board, our CEO and our executive management are evaluated. Risks associated with retaining executive management fall principally within the scope of the authority of our compensation committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.

16        2020 Proxy Statement   Noble Corporation plc

Resolutions 1-8

Risk Management
Responsibility for risk oversight that does not specifically fall within the scope of authority of our standing Board committees rests with our entire Board. Our Board also provides overall risk management oversight rather than a single committee. Our Board has the responsibility for confirming the risk tolerance of the Company and monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management has an effective and ongoing program in place for monitoring and assessing, and, to the extent appropriate, mitigating such risks to be within the risk tolerance of the Company. Risks falling within this area include but are not limited to general business and industry risks, operating risks, financial risks and compliance risks that we face. We have not concentrated responsibility for all risk management in a single risk management officer within our executive management, but rather we rely on a management steering committee to administer an enterprise risk management (“ERM”) system that is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company.

Through the ERM system, the steering committee:

•	monitors the universe of risks that we face;
•	assesses processes and participants for identifying risk;
•	determines the Company’s risk tolerance and approves mitigation strategies and responsibilities;
•	attempts to ensure top risk areas are addressed and managed where possible;
•	works with any committee, Board member or their designees to assist in evaluation of risks that may be of concern to the Board or a committee of the Board; and
•	makes regular reports to our Board on management’s assessment of exposure to risk and steps management has taken to monitor and deal with such exposure.
Our Board monitors the ERM system and other risk management information provided to it at least quarterly and provides feedback to management from time to time that may be used to better align risk management practices, strategies and systems with the risk philosophy and risk tolerances of the Company.

Shareholder Communications with Directors
Our Board has approved the following process for shareholders and other security holders of the Company and interested parties to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director or the non-management directors of our Board as a group, the shareholder, other security holder or interested party can:

•	mail: Noble Corporation plc, Attention: Corporate Secretary, 10 Brook Street, London W1S 1BG, England;
•	e-mail: nobleboard@noblecorp.com; or
•	telephone: the NobleLine (anonymous and available 24 hours a day, seven days a week) at 1-877-285-4162 or +1-704-544-2879.
All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls or auditing matters are referred to the audit committee of our Board. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the audit committee as described above, which are addressed to a specific director, committee of our Board or group of directors, are promptly relayed to such persons.

Director Education
We provide our directors with information and materials that are designed to assist them in performing their duties as directors. We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, as well as opportunities to attend director education programs at the Company’s expense. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association; guidelines for assignments regarding standing committees of our Board; the charters for each of our Board committees; a summary of laws and regulations regarding

Noble Corporation plc   2020 Proxy Statement        17

Resolutions 1-8

compliance with insider reporting and trading; corporate directors’ guidebooks published by such organizations as the American Bar Association Section of Business Law, National Association of Corporate Directors and American Society of Corporate Secretaries; a statement of the Company paradigms and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives.

Policies and Procedures Relating to Transactions with Related Persons
Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our code of business conduct and ethics and our administrative policy manual (and, in the case of our Board, our Articles of Association and the provisions of UK company law), the procedures described below for director and officer questionnaires and the other procedures described below.

Our code of business conduct and ethics provides that certain conflicts of interest are prohibited as a matter of Company policy. Under such code of business conduct and ethics, any employee, officer or director who becomes aware of a conflict, potential conflict or an uncertainty as to whether a conflict exists should bring the matter to the attention of a supervisor, manager or other appropriate personnel. Any waiver of the code may only be made by our Board or a committee of our Board. UK company law and our Articles of Association also contain specific provisions relating to the approval and authorisation of conflicts of interests by members of our Board, in addition to our code of business conduct and ethics. A conflict of interest exists when an individual’s personal interest is adverse to or otherwise in conflict with the interests of the Company.

Our code of business conduct and ethics sets forth several examples of how conflicts of interest may arise, including when:

•	an employee, officer or director or a member of his or her family receives improper personal benefits because of such employee’s, officer’s or director’s position in the Company;
•	a loan by the Company to, or a guarantee by the Company of an obligation of, an employee or his or her family member is made;
•	an employee works for or has any direct or indirect business connection with any of our competitors, customers or suppliers; or
•	Company assets and properties are used for personal gain or Company business opportunities are usurped for personal gain.
In addition, our administrative policy manual, which applies to all our employees, defines some additional examples of what the Company considers to be a conflict of interest, including when:

•
subject to certain limited exceptions, an employee or contractor or any member of his or her immediate family has an interest in any business entity that deals with the Company where there is an opportunity for preferential treatment to be given or received;

•
an employee or contractor serves as an officer or director or in any management capacity of another business entity directly or indirectly related to the contract drilling or energy services industries;

•
an employee or contractor or any member of his or her immediate family buys, sells or leases any kind of property, facilities or equipment from or to the Company or any of its subsidiaries or to any business entity or individual who is or is seeking to become a contractor, supplier or customer of the Company; or

•
subject to certain limited exceptions, an employee or contractor or any member of his or her immediate family accepts gifts, payments, extravagant entertainment, services or loans in any form from anyone soliciting business, or who may already have established business relations, with the Company.

Each year, we require all our directors, nominees for director and executive officers to complete and sign a questionnaire in connection with our annual general meeting of shareholders. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report. In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report. There were no related-party transactions in 2019 that were required to be reported pursuant to the applicable disclosure rules of the SEC.

18        2020 Proxy Statement   Noble Corporation plc

Resolutions 1-8
Security Ownership of Certain Beneficial Owners and Management
As of March 18, 2020, we had 250,952,112 shares outstanding, excluding shares held in treasury. The following table sets forth, as of March 18, 2020, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding shares.

Shares Beneficially Owned (1)
Name	Number of Shares		Percent of Class (2)
Directors and Director Nominees
Kevin S. Corbett(3)	—		—
Julie H. Edwards	230,917		—
Robert W. Eifler (4)	81,274		—
Gordon T. Hall	185,553		—
Roger W. Jenkins	41,781		—
Scott D. Josey	145,993		—
Jon A. Marshall	234,087		—
Mary P. Ricciardello(5)	232,901		—
Julie J. Robertson	1,416,877	(6)	—
Named Executive Officers (excluding any Director listed above)
Stephen M. Butz	—		—
William E. Turcotte	206,082	(6)	—
Scott W. Marks(7)	254,049	(6)	—
Adam C. Peakes(8)	211,431		—
All current directors and executive officers as a group (12 persons)	2,790,534		1.1%
BlackRock, Inc.	39,971,039	(9)	15.9%
Contrarius Investment Management Limited	24,190,844	(10)	9.6%
FVP Master Fund, L.P.	22,708,790	(11)	9.0%
The Vanguard Group	22,041,281	(12)	8.8%
Dimensional Fund Advisors LP	14,317,653	(13)	5.7%

(1)
Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed. Unless otherwise indicated, the address of each beneficial owner is 10 Brook Street, London, England W1S 1BG.

(2)	The percent of class shown is less than one percent unless otherwise indicated.
(3)	Mr. Corbett is nominated for election to the Board for the first time this year.
(4)	Mr. Eifler is nominated for election to the Board for the first time this year.
(5)	Ms. Ricciardello is not standing for re-election at the Meeting.
(6)
Includes shares not outstanding but subject to options exercisable at March 18, 2020 or within 60 days thereafter, as follows: Ms. Robertson – 83,002 shares; Mr. Turcotte – 23,457 shares; and Mr. Marks – 23,445 shares.

(7)	Mr. Marks retired from the Company on February 6, 2020; these are the shares that he held at that time.
(8)	Mr. Peakes resigned from the Company on September 9, 2019; these are the shares that he held at that time.
(9)
Based solely on Amendment No. 7 to the Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 38,904,958 shares and sole dispositive power with respect to 39,971,039 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)
Based solely on the Schedule 13G filed with the SEC on February 6, 2020 by Contrarius Investment Management Limited ("Contrarius") and Contrarius Investment Management (Bermuda) Limited ("Contrarius Bermuda"). Such filing indicates that Contrarius and Contrarius Bermuda have shared voting power with respect to 24,190,844 shares and shared dispositive power with respect to 24,190,844 shares. The address for Contrarius is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands, and the address for Contrarius Bermuda is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda.

(11)
Based solely on Amendment No. 3 to the Schedule 13G filed with the SEC on February 14, 2020 by (i) FVP Master Fund, L.P. (“FVP Master Fund”), a private investment vehicle formed for the purpose of investing and trading in a wide variety of securities and financial instruments, (ii) Firefly Value Partners, LP (“Firefly Partners”), which serves as the investment manager of FVP Master Fund, (iii) FVP GP, LLC (“FVP GP”), which serves as the general partner of FVP Master Fund, (iv) Firefly Management Company GP, LLC (“Firefly Management”), which serves as the general partner of Firefly Partners, and (v) Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management. FVP Master Fund directly owns all of the shares reported in such filing. Messrs. Heslop and Warszawski, Firefly Partners, Firefly Management and FVP GP may be deemed to share with FVP Master Fund voting and dispositive power with respect to such shares. The address for FVP Master Fund is c/o dms Corporate Services, Ltd., P.O. Box 1344, dms House, 20 Genesis Close, Grand Cayman, KY1-1108, Cayman Islands. The address for Firefly Partners, FVP GP, Firefly Management and Messrs. Heslop and Warszawski is 601 West 26th Street, Suite 1520, New York, NY 10001.

(12)
Based solely on Amendment No. 8 to the Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group. Such filing indicates that The Vanguard Group has sole voting power with respect to 232,315 shares, shared voting power with respect to 61,458 shares, sole dispositive power with respect to 21,769,750 shares and shared dispositive power with respect to 271,531 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(13)
Based solely on Amendment No. 3 to the Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. Such filing indicates that Dimensional Fund Advisors LP has sole voting power with respect to 13,535,973 shares and sole dispositive power with respect to 14,317,653 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

Noble Corporation plc   2020 Proxy Statement        19

CD&A

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation practices and decisions for our named executive officers (our “NEOs”) for the year ended December 31, 2019.

Executive Summary

BACKGROUND: Challenging Industry Conditions

Beginning in the fourth quarter of 2014, the offshore drilling industry has suffered through a historic, sustained downturn. Our business, and the business of other offshore drillers, has significantly declined, primarily due to two factors:

•  a dramatic fall in our customers’ offshore drilling capital spending as a result of the decline in, and volatility of, the price of oil and a strategic shift in capital spending to onshore oil and gas resources and away from offshore resources; and

•  an extreme over-supply of drilling rigs in the market.

As a result of these challenging market conditions, levels of offshore rig utilization have been adversely impacted and contract awards have generally been subject to an extremely competitive bidding process. Because of this, our contracts have included dayrates that are substantially lower than dayrates for the same class of rigs prior to this period of over supply and low demand for offshore drilling rigs.

In 2020, the industry environment has further deteriorated due to uncertainty stemming from the 2020 Russia- Saudi Arabia oil price war as well as the ongoing COVID-19 pandemic.

Reflecting these market factors, our share price has suffered a precipitous decline of over 98% from August 4, 2014 to March 18, 2020.

Key Industry Statistics

20        2020 Proxy Statement   Noble Corporation plc

CD&A

Executive Summary

DOWNTURN CONSEQUENCES Industry-wide financial distress and executive turnover
The lasting effects of this downturn have taken their toll on the offshore drilling industry, forcing several industry participants into bankruptcy and resulting in industry-wide financial distress. In addition, the Company and several of its industry peers have experienced departures of key executives.

While the unexpected oil market events of March 2020 have led to further uncertainty, the industry saw some positive signs in 2019, as higher average crude oil prices and customer spending offshore led to increased rig utilization. We believe that offshore exploration and production will continue to play a key role in supplying the world’s energy demand, driven by the offshore industry’s unique ability to meet customer needs for meaningful reserve replacement.

OUR STRATEGY Balance downcycle realities with the need to motivate and retain talented executives
In order to enhance our ability to reach sustained recovery, our compensation committee recognizes that it is crucial for us to have compensation policies that allow us to recruit and retain high quality executives capable of managing a complex, global business in a challenging environment, and to be able to motivate them to perform.

The compensation committee incentivizes our executives to focus on matters that can be managed in spite of poor market conditions, such as operational excellence.

OUR PROACTIVE RESPONSE Reshaping and refining compensation practices
Our compensation committee has proactively managed and reshaped our compensation program since the downturn began in 2014, balancing the competing needs of providing competitive compensation designed to recruit and retain executive talent while contributing to cost reductions of the organization.

We measure achievement through performance factors such as contract drilling margin and EBITDA, which emphasize cost-reduction and revenue generation, to maximize the available return on the Company’s assets during the market downturn. These performance factors are key measures in our short and long-term incentive plans.

RESULTS Reduced compensation opportunity and realized compensation
As a result of the compensation committee’s efforts to reshape our compensation practices during the sustained market downturn, the total compensation opportunity provided to our CEO and the other NEOs is substantially lower over the last several years relative to the first five years of the 2010s.

In addition, our performance-based programs have generated outcomes that reflect our declining results and the state of the market. A substantial portion of our NEO compensation represents long-term equity-based incentives for future performance, not actual cash compensation. These long-term incentives are variable and tied to pre-determined Company performance goals and/or the market price of our ordinary shares.

Noble Corporation plc   2020 Proxy Statement        21

CD&A

Executive Summary

ILLUSTRATIVE EXAMPLE: Decreases to CEO Pay

The chart below illustrates how the elements of CEO pay (salary, annual cash bonus and annual equity grants) have changed for 2019, and will change for 2020, compared to 2014 as a result of the compensation committee’s multi-year reductions to our CEO’s target compensation in response to the industry downturn, and how our declining stock performance has reduced the amounts potentially realizable or realized by our CEO from these programs.

Leadership Transition and Further Reductions to CEO Pay:

•     Effective as of the close of the Meeting, (i) Ms. Robertson will step down from her positions of President and Chief Executive Officer of the Company and transition to the newly-created position of Executive Chairman and (ii) Mr. Robert W. Eifler, who currently serves as Senior Vice President – Commercial, will succeed Ms. Robertson as President and Chief Executive Officer.

•     In connection with this leadership transition, and as part of our continued efforts to respond to the challenging market conditions and to shareholder feedback, our successor CEO, Mr. Eifler, will receive a base salary that is 24% lower than that of our current CEO, Ms. Robertson, which, in turn, reduces the level of STIP target pay, and he will receive a target LTIP (as defined below) grant that is 41% lower than that of Ms. Robertson. Mr. Eifler’s target compensation for 2020 is also reflected in the chart below.

What this table shows:

•	Percentages show realizable and realized amounts as a percentage of applicable year target amounts.

•	Target compensation is salary + target award under the Company’s STIP + grant date value of same- year equity grants.

•
Realizable compensation is salary + actual STIP award + December 31, 2019 value of same-year time-vested restricted stock unit (“TVRSU”) grants + December 31, 2019 value of same-year performance-vested restricted stock units (“PVRSUs”) that are expected to vest considering performance-to-date.

•	Realized compensation is salary + actual STIP award + December 31, 2019 value of same-year TVRSU vesting + December 31, 2019 value of same-year PVRSU vesting.

•
The 2014 amounts shown represent target, realizable and realized compensation of our former CEO, Mr. Williams. The 2019 amounts shown represent compensation of our current CEO, Ms. Robertson. The 2020 amount shown represents the target compensation for Mr. Eifler, who will become the CEO at the close of the Meeting.

22        2020 Proxy Statement   Noble Corporation plc

CD&A

Our Compensation Philosophy

WE ALIGN PAY WITH PERFORMANCE

We believe that strong corporate governance includes a compensation program that is designed to pay for performance and that closely aligns our executives’ interests with those of our shareholders.

We emphasize the importance of aligning pay and performance by placing a majority of executive pay at risk and subjecting a substantial portion of our NEOs’ potential compensation to specific annual and long-term performance requirements that we believe are key drivers of the Company’s success.

Below is an illustration of the target compensation mix for our CEO and other NEOs during 2019, based on compensation information beginning on page 32.

CEO Total Target Direct Compensation	Other NEOs Total Target Direct Compensation(1)

(1) Does not include CEO. Does not include one-time cash-based retention awards granted in 2019 to NEOs other than CEO.

We also follow certain simple foundational rules and best practices, and we strictly prohibit certain practices that do not meet our compensation standards.

What We Do		What We Don’t Do
✔	We pay for performance — a meaningful portion of NEO pay is contingent on attaining pre-established performance goals	✘	No guaranteed term of employment for our NEOs
✔	We mandate that at least 50% of all NEO annual equity awards be subject to attaining pre-established performance goals relative to our industry peers	✘	No pledging or hedging of Company stock
✔	We benchmark the components of our compensation program to comparable peers	✘	No recycling of share or option awards under our long-term incentive program
✔	We require significant stock ownership by our directors and executives	✘	No single trigger cash severance benefits upon a change of control
✔	We have a robust clawback provision enabling us to recoup previously paid cash and equity incentive compensation from our executive officers upon the occurrence of certain events	✘	No repricing or buyout of underwater options
✔	We consult with an independent compensation consultant when designing our compensation program and setting target levels of performance	✘	No director or officer stock sales unless share ownership guidelines are met

Noble Corporation plc   2020 Proxy Statement        23

CD&A

Our NEOs

When used in this CD&A, our NEOs consist of the persons listed in the table below.

Name	Title
Julie J. Robertson (1)	Chairman, President and Chief Executive Officer
Stephen M. Butz (2)	Executive Vice President and Chief Financial Officer
William E. Turcotte	Senior Vice President, General Counsel and Corporate Secretary
Scott W. Marks (3)	Former Senior Vice President of Engineering
Robert W. Eifler (1)	Senior Vice President - Commercial
Adam C. Peakes (2)	Former Senior Vice President and Chief Financial O3cer

(1)
Effective as of the close of the Meeting, (i) Ms. Robertson will step down from her positions of President and Chief Executive Officer of the Company and transition to the position of Executive Chairman and (ii) Mr. Robert W. Eifler, who currently serves as Senior Vice President – Commercial of the Company, will succeed Ms. Robertson as President and Chief Executive Officer.

(2)
Mr. Peakes resigned as Senior Vice President and Chief Financial Officer of the Company effective September 9, 2019, and on December 19, 2019, Mr. Butz was appointed as the Company’s Executive Vice President and Chief Financial Officer. On March 11, 2020, Mr. Butz resigned from the Company effective as of the earlier of April 15, 2020 and the date on which a successor Chief Financial Officer begins serving in such capacity.

(3)	Mr. Marks retired as Senior Vice President of Engineering of the Company effective February 6, 2020.

Details regarding the compensation we provided to our NEOs during 2019 may be found in the tables and narrative sections following this CD&A, beginning on page 42 of this proxy statement.

Shareholder Outreach Effort

We are deeply committed to the interests of our shareholders and ensuring that we take those interests into account when making decisions for the Company. Accordingly, we engage in frequent discussions with our shareholders throughout the year regarding a wide variety of topics, to fully understand and consider their input, suggestions and concerns. As part of this commitment, we have initiated and maintained an active dialogue with our largest shareholders regarding our compensation program for several years, including throughout 2019. This dialogue, which is usually conducted by conference calls, has been interactive and very useful and has become an important source of investor feedback to our compensation committee, particularly during the market downturn. Typically, the lead independent director of the Company and members of management directly participate on these calls. As a result, we believe that we have provided these shareholders with a thorough explanation of the challenges that our business has faced during the past several years, enabling them to evaluate our current compensation practices in light of that backdrop. Our typical shareholder outreach process follows a seasonal cycle, as illustrated on the following page.

At our 2019 annual general meeting, our shareholders approved, in an advisory vote, the compensation of our NEOs, with approximately 56% of votes cast being in favor of the proposal. As a result of the relatively low level of shareholder support for our NEO compensation, we intensified our shareholder engagement efforts in 2019. We strongly considered the feedback we received from shareholders during our 2019 outreach conversations, and we took additional steps to be responsive to their input, suggestions and concerns. In the chart below, we summarize the primary input, suggestions and concerns that shareholders provided with respect to executive compensation matters during our outreach calls in 2019, and our response thereto.

In addition to discussions regarding executive compensation matters, our shareholder outreach conversations in 2019 also focused on the topic of Environmental, Social and Governance (“ESG”) and the actions the Company is taking to address this important component of our business. Accordingly, we have undertaken an expanded effort to better communicate and organize the ESG activities that we already have in place, and to build upon that solid foundation. Information about the current status of the Company’s ESG activities and reporting can be found on pages 3-5 of this proxy statement.

Our 2019 shareholder outreach effort targeted our largest 30 shareholders, representing approximately 70% of the Company’s outstanding shares. Ultimately, we spoke to shareholders holding approximately 25% of our outstanding shares as part of these 2019 outreach efforts. We also took into consideration certain proxy advisory services’ reports regarding our compensation program.

In an effort to increase the level of shareholder support for our compensation practices, we are committed to rigorous and continued engagement and dialogue with our shareholders to fully understand and consider their input, suggestions and concerns.

24        2020 Proxy Statement   Noble Corporation plc

CD&A

Shareholder Outreach Seasonal Calendar

Shareholder Issue	Company Response

Absolute Level of CEO Compensation
Some shareholders expressed concerns that the absolute level of our CEO compensation was too high. Although we believe that we have paid appropriate compensation to our CEO, we recognize that some of our shareholders, especially in a highly depressed market, may focus on the absolute level of  target compensation as opposed to realized compensation. As a result of these conversations with our shareholders, we have taken significant steps to reduce overall CEO compensation since 2014, which was the last fiscal year before the downturn in our industry began.

As part of these continued efforts to respond to the challenging market conditions and to shareholder feedback, in connection with our announced  CEO transition that will become effective upon the close of the Meeting, our compensation committee set the 2020 target compensation for our successor CEO, Mr. Eifler, at a level that is 24% lower than the 2019 target compensation for our current CEO, Ms. Robertson. As a result of such actions, our compensation committee believes that the absolute level of CEO and other NEO compensation appropriately balances the need to reflect the depressed state of the market with the critically important need to attract and retain high-quality individuals  to manage our highly complex and challenging global business.

Noble Corporation plc   2020 Proxy Statement        25

CD&A

Shareholder Issue	Company Response

Value of LTIP Grants
Some shareholders commented on the high number of shares comprising our LTIP grants. LTIP awards are based upon competitive market data and a fixed dollar amount, and we recognize that as our stock price has fallen, the number  of shares awarded has risen. However, we note that the inverse is also true, meaning that the number of shares awarded falls as stock value rises, and we have historically taken a consistent approach through both up and down market cycles.

However, in response to shareholder discussions, we have taken steps to reduce the absolute number of shares granted by reducing the value of the LTIP awards. Specifically, we have reduced the value of the 2019 target LTIP grant to our current CEO, Ms. Robertson, by 27% from the 2014 value, and we further reduced the value of the 2020 target LTIP grant to our successor CEO, Mr. Eifler, by 41% compared to the 2019 target LTIP grant to Ms. Robertson. In addition, in 2020, we implemented an overall reduction in aggregate company-wide LTIP grant values of 14% compared to 2019, reflecting our response to shareholder feedback and the continued deterioration of our industry environment.

We have also discussed with shareholders that the value of the LTIP awards actually paid to our NEOs has been, and may continue to be, significantly reduced due to our declining share price and given that the vesting percentages of our PVRSUs have been relatively low. See the table on page 37 of this proxy statement for the amounts and value of PVRSUs that have actually vested over the past few years. As a result of the extreme drop in our stock price in recent years, combined with the failure of executives to receive realized value of their LTIP awards, the awards made in connection with our past compensation practices have resulted in very low retention values, which has contributed to executive turnover.

LTIP Performance Metrics
We use two performance metrics for our long-term performance-vested awards: relative contract drilling margin (Contract Drilling Margin) and relative total shareholder return (TSR). While we have received constructive shareholder feedback regarding the metrics used, there has not been shareholder consensus on what should replace or supplement relative TSR. Our compensation committee has carefully considered different metrics and continues to believe that the existing two metrics are the best measures to incentivize management to manage the Company’s assets during this challenging market environment.

However, in response to shareholder suggestions received during our fall 2019 shareholder outreach calls, the compensation committee implemented a “cut back” concept to the performance-vested long-term awards made in 2020, such that any portion of the TSR performance results that exceed 100% will automatically be cut back by 50% if TSR is negative. This change serves to establish a cap on performance-vested payouts in the event of a continued decline in our share price.

26        2020 Proxy Statement   Noble Corporation plc

CD&A

Shareholder Issue	Company Response

Performance- based compensation as a percentage of total LTIP compensation
In 2019 and in previous years, some shareholders suggested that we increase  the percentage of our long-term incentive awards that are performance-based, such that performance-based awards would constitute more than 50% of our total annual long-term incentive awards. The compensation committee has considered this issue extensively over the years. In 2020, in response to this shareholder feedback, the compensation committee approved long-term incentive awards to our NEOs that were 55% performance-vested and 45% time- vested.

As with all matters relating to executive compensation, the compensation committee will continue to evaluate, and seek the input, suggestions and concerns from our shareholders, regarding the appropriate percentage split between performance-vested and time-vested awards.

Short-Term Incentive Plan Metrics
A number of shareholders in the last few years commented on our STIP and indicated a desire to see metrics that are more strenuous and that reflect market conditions.

In response to this feedback, the compensation committee re-evaluated the non-financial metrics of the 2019 STIP, resulting in a removal of the downtime metric and the adoption of more strenuous goals around safety and environmental performance.

In 2020, the compensation committee further responded to the shareholder feedback by adding a feature to the STIP that caps the payout to executives at 125% of target if TSR is negative for the year. The compensation committee also set a higher EBITDA target for its 2020 STIP compared to 2019, and widened the payout scale range for EBITDA in the 2020 STIP, by setting an EBITDA range, rather than a specific EBITDA amount, as the target, and by requiring EBITDA results equal to 120% of the top of this range to achieve the maximum bonus pool multiple. These changes will result in it being more difficult to earn a bonus that is significantly above target.

Time Horizon of the Long- Term Incentive Program (“LTIP”)
In 2019, we also received a shareholder suggestion that the three-year vesting period for our long-term incentive awards could be lengthened in order to motivate our executives to perform during cyclical market periods. The compensation committee carefully considered this feedback, but ultimately determined that the three-year time horizon currently used is appropriate for the cycles of our industry. The compensation committee will continue to evaluate and reconsider the appropriate time horizon for our long-term incentive program.

Noble Corporation plc   2020 Proxy Statement        27

CD&A

Recent Changes to Our Compensation Program

Against a challenging market background, the compensation committee has taken a number of key actions since 2014, which was the last fiscal year before the downturn in our industry began. The Company has made efforts to respond to shareholder concerns, strengthen the Company’s commitment to pay-for-performance, exercise good corporate governance and respond to current market conditions.

Reduced CEO Total Compensation

Since 2014, the beginning of the sustained industry downturn, we have made changes in our compensation plan that significantly reduced our CEO’s overall compensation. The changes, which are highlighted in this section, reduced total reported 2019 compensation paid to our current CEO, Ms. Robertson, by 36% from 2014 levels.

Reduced Long-term Incentive Reward Values;

Added LTIP Performance Goal

The value of the 2019 LTIP grant to our current CEO, Ms. Robertson, has decreased 27% from 2014 levels, and our successor CEO, Mr. Eifler, will receive a 2020 LTIP grant that is 41% lower than the 2019 LTIP grant to Ms. Robertson. In 2020, we implemented an overall reduction in aggregate company-wide LTIP grant values of 14% compared to 2019, reflecting our response to shareholder feedback and the continued deterioration of our industry environment.

In addition, in 2017, we introduced an additional LTIP performance goal: Contract Drilling Margin. We believe this new LTIP performance goal, combined with the existing relative TSR performance goal, will better align key performance metrics with shareholder interests.

Freezing or Reducing Base Salaries

We held the base salaries of all of our NEOs at 2014 levels through 2018. In addition, the 2019 base salary for our current CEO, Ms. Robertson, reflected a reduction of 16% from 2014 levels, and our successor CEO, Mr. Eifler, will receive a base salary that is 24% lower than that of Ms. Robertson.

Compensation Reductions in Connection with Executive Changes

In connection with certain leadership changes for 2020, the compensation committee reduced total target compensation to our successor CEO, Mr. Eifler, compared to that of our current CEO, Ms. Robertson, established a new compensation arrangement for Ms. Robertson as Executive Chairman, and reduced total target compensation of our successor CFO, Richard Barker, compared to that of our outgoing CFO, Mr. Butz. Those decisions, combined with the retirement of Mr. Marks, resulted in an aggregate reduction in executive compensation of approximately $896,000, or 10%.

Adopted Clawback Policy

In 2017, we adopted a clawback policy that allows the Company to recoup previously paid cash and equity-based incentive compensation upon the occurrence of certain events. See page 39 of this proxy statement for a more detailed description of the clawback policy.

28        2020 Proxy Statement   Noble Corporation plc

CD&A

Reduced Director Compensation and Equity Award;

Added Vesting Period for Director Equity Awards

Between 2015 and 2018, the value of the equity grant awarded to our directors was reduced by 20%. In 2019, the directors set their equity award at a number of shares equal to those awarded in 2018, which, because of the fall in our share price, reduced the value of the 2019 director equity award by an additional 28% from 2018 levels. Moreover, over the past five years, we have taken steps to reduce overall director compensation by adopting a number of changes, including reducing meeting fees paid to our directors and annual retainers paid to our lead director and committee chairpersons. Our compensation committee has also adopted a policy providing that all equity awards to directors will be subject to a one-year vesting period. See page 53 of this proxy statement for more information on director compensation.

Details of Our Compensation Program

Compensation Philosophy

Our executive compensation program reflects the Company’s philosophy that executive compensation should be structured to closely align each executive’s interests with the interests of our shareholders, emphasizing equity-based incentives and performance-based pay. The primary objectives of the Company’s compensation program are to:

•	Motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term shareholder value;

•	Provide a strong pay-for-performance link between the compensation provided to executives and Company and individual performance relative to pre-determined targets and industry peers;

•	Reward performance in achieving targets without subjecting the Company to excessive or unnecessary risk; and

•	Establish and maintain a cost-effective, yet competitive, executive compensation program that enables the Company to attract, motivate, reward and retain experienced and highly capable executives who will contribute to the long-term success of the Company.

Consistent with this philosophy, we seek to provide a total compensation package for the NEOs that is competitive in respect of our Peer Group (as defined below) for a given year. A substantial portion of total compensation is subject to Company and individual performance and relative TSR and is subject to forfeiture. In designing these compensation packages, the compensation committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points.

The compensation program for our NEOs is designed to link pay with performance and consists of the following components:

•    Base pay. This fixed cash component of compensation provides executives with salary levels set to be competitive with our Benchmark Peer Group (as described below).

•    Annual incentive compensation. This performance-based component of compensation is funded based on financial, safety and environmental performance relative to internal targets or industry performance, and is paid as an annual cash bonus. The program encourages and rewards achievement of these goals as well as achievement of Company, team and individual objectives.

•    Performance-based long-term incentive awards. This component of compensation is based on the Company’s cumulative TSR and also, for awards made on or after 2017, Contract Drilling Margin, in each case, relative to our Driller Peer Group (as described below) over a three-year period. For 2019, these awards consisted of PVRSUs.

•    Time-based long-term incentive awards. This component of compensation, which vests over a three-year period, facilitates retention, aligns executives’ interests with the interests of our shareholders by increasing NEOs’ ownership of Company stock, and ties executives’ compensation opportunities to the success of the Company. For 2019, these awards consisted of TVRSUs.

•    Benefits. The retirement and health benefits that are available to our NEOs are described beginning on page 38 of this proxy statement.

Noble Corporation plc   2020 Proxy Statement        29

CD&A

Board Process and Independent Review of Compensation Program

The compensation committee of our Board is responsible for determining the compensation of our directors and executive officers and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The compensation committee provides oversight on behalf of our Board in reviewing and administering the compensation programs, benefits, incentive and equity-based compensation plans. The compensation committee operates independently of management and receives compensation advice and data from outside independent advisors.

The compensation committee charter authorizes the committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and evaluation of the compensation of directors and executive officers, and other matters relating to compensation, benefits, incentive and equity-based compensation plans and corporate performance. The compensation committee is further authorized to approve the fees and other engagement terms of any independent advisor that it retains.

For 2019, the compensation committee engaged Meridian Compensation Partners, LLC, an independent consulting firm (“Meridian”), to serve as the committee’s compensation consultant. Meridian did not provide any additional services to the Company or any of our affiliates during 2019. The compensation committee has reviewed the independence of Meridian as required by the NYSE rules relating to the engagement of its advisors. The compensation committee, after taking into consideration all relevant factors, including the required six-factor test, determined Meridian to be independent, consistent with NYSE requirements.

The compensation consultant reports to, and acts at the direction of, the compensation committee. The compensation consultant is independent of management, provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation and provides information regarding compensation trends in the general marketplace, best practices, compensation practices of the Peer Groups described below, and regulatory and compliance developments. The compensation consultant regularly participates in the meetings of the compensation committee as well as meets regularly with the committee in executive sessions without management present.

In determining compensation for our CEO, the compensation committee evaluates and assesses the CEO’s performance related to leadership, financial and operating results, board relations, achievement of team and individual objectives and other considerations. The compensation consultant provides market information and perspectives on market-based adjustments, which are included in the committee’s decision-making process. The compensation committee may incorporate these considerations, as well as compensation market information, into its adjustment decisions.

In determining compensation for executive officers other than our CEO, our CEO consults with the compensation consultant to review compensation market information and prior compensation decisions and to recommend compensation adjustments to the compensation committee. Our CEO may attend compensation committee meetings at the request of the committee, except when the compensation of our CEO is being discussed. The compensation committee reviews and approves all compensation for our NEOs and directors.

Frequency of Shareholder Advisory Votes

At the 2017 annual general meeting, our shareholders voted, in an advisory vote, to hold an advisory vote on the compensation of our NEOs every year. After considering the results of the shareholder advisory vote and other factors, our Board determined that the Company would hold an annual advisory vote on the compensation of our NEOs until (a) the next required vote on the frequency of shareholder votes on the compensation of our NEOs or (b) the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our shareholders. Under SEC rules, the Company must hold a vote on the frequency of shareholder votes on the compensation of our NEOs every six years.

30        2020 Proxy Statement   Noble Corporation plc

CD&A

Peer Groups and Benchmarking

We compete for talent with employers across many different sectors around the world, but our primary competitive market consists of offshore drilling companies and oilfield services companies. In making compensation decisions for our NEOs, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Data from peer groups plays an important role in the process used by the compensation committee to determine the design, components and award levels in our executive pay program. The compensation committee conducts a review of the compensation program on an annual basis to ensure that our compensation program works as designed and intended and in light of current market conditions. The following peer groups have been used or are currently being used by the Company for the purposes indicated below:

Benchmark Peer Group
Used as benchmark for comparing each component of compensation program in 2019:
Diamond Offshore Drilling, Inc.	Helix Energy Solutions Group, Inc.	Helmerich & Payne, Inc.
McDermott International, Inc.	Oceaneering International, Inc.	Precision Drilling Corporation
Oil States International, Inc.	Patterson-UTI Energy, Inc.	Superior Energy Services, Inc.
Tidewater Inc.	Transocean Ltd.	Valaris plc**

Driller Peer Group
Used as benchmark for 2017, 2018 and 2019 PVRSU awards:
Atwood Oceanics, Inc.*	Diamond Offshore Drilling, Inc.	Rowan Companies plc*
Seadrill Limited*	Transocean Ltd.	Valaris plc**

*Atwood Oceanics, Inc. and Seadrill Limited were removed from the Driller Peer Group in 2018 as a result of acquisition or bankruptcy; Rowan Companies plc was removed from the Driller Peer Group in 2019 as a result of acquisition; and Seadrill Limited was added back to the Driller Peer Group for 2019 after emerging from bankruptcy.

** Ensco plc, a member of our Benchmark Peer Group and Driller Peer Group, merged with Rowan Companies plc in 2019 and changed its name to Valaris plc.

Benchmark Peer Group

The compensation committee benchmarks compensation of the NEOs to the compensation of individuals in like positions in the companies included in the Benchmark Peer Group. The compensation committee does not benchmark executive compensation to specific levels or percentiles of the Benchmark Peer Group, but instead endeavors to be competitive within the Benchmark Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions. The compensation committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives. We have reassessed the composition of the Benchmark Peer Group in recent years to ensure that companies with a smaller market cap are included in order to make the Benchmark Peer Group a better match to the Company’s profile and size.

Driller Peer Group

We use the Driller Peer Group to measure our performance for the vesting of performance-based long-term equity incentives. The compensation committee believes that the Driller Peer Group, which consists of the Company’s direct competitors in the offshore drilling industry, is an appropriate benchmark against which to measure the Company’s actual performance in the complex and cyclical offshore drilling industry. The compensation committee also considers that the Driller Peer Group closely matches the reality of our industry, which the public markets recognize as a distinct subgroup within the broader oilfield services industry. The compensation committee has elected to use the broader Benchmark Peer Group, which consists of the type of companies we compete against to attract and retain executive talent, to benchmark each component of our compensation program because the market for executive talent is broader than just the offshore drilling industry and includes such closely related industries as oilfield services.

Over the past few years, the number of peers in the Driller Peer Group has declined due to events such as bankruptcy and acquisitions. The compensation committee has considered, in part due to shareholder feedback, whether other entities should be added to the Driller Peer Group in lieu of the bankrupt or acquired entities, but determined, based on advice of its independent consultant and considering comparable company and market conditions, that there were no other direct competitors in the offshore drilling industry that were appropriate to add to the Driller Peer Group. The compensation committee has addressed the reduction of peers in the Driller Peer Group, in part, by adopting an “interpolation” scale to measure the relative results on long-term incentive awards. References to the “Peer Group” in this proxy statement mean the Benchmark Peer Group and the Driller Peer Group, as the context requires. The compensation committee intends to continue to review and assess the composition of the Driller Peer Group going forward.

Noble Corporation plc   2020 Proxy Statement        31

How Compensation Components are Determined

Base Salary

Base salary levels of the NEOs were determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the NEO’s experience, leadership, prior contribution to the Company’s success, the Company’s overall annual budget for merit increases and the NEO’s individual performance in the prior year. The compensation committee conducts an annual review of the base salaries of NEOs taking these factors into account. As a result of shareholder feedback and continued challenging market conditions, we have made reductions to our CEO’s base salary since 2014. Our CEO’s 2019 base salary reflects a reduction of 16% from 2014 levels. Our compensation committee also elected to freeze the salaries of our NEOs other than the CEO at 2014 levels through 2018. After multiple years of these salary reductions and salary freezes, the Committee approved the following salary increases for our NEOs effective February 1, 2019:

●	Ms. Robertson received a 4.1% increase (from $850,000 to $885,000)
●	Mr. Peakes received a 6.7% increase (from $450,000 to $480,000)
●	Mr. Turcotte received a 2.2% increase (from $460,000 to $470,000)
●	Mr. Marks received a 1.2% increase (from $425,000 to $430,000)
●	Mr. Eifler received a 7.7% increase (from $325,000 to $350,000) and a subsequent 8.6% increase on August 1, 2019 in connection with his promotion to Senior Vice President- Commercial (to $380,000)

Short-Term Incentive Plan (STIP)

The STIP gives participants, including NEOs, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. STIP award sizes are developed based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the NEO’s experience, leadership, prior contribution to the Company’s success, the Company’s overall annual budget for merit increases and the NEO’s individual performance in the prior year.

The success of the Company is tied to the achievement of key performance goals that include annual Company and business unit financial and operating objectives, as well as individual and team performance. The STIP is designed to reward executives for meeting these goals. Company performance determines STIP funding levels — Accordingly, if performance thresholds are not met, STIP awards are not funded.

How the STIP Works

Step 1: Determine STIP Company Funding Factor through Company Achievement of Three Factors:

●    EBITDA performance relative to a pre-determined target;

●    Total Recordable Incident Rate (“TRIR”) relative to International Association of Drilling Contractors (“IADC”) offshore industry average; and

●    Focus on spill prevention (Loss of Primary Containment) (“LOPC”) relative to a pre-determined target.

Step 2: Multiply STIP Company Funding Factor by Target Award (fixed% of Salary) to Determine Target Performance Bonus

Step 3: Determine Individual Performance Factor, which will Determine Individual Adjustment to Performance Bonus, if any

2019 Example
The 2019 STIP achievement level was 150% of target funding. This funding resulted in a calculated Company Funding Factor equal to 1.50.

2019 STIP Company Funding Factor x Individual Target sets the size of the award. Assuming a Salary of $350,000 and an Individual Target of 70o/o. $350,000 Salary x 70% Individual Target x 1.50 Funding Factor= $367,500 Target Performance Bonus

For 2019,our CEO’s individual performance resulted in a Performance Bonus equal to the maximum amount available under the STIP. There were no individual adjustments for our other NEOs.

32       2020 Proxy Statement   Noble Corporation plc

STIP – Company Performance Component

The Company performance component funding of the STIP is formulaic and is calculated based on the three factors previously noted. Performance achievement directly determines STIP funding.

The Company performance component is based on aspects of our business that management can control. Thus, in establishing this performance component the compensation committee proceeds under the framework that, while management cannot increase the price of oil or increase our customers’ capital spend on offshore drilling projects, management can proactively impact the productivity and efficiency of the Company’s assets and their operation in a safe and environmentally sound manner.

Accordingly, the STIP performance goals target financial efficiency and safety and environmental performance, all of which are key drivers of the Company’s business.

●	Financial performance is measured by the Company’s ability to achieve a certain level of EBITDA, which, in turn, requires the Company to focus on the goals of cost-reduction and revenue generation in order to maximize the available return on the Company’s assets during a severe industry slowdown.

●	Safety and environmental achievement are measured by minimizing total recordable incidents and preventing spills.

Based on these pre-determined factors, the 2019 STIP achievement level was 150% of target funding. This funding resulted in a Company funding factor for NEOs (and other employees) equal to 1.50 times their target performance bonuses.

For any individual, including our NEOs, the Company funding factor is multiplied by the applicable individual target award to calculate the preliminary performance bonus. Individual target awards are equal to a fixed percentage of base salary. The 2019 target awards for our NEOs are shown in the table to the right:

Name	2019 Target
Julie J. Robertson	110%
Stephen M. Butz	75%
William E. Turcotte	70%
Scott W. Marks	70%
Robert W. Eifler	70%
Adam C. Peakes	75%

The components of the performance bonus, weighting factors and threshold, target and maximum levels for corporate personnel, including NEOs, for the 2019 plan year are set forth in the table below:

Component of		Weighting of		Threshold/Target/Maximum or Ranking with
Performance Bonus	How Determined	Component	2019 Target		Associated Bonus Pool Multiple
Financial	EBITDA relative to	0.70	EBITDA of $257			Bonus Pool Multiple
	actual Company		million	Threshold:	80% of Target	0.50
	budget			Target:	100% of Target	1.00
				Maximum:	120% of Target	2.00
Safety	TRIR relative to IADC industry average	0.20	2nd quartile			Bonus Pool Multiple
			performance	Threshold:	3rd quartile performance	0.50

				Target:	2nd quartile performance	1.00

				Maximum:	1st quartile performance and	2.00
					year-over-year performance
					improvement
Environmental	LOPC events relative	0.10	2.51-3.00			Bonus Pool Multiple
Stewardship	to a pre-determined		calculated by	Threshold:	3.01 -3.50	0.50
	target		multiplying the	Target:
			number of LOPC		2.51-3.00	1.00
			events by 200,000,
			then dividing	Maximum:
			by cumulative		<2.50 events
			manhours for the			2.00
			year

Noble Corporation plc   2020 Proxy Statement        33

The 2019 results and the calculation of the performance component for corporate personnel, including NEOs for the 2019 plan year, are set forth in the table below:

Components of			Component Payout
Performance		Bonus Pool	(Weighting X Bonus
Bonus	Actual 2019 Results	Multiple	Pool Multiple)	Significance of 2019 Results
Financial	Consolidated EBITDA $329 million (excluding EBITDA contribution related to the Bully II termination payment)	2.00	1.40	Excluding the EBITDA contribution of $160 million related to the Bully II termination payment, consolidated EBITDA for 2019 was $329 million, exceeding the 2019 budgeted EBITDA of $257 million by more than 28% during the current historic industry downturn due to operating efficiency and cost reduction efforts undertaken by the Company. See below discussion of actors that went into setting 2019 budgeted EBITDA.
Safety	TRIR of 0.54 for the period beginning October 1, 2018 and ending September 30, 2019	0.50	0.10	During 2019, the Company delivered high level process safety performance but saw a significant rise in personal injuries, resulting in 2019 TRIR of 0.56. The Company’s fourth quarter of 2019 performance improved and the TRIR was reduced by 59% from the previous quarter.
Environmental Stewardship	LOPC of 7.29	0.00	0.00	Measurement includes all LOPC events of any nature that result in either a spill contained on a rig or that is lost to sea. Despite the result, Company’s spill volume to sea was the best recorded performance in Company’s history.

Goal Achievement	1.50
Amount Funded	1.50

Since 2014, the formulaic funding factor for STIP has ranged from 1.40 to 1.83 and the amount actually funded by the Company into the STIP pool has ranged from 1.00 to 1.56.

More on our STIP Metrics

EBITDA Metric

Our target EBITDA ($257 million for 2019) is set each year based on our annual budgeted EBITDA, as approved by our full Board at the beginning of each year. As a result of the severe, multi-year downturn in our industry, our target 2019 EBITDA was lower than our actual 2018 EBITDA ($342 million), and this year-over-year reduction has occurred in each year since 2015. The most important indicators of the strength of our business are rig count, utilization and average dayrate. During the downturn, these measures have decreased substantially across the industry, and resulted in a significant reduction in the scale of Company operations during the past few years that continued through 2019:

●	The average number of the Company’s operating drilling rigs decreased from 25 rigs during 2015 to 19 rigs during 2019;

●	The utilization of the Company’s rigs (a standard measure of how many days each rig works during a period) declined from 84% in 2015 to 78% in 2019;and

●	The average dayrate for the Company’s rigs (a standard measure of the amount that each rig earns under contract during a period) declined from $358,423 in 2015 to $183,706 in 2019.

These and other factors reduced the earning capacity of the Company in 2019 as compared to prior years and, as a result, reduced our budgeted EBITDA, upon which the 2019 STIP target is based. Notwithstanding the historic downturn, the Company still was able to exceed its budgeted EBITDA by focusing on cost containment measures and maximizing revenue. We note the fall in our industry’s EBITDA numbers over the past several years and our relative solid performance, on page 20 of the proxy statement.

Safety Measure and Environmental Compliance Program Metric

Safety and environmental compliance are crucially important to the success of the Company. Our customers demand that we excel in both categories and excellence in these areas has become a marketing and regulatory imperative. In addition, our compensation committee believes that safety and environmental stewardship are key proxies for operational excellence and discipline.

34       2020 Proxy Statement   Noble Corporation plc

The compensation committee uses TRIR, a well-recognized measure of safety in the drilling industry, to assess the Company’s safety performance. TRIR measures the overall number of recordable incidents. In order to minimize TRIR, the Company must minimize all rig incidents. The compensation committee chose the target and maximum metrics for TRIR based on a review of Company performance and industry data, and believes the use of TRIR relative to industry performance is a rigorous measure of the Company’s safety performance, requiring the Company to maintain a very low rate of recordable incidents. During 2019, the Company delivered high level process safety performance but saw a significant rise in personal injuries, specifically in the months of July and August, resulting in 2019 TRIR of 0.56. For comparison to IADC for the 12-month time period through the end of the third quarter of 2019, the Company was in the third quartile. The Company’s fourth quarter of 2019 performance improved and the TRIR was reduced by 59% from the previous quarter.

In addition to safety, one of the Company’s core values is environmental stewardship, and the Company is committed to protecting the environment. Each year, the compensation committee reviews the Company’s defined environmental objectives in support of outstanding environmental performance and continuous improvement, and for 2019 chose LOPC to focus on prevention of spills from fluid transfer events, both those contained on a rig and losses to sea. During 2019, our spill volume to sea was the lowest recorded performance in the Company’s history.

STIP – Individual Goals Component

Individual target performance bonuses may be adjusted upward or downward to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the compensation committee. Under this authority, the compensation committee adjusted Ms. Robertson’s individual achievement factor under the 2019 STIP in recognition of her extraordinary efforts managing the Company during the challenging industry downturn, including the integral role she played in maintaining and strengthening a key customer relationship. 2019 STIP awards are listed in the table below:

	2018		STIP		Award		Individual
Name(1)	Salary	X	Tarqet	X	Factor	X	Achievement	2019 STIP
Julie J. Robertson	$885,000	X	110%	X	1.50	X	1.33	$1,947,000
William E. Turcotte	$470,000	X	70%	X	1.50	X	1.00	$493,500
Robert W. Eifler	$380.000	X	70%	X	1.50	X	1.00	$399,000

(1) Mr. Butz joined the Company in December 2019 and did not receive a STIP award for 2019. Mr. Marks retired from the Company prior to the STIP payment date and did not receive a STIP award for 2019. Mr. Peakes resigned from the Company prior to the STIP payment date and did not receive a STIP award for 2019.

If, on a cumulative basis, the sum of STIP awards is greater than the formulaic STIP funding pool, STIP awards are reduced to remain within the constraints of the funding pool.

Long-Term Incentives

We believe it is important to reward executive officers and key employees who demonstrate superior performance in their current position, as well as the likelihood of high-level performance in the future, with long-term incentive compensation. Such long-term incentive compensation is consistent with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders.

The value of long-term incentive compensation awards is determined annually based on the analysis of competitive data. In particular, this value is developed considering our objectives for this component of total compensation relative to the pay of the companies in the Benchmark Peer Group and is set to be competitive with the Benchmark Peer Group. Our CEO recommends for consideration and approval by the compensation committee the total value of awards for all positions other than his or her own. The compensation committee determines the total award value for our CEO and, based in part on the CEO’s recommendations, for the other NEOs. In response to the prolonged market downturn since 2014 and shareholder feedback, the compensation committee has reduced the value of equity awards to our NEOs to reflect our pay-for-performance philosophy. For instance, the value of the 2019 LTIP award to our current CEO, Ms. Robertson, was reduced by 27% from the 2014 level, and we further reduced the value of the 2020 target LTIP grant to our successor CEO, Mr. Eifler, by 41% compared to the 2019 target LTIP grant to Ms. Robertson.

Noble Corporation plc   2020 Proxy Statement        35

CD&A

Performance-Vested Restricted Stock Units

Through 2019, PVRSUs constituted 50% of the annual award value and vest based on the achievement of specified corporate performance criteria over a three-year performance cycle. Commencing in 2020, in response to shareholder feedback, the Company increased the percentage of NEO long-term incentive awards that are performance-vested to 55% of the annual award. The number of PVRSUs that vest is determined after the end of the applicable performance period. Any PVRSUs that do not vest are forfeited. Upon vesting, PVRSUs convert into unrestricted shares. In setting the target number of PVRSUs, the compensation committee takes into consideration market data, the award's impact on total compensation, the performance of the executive during the last completed year and the potential for further contributions by the executive in the future.

The compensation committee approved the target award levels set forth in the tables below because it believes that if the Company performs at or above the median relative to the companies in the applicable Peer Group, compensation levels should be commensurate with this performance. If the Company performs below this level, our compensation levels should be lower than the 50th percentile. The maximum number of PVRSUs that can be awarded is 200% of the target award level.

Since 2017, PVRSU vesting has been based on two performance measures, relative TSR and relative Contract Drilling Margin. Both performance measures are calculated on the same scale relative to the companies in the Driller Peer Group. Each performance measure is equally weighted (or 50/50) in the overall vesting calculation.

To determine the number of PVRSUs that will vest, the percentile ranking of relative TSR and relative Contract Drilling Margin for our shares is computed relative to the companies in the Driller Peer Group at the end of the performance cycle. Then, the Driller Peer Group percentile ranking is cross-referenced according to the tables below to determine the percentage of PVRSUs that will vest. Vesting occurs at the average of the measured ranking for the two performance measures. In each case, the Company must exceed a threshold performance level in order for any of the PVRSUs to vest.

As a result of shareholder feedback, the compensation committee added the relative Contract Drilling Margin performance measure in 2017, in part, to place more emphasis on the goals of revenue generation and cost reduction in order to maximize the available return on the Company's assets during the downturn.

36       2020 Proxy Statement   Noble Corporation plc

CD&A

PVRSU Performance Payout Scale

The performance payout scale in the first table below was applicable for the 2017-2019 performance cycle. The performance payout scale in the second table below is applicable for the 2018-2020 and 2019-2021 performance cycles. As described further above, both the relative TSR performance measure and the relative Contract Drilling Margin performance measure are calculated using these scales relative to the companies in the Driller Peer Group.

Noble Ranking Among Driller Peer Group*	Performance Percentage
1st of 7 (Maximum Level)	200%
2nd of 7	166.66%
3rd of 7	133.34%
4th of 7	100%
5th of 7	66.66%
6th of 7	33.34%
7th of 7	0%

Noble Ranking Among Driller Peer Group	Performance Percentage
1st of 5	200%
2nd and 3rd of 5	Payout is interpolated between 50% and 200% based on Noble’s performance ranking relative to the companies in the 1st and 4th position
4th of 5	50%
5th of 5	0%

*Two of the entities in our Driller Peer Group were removed due to acquisition. As a result, the measurement is currently relative to four rather than six peers.

PVRSU Earned Percentages

Our NEOs have forfeited, or are on track to forfeit, a portion of the PVRSUs awarded to them based on actual or expected performance during the applicable performance period. In addition, because of the decline in our share price, our NEOs have also experienced substantial decline in the value of awards, both vested and unvested. As a result, our PVRSUs have a low retention value, which has contributed to executive turnover.

The following table shows, for PVRSUs that have recently vested and those that are in-progress, the amount vested or on track to be vested (as a percentage of maximum) and the market value of such vested (or to be vested) award (as a percentage of target shares).

Historical / In-Progress Performance Cycles	Past / Future Vesting Date	Performance Measure	Percent of Shares Vested (1)	Percent of Target Value Realized (2)
2016-2018	February 2019	TSR Relative to Driller Peer Group	30%	3%
2017-2019	March 2020	TSR Relative to Driller Peer Group & Relative Contract Drilling Margin	75%	6%
2018-2020	February 2021	TSR Relative to Driller Peer Group & Relative Contract Drilling Margin	62.5%	8%
2019-2021	February 2022	TSR Relative to Driller Peer Group & Relative Contract Drilling Margin	67.5%	12%

(1)	Represents percentage of the maximum awards that vested for the applicable historical performance cycles, and represents percentage of the maximum awards expected to vest based on performance to date for the applicable in-progress performance cycles.
(2)	Represents the market value of shares on the vesting date as a percentage of the original target value on the date of award for historical performance cycles, and for in-progress performance cycles represents the 3/18/20 market value of shares expected to vest based on performance to date as a percentage of the original target value on the date of award.

Time-Vested Restricted Stock Units

Through 2019, TVRSUs constituted 50% of the annual award value and vest one-third per year over three years commencing one year from the award date. Commencing in 2020, in response to shareholder feedback, the Company decreased the percentage of NEO long-term incentive awards that are time-vested to 45% of the annual award. Upon vesting, these units convert automatically into unrestricted shares. Our compensation committee believes that TVRSUs remain an important element of compensation as they promote retention, reward individual and team achievement and align executives with the interests of shareholders. Moreover, while TVRSUs are not earned based on performance criteria, the compensation committee believes that, because the ultimate value of the awards is linked directly to the performance of our stock over time, TVRSUs also act to support management performance.

Retention Bonuses

The Committee recognizes that it is critical to retain key leaders who are instrumental to achieving our business and strategic objectives. The depressed offshore drilling market has resulted in a stock price decline that has greatly reduced the value of management’s outstanding equity and attendant retention value, which has led to high turnover in senior level positions at the Company. To address these concerns, in February 2019, the Company awarded one-time cash-based retention awards to certain NEOs, other than Ms. Robertson. The retention award values were $900,000, $920,000, $850,000 and $650,000 for Mr. Peakes, Mr. Turcotte, Mr. Marks and Mr. Eifler, respectively. 50% of the cash amount under such awards is paid to the respective individual on December 31, 2020, with the remaining 50% being paid on December

Noble Corporation plc   2020 Proxy Statement        37

CD&A

31,2021,subject to the individual being employed by the Company on those dates. Mr. Peakes and Mr. Marks forfeited their awards when they left the Company on September 9, 2019 and February 6, 2020, respectively. Ms. Robertson did not participate in these retention awards.

Retirement Benefits

We offer retirement programs that are intended to supplement the personal savings and social security for covered officers and other employees. The programs include the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan, the Noble Drilling Services Inc. 401(k) Savings Restoration Plan, the Noble Drilling Services Inc. Salaried Employees' Retirement Plan, and the Noble Drilling Services Inc. Retirement Restoration Plan. The Company believes that the retirement programs described below assist the Company in maintaining a competitive position in attracting and retaining officers and other employees. A description of these plans, including eligibility and limits, is set forth in the following table.

Plan	Description & Eligibility	Benefits & Vesting
401(k) and Profit Sharing Plan	Qualified defined contribution plan that enables qualified employees, including NEOs, to save for retirement through a tax-advantaged combination of employee and Company contributions.	Matched at the rate of $0.70 to $1.00 per $1.00 (up to 6% of base pay) depending on years of service. Fully vested after three years of service or upon retirement, death or disability. Company made annual discretionary contribution of 2.0% of base pay for 2019. Fully vested after three years of service or upon retirement, death or disability.
401(k) Savings Restoration Plan	Unfunded, nonqualified employee benefit plan under which specified employees may defer compensation in excess of 401(k) plan limits.	Vesting and, to the extent an employee is prohibited from participating in the 401(k) Savings Plan, matching provisions mirror 401(k) Savings Plan.
Salaried Employees’ Retirement Plan*	Qualified defined benefit pension plan available to participants originally hired on or before July 31, 2004.	Benefits are determined by years of service and average monthly compensation near retirement.
Retirement Restoration Plan*	Unfunded, nonqualified defined benefit pension plan available to participants originally hired on or before July 31, 2004.	Eligible compensation in excess of Internal Revenue Service (“IRS”) annual compensation limit for a given year is considered in the Retirement Restoration Plan.

*Plan amended effective December 31, 2016 to cease future benefit accruals.

For additional information regarding these plans, please see the description following the tables captioned “Nonqualified Deferred Compensation” and “Potential Benefits upon Retirement or Termination.”

Other Benefits and Perquisites

The Company provides healthcare, life and disability insurance, and other employee benefit programs to its employees, including NEOs, which the Company believes assists in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefits plans are provided on a non-discriminatory basis to all employees.

The Company provides only minimal perquisites and other personal benefits to NEOs. The Company and the compensation committee believe these are reasonable and consistent with its overall compensation program. Attributed costs of perquisites for NEOs for the year ended December 31, 2019 are included in the All Other Compensation column of the Summary Compensation Table.

Share Ownership Policy and Holding Requirements

Our share ownership policy includes minimum share ownership thresholds for all of our directors and officers, including NEOs. The Company’s share ownership guidelines for our executives and directors requires them to hold shares with an aggregate value in excess of a certain multiple of their base salary or annual retainer, as set forth below, before they can sell any shares.

Position	Minimum Ownership Thresholds	Holding Requirements
Chief Executive Officer	5.0 times Base Salary	NO SALES UNTIL OWNERSHIP GUIDELINES ARE FULLY MET
Executive Vice President	3.0 times Base Salary
Senior Vice President	2.0 times Base Salary
Vice President	1.0 times Base Salary
Independent Director	6.0 times Annual Retainer

38       2020 Proxy Statement   Noble Corporation plc

CD&A

A director or officer is not allowed to sell shares until the holding requirements are met. Once a director or officer meets the applicable share ownership requirements, the share ownership policy requirements are deemed satisfied even if there is a subsequent drop in the share price that would result in a shareholding value that is below the threshold. However, a director or officer who has been “deemed” to meet the applicable ownership requirement may not sell or dispose of any shares for cash thereafter until the applicable ownership requirement is actually met.

All of our directors and NEOs are in compliance with our share ownership policy.

Securities Trading Policy and Timing of Equity-Based Awards

The Company’s policy on trading in Company stock prohibits directors, officers, employees and agents from hedging or engaging in short sale transactions or buying or selling puts or calls involving Company securities, and prohibits purchases of Company securities on margin. The Company’s policy on trading in Company stock also prohibits directors, officers, employees and agents from purchasing or selling Company securities while in possession of any material information about the Company or its operations that has not been publicly disclosed. As such, and in addition to our pre-clearance procedures, directors, officers and certain designated employees and consultants are prohibited from buying or selling Company securities during our quarterly blackout periods (which begins on the first day of the month following the end of each fiscal quarter and extends until one full trading day has elapsed after the day on which the Company’s quarterly or annual earnings for the applicable period are released) and during certain situation-specific blackout periods in which developments known to the Company have not yet been disclosed to the public. However, the Company does permit directors, officers or employees to enter into Rule 10b5-1 sales or purchase plans in accordance with our pre-clearance procedures if they so desire.

The Company’s practice has been to award restricted shares or restricted stock units to new executives contemporaneously with their hire date and annually to current executives at regularly-scheduled meetings of the compensation committee following the public release of the immediately preceding quarter’s financial results and any other material nonpublic information.

Clawback Provisions

The Company’s clawback policy provides that at any time there is a material and negative restatement of the Company’s reported financial results, the cash and equity incentive compensation awarded or paid to any executive officer during the previous three years would be subject to recoupment, if the Board determines that the executive officer’s intentional misconduct or gross negligence materially contributed to such restatement. Base salary is not subject to clawback under this policy.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 generally requires U.S.-listed public company chief executive officers and chief financial officers to disgorge bonuses, other incentive-based or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

The Company will continue to monitor applicable rule-making actions of the SEC in order to meet any future clawback requirements.

Change of Control Arrangements

NEOs serving at December 31, 2019 are parties to change of control employment agreements which we have offered to certain senior executives since 1998. These agreements become effective only upon a change of control (within the meaning set forth in the agreement). If a defined change of control occurs and the employment of the NEO is terminated either by us (for reasons other than death, disability or cause) or by the officer (for good reason or, for Mr. Turcotte’s arrangement only, upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control), which requirements can be referred to as a “double trigger,” the executive officer will receive payments and benefits set forth in the agreement. The terms of the agreements are summarized in this proxy statement under the caption “Potential Payments on Termination or Change of Control—Change of Control Employment Agreements.” We believe a “double trigger” requirement, rather than a “single trigger” requirement (which would be satisfied simply if a change of control occurs), increases shareholder value because it prevents an immediate unintended windfall to the NEOs in the event of a friendly (non-hostile) change of control.

In October 2011, the Board revised the form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the prior agreements described below, except

Noble Corporation plc   2020 Proxy Statement        39

CD&A

the new form only provides benefits in the event of certain terminations by us following a change of control for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment (as defined below). In February 2012, the Board further revised the form of change of control agreement and the Noble Corporation 1991 Stock Option and Restricted Stock Plan, as amended (the “1991 Plan”), to change the definition of change in control such that the percentage of our shares that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Mr. Peakes and Mr. Marks were parties to, and Mr. Butz and Mr. Eifler are parties to, the most recent form of change of control employment agreement (although such change of control agreement essentially is no longer in effect for Mr. Butz as a result of his entry into a separation agreement in connection with his recent resignation). None of the other named executive officers are parties to this most recent form of agreement. Our forms of equity award agreements for executive officers include a definition of change of control that is consistent with the definition of change of control in our incentive plans.

Impact of Accounting and Tax Treatments of Compensation

As a result of tax reform that became effective on January 1, 2018, future grants of performance awards will no longer be eligible to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, it may be possible for performance awards that were outstanding as of November 2, 2017 (“Legacy Awards”) to continue to qualify as “qualified performance-based compensation” for such purposes, so long as the awards are not modified in any material respect after such date (and assuming that the awards otherwise satisfy any additional transition relief guidance issued by the IRS). Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain top executives of a company to $1 million per covered employee in a taxable year (except to the extent such compensation qualifies as (among other things) "qualified performance-based compensation" as of November 2, 2017 and thereafter for purposes of Section 162(m) of the Code). The compensation committee will continue to consider the deductibility of compensation with respect to Legacy Awards and to administer Legacy Awards in a way that is intended to preserve their deductibility in accordance with the transition relief as issued by the IRS.

Conclusion

We believe our compensation program's components and levels are appropriate for our industry and provide a direct Iink to enhancing shareholder value and advancing the core principles of our compensation philosophy and objectives to ensure the long-term success of our Company. We will continue to monitor current trends and issues in our industry, as well as the effectiveness of our program with respect to our NEOs, to properly consider and modify our program where and when appropriate.

This compensation committee report shaII not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein or in the Annual Report on Form 10-K for the year ended December 31, 2019, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2019, our compensation committee was comprised of Jon A. Marshall, Chair, Julie H. Edwards and Gordon T. Hall. All of the directors who served as members of the compensation committee during 2019 were independent non-executive directors. None of the members of the compensation committee during 2019 has served as an officer or employee of the Company, and none of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our Board.

40       2020 Proxy Statement   Noble Corporation plc

CD&A

Compensation Committee Report

To the Shareholders of Noble Corporation plc:

The compensation committee of the Board's primary task is to assist the Board in reviewing and administering executive officer and employee compensation, benefits and incentive and equity-based compensation plans. The compensation committee also assists in the preparation and review of the Compensation Discussion and Analysis which sets out the compensation philosophy and describes how compensation decisions support and implement our philosophy. The compensation committee consists entirely of independent directors and operates independently of management in consultation with its compensation consultant.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Jon A. Marshall, Chair
Julie H. Edwards
Gordon T. Hall

March 24, 2020

Noble Corporation plc   2020 Proxy Statement        41

Compensation Info.

2019 Compensation Information

The following table sets forth the compensation of our named executive officers during 2019 pursuant to the applicable rules of the SEC.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)		All Other Compensation(4)		Total
Julie J. Robertson: Current Chairman, President and Chief Executive Officer; Former Executive Vice President and Corporate Secretary(12)
	2019	$882,083	—	$4,771,239	—	$1,947,000	$1,092,894		$255,428	(6)	$8,948,644
	2018	$842,917	—	$5,522,870	—	$1,439,900	$0	(5)	$89,268	(6)	$7,894,955
	2017	$595,000	—	$2,596,618	—	$750,000	$392,439		$107,357	(6)	$4,441,414
Stephen M. Butz: Executive Vice President and Chief Financial Officer(13)
	2019	$18,774		—	—	—	—		965	(7)	$19,739
William E. Turcotte: Senior Vice President, General Counsel and Corporate Secretary
	2019	$469,167	—	$1,044,653	—	$493,500	—		$33,354	(8)	$2,040,674
	2018	$460,000	—	$1,460,408	—	$460,460	—		$22,958	(8)	$2,403,826
	2017	$460,000	—	$1,467,656	—	$466,440	—		$21,495	(8)	$2,415,591
Scott W. Marks: Former Senior Vice President, Engineering(14)
	2019	$429,583	—	$723,222	—	—	$577,192		$33,980	(9)	$1,763,977
	2018	$425,000	—	$786,370	—	$425,425	$0	(4)	$26,705	(9)	$1,663,500
Robert W. Eifler: Senior Vice President- Commercial(15)
	2019	$360,417	—	$683,038	—	$399,000	—		$40,062	(10)	$1,482,517
	2018	$325,000	—	$898,713	—	$300,300	—		$26,379	(10)	$1,550,392
Adam C. Peakes: Former Senior Vice President and Chief Financial Officer (13)
	2019	$337,500	—	$1,366,083	—	—	—		$1,019,924	(11)	$2,723,507
	2018	$450,000	—	$1,909,759	—	$485,100	—		$19,056	(11)	$2,863,915
	2017	$425,048	—	$3,406,330	—	$491,400	—		$11,403	(11)	$4,334,181

(1)	The cash performance bonuses awarded under the STIP are disclosed in the Non-Equity Incentive Plan Compensation column.
(2)	Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. With respect to PVRSUs, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. A description of the assumptions made in our valuation of restricted stock units and stock option awards is set forth in Note 8 to our audited consolidated financial statements in the 2019 Form 10-K. The maximum value of the PVRSUs, calculated as the maximum number of shares that may be issued multiplied by the market price of the shares on the grant date, is as follows: Ms. Robertson – $4,431,448; Mr. Turcotte – $970,256; Mr. Marks - $671,717; Mr. Eifler - $634,395; and Mr. Peakes – $1,268,796. Mr. Butz was not granted any PVRSUs in 2019.
(3)	The amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan and the Noble Drilling Services Inc. Retirement Restoration Plan for the year. There are no deferred compensation earnings reported in this column, as the Company’s nonqualified deferred compensation plans do not provide above-market or preferential earnings on deferred compensation.
(4)	On January 1, 2019, the Noble Drilling Services Inc. 401(k) Savings Plan and the Noble Drilling Services Inc. Profit Sharing Plan were merged into the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan. Amounts disclosed for 2017 and 2018 are the sum of the contributions to former plans.
(5)	Pension and nonqualified deferred compensation accounts incurred losses during 2018 as follows: Ms. Robertson – ($406,551); and Mr. Marks – ($237,350).
(6)	The amount in the All Other Compensation column includes Company contributions to the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan ($22,300 for 2019, $21,900 for 2018, and $16,200 for 2017), foreign tax payments in connection with time spent on business in the United Kingdom ($194,898 for 2019) and a former expatriate assignment ($52,469 for 2018 and $71,722 for 2017), accrued dividend equivalents on PVRSUs awarded on the applicable performance measures over the 2016-2018 performance cycle ($20,086 for 2019), and premiums paid by the Company for life, AD&D, and business travel and accident insurance and for tax preparation services.
(7)	The amount in the All Other Compensation column includes Company contributions to the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan, and premiums paid by the Company for life, AD&D, and business travel and accident insurance.
(8)	The amount in the All Other Compensation column includes Company contributions to the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan ($17,200 for 2019, $16,900 for 2018, and $17,725 for 2017), accrued dividend equivalents on PVRSUs awarded on the applicable performance measures over the 2016-2018 performance cycle ($11,353 for 2019), and premiums paid by the Company for life, AD&D, and business travel and accident insurance.
(9)	The amount in the All Other Compensation column includes Company contributions to the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan and the Noble Drilling Services Inc. Retirement Restoration Plan ($22,300 for 2019, and $21,900 for 2018), and premiums paid by the Company for life, AD&D, and business travel and accident insurance.
(10)	The amount in the All Other Compensation column includes Company contributions to the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan ($15,618 for 2019 and $16,950 for 2018), foreign tax payments in connection with a former expatriate assignment ($17,109 for 2019, and $5,070 for 2018), and premiums paid by the Company for life, AD&D, and business travel and accident insurance and for tax preparation services.
(11)	The amount in the All Other Compensation column includes Company contributions to the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan ($16,095 for 2019, $16,950 for 2018 and $11,340 for 2017), a separation payment of $1,000,000, and premiums paid by the Company for life, AD&D, and business travel and accident insurance.
(12)	Ms. Robertson served as Executive Vice President and Corporate Secretary of the Company until her appointment as Chairman, President and Chief Executive Officer of the Company as of January 11, 2018. Effective at the end of the Meeting, Ms. Robertson will transition to the role of Executive Chairman.
(13)	Mr. Peakes resigned as Senior Vice President and Chief Financial Officer of the Company effective September 9, 2019, and on December 19, 2019, Mr. Butz was appointed as Executive Vice President and Chief Financial Officer of the Company. On March 11, 2020, Mr. Butz resigned as Executive Vice President and Chief Financial Officer of the Company effective as of the earlier of April 15, 2020 and the date on which a successor Chief Financial Officer begins serving in such capacity.
(14)	Mr. Marks retired as Senior Vice President of Engineering of the Company effective February 6, 2020.
(15)	Effective at the end of the Meeting, Mr. Eifler will become President and Chief Executive Officer of the Company.

42       2020 Proxy Statement   Noble Corporation plc

Compensation Info.

The following table sets forth certain information about grants of plan-based awards during the year ended December 31, 2019 to each of the named executive officers.

Grants of Plan–Based Awards
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Julie J. Robertson	21-Feb-19	$973,500	353,950	707,899	1,415,798	707,899	—	—	$4,771,239
William E. Turcotte	21-Feb-19	$329,000	77,497	154,993	309,986	154,993	—	—	$1,044,653
Scott W. Marks	21-Feb-19	$301,000	53,652	107,303	214,606	107,303	—	—	$723,222
Robert W. Eifler	21-Feb-19	$266,000	50,671	101,341	202,682	101,341	—	—	$683,038
Adam C. Peakes(5)	21-Feb-19	$360,000	101,342	202,683	405,366	202,683	—	—	$1,366,083

(1)	Represents the dollar value of the target amount of Performance Bonuses awarded under the STIP. The Performance Bonus awarded to the named executive officers under the STIP is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Represents PVRSUs awarded during the year ended December 31, 2019 under the Noble Incentive Plan. PVRSUs are awarded at the target level and vest, if at all, over a three-year performance cycle. Any PVRSUs that do not vest in such performance cycle are forfeited. If the Company’s performance achievement is above the target level, additional shares will be granted up to the maximum amount.
(3)	Represents TVRSUs awarded during the year ended December 31, 2019 under the Noble Incentive Plan. TVRSUs vest over three years, with one-third vesting per year on each anniversary of the grant date.
(4)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.
(5)	Mr. Peakes resigned from the Company effective September 9, 2019. Upon his resignation, his TVRSUs and PVRSUs were cancelled.

For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis — How Compensation Components are Determined.”

Noble Corporation plc   2020 Proxy Statement        43

Compensation Info.

The following table sets forth certain information about outstanding equity awards at December 31, 2019 held by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards (1)				Stock Awards
Name (5)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Julie J. Robertson	41,210	—	$30.59	3-Feb-22	1,098,621	(7)	$1,340,318	1,299,170	(11)	$1,584,987
	41,792	—	$31.33	4-Feb-21
	24,934	—	$32.78	6-Feb-20
William E. Turcotte	11,646 (6)	—	$30.59	3-Feb-22	209,646	(8)	$255,768	293,714	(12)	$358,331
	11,811 (6)	—	$31.33	4-Feb-21
	7,333 (6)	—	$32.78	6-Feb-20
Scott W. Marks	12,542	—	$30.59	3-Feb-22	178,517	(9)	$217,791	245,835	(13)	$299,919
	10,903	—	$31.33	4-Feb-21
	5,133	—	$32.78	6-Feb-20
Robert W. Eifler	—	—	—	—	190,514	(10)	$232,427	187,178	(14)	$228,357

(1)	For each named executive officer, represents nonqualified stock options awarded under the 1991 Plan.
(2)	Except as otherwise noted, the numbers in this column represent TVRSUs awarded under the Noble Incentive Plan.
(3)	The market value was computed by multiplying the closing market price of the shares at December 31, 2019 ($1.22 per share) by the number of units that have not vested.
(4)	The numbers in this column represent PVRSUs and are calculated based on the assumption that the applicable target performance goal is achieved.
(5)	Mr. Peakes resigned from the Company effective September 9, 2019. Upon his resignation, his TVRSUs and PVRSUs were cancelled. Mr. Butz was appointed as Executive Vice President and Chief Financial Officer of the Company on December 19, 2019 and TVRSUs and PVRSUs were not awarded during 2019. As such, no amounts for Mr. Peakes or Mr. Butz are included in the Outstanding Equity Awards at Fiscal Year-End table.
(6)	Pursuant to a domestic relations order entered into on September 1, 2019, 11,646, 11,811 and 7,334 of the 23,292, 23,622, and 14,667 unexercised options awarded to Mr. Turcotte on February 3, 2012, February 4, 2011 and February 6, 2010, respectively, were transferred to his ex-wife. Mr. Turcotte no longer reports as beneficially owned any securities transferred to his ex-wife.
(7)	Of these units, 61,050 vested on January 11, 2020, 214,593 vested on February 2, 2020, 54,029 vested on February 3, 2020, 235,966 vested on February 21, 2020, 61,050 will vest on January 11, 2021, 235,966 will vest on February 21, 2021 and 235,967 will vest on February 21, 2022.
(8)	Pursuant to a domestic relations order entered into on September 1, 2019, 68,875 of the 278,521 units awarded to Mr. Turcotte were transferred to his ex-wife. Mr. Turcotte no longer reports as beneficially owned any securities transferred to his ex-wife. Of the units remaining, 28,129 vested on February 2, 2020, 17,407 vested on February 3, 2020, 37,973 vested on February 21, 2020, 34,174 will vest on February 2, 2021, 44,948 will vest on February 21, 2021 and 47,015 will vest on February 21, 2022.
(9)	Of these units, 25,036 vested on February 2, 2020, 21,142 vested on February 3, 2020, and 132,339 were forfeited due to Mr. Marks’ retirement on February 6, 2020.
(10)	Of these units, 28,612 vested on February 2, 2020, 4,206 vested on February 3, 2020, 33,780 vested on February 21, 2020, 27,742 will vest on July 17, 2020, 28,613 will vest on February 2, 2021, 33,780 will vest on February 21, 2021 and 33,781 will vest on February 21, 2022.
(11)	Includes 707,899, 429,185 and 162,086 PVRSUs that will vest based on the applicable performance measures over the 2019-2021, 2018-2020 and 2017-2019 performance cycles, respectively.
(12)	Pursuant to a domestic relations order entered into on September 1, 2019, 92,378 of the 386,092 units awarded to Mr. Turcotte were transferred to his ex-wife. Mr. Turcotte no longer reports as beneficially owned any securities transferred to his ex-wife. Of the units remaining 141,044, 101,824 and 50,846 PVRSUs will vest based on the applicable performance measures over the 2019-2021, 2018-2020 and 2017-2019 performance cycles, respectively.
(13)	Includes 107,303, 75,107 and 63,425 PVRSUs that will vest based on the applicable performance measures over the 2019-2021, 2018-2020 and 2017-2019 performance cycles, respectively. Of these, 68,555 and 22,950 for the 2019-2021 and 2018-2020 performance cycles, respectively, were forfeited due to Mr. Marks’ retirement on February 6, 2020.
(14)	Includes 101,341 and 85,837 PVRSUs that will vest based on the applicable performance measures over the 2019-2021 and 2018-2020 performance cycles, respectively.

44        2020 Proxy Statement   Noble Corporation plc

Compensation Info.

Option Exercises and Stock Vested

The following table sets forth certain information about the amounts received upon the exercise of options or the vesting of restricted stock units during the year ended December 31, 2019 for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Julie J. Robertson	—	—	338,020	$1,638,644
William E. Turcotte	—	—	123,648	$556,516
Scott W. Marks	—	—	79,749	$361,027
Robert W. Eifler	—	—	46,965	$175,186
Adam C. Peakes (3)	—	—	128,371	$568,562

(1)	Represents restricted stock unit awards under the Noble Incentive Plan for each named executive officer.
(2)	The value is based on the average of the high and low stock price on the vesting date multiplied by the aggregate number of shares that vested on such date.
(3)	Mr. Peakes resigned from the Company effective September 9, 2019.

The following table sets forth certain information about retirement payments and benefits under Noble’s defined benefit plans for each of the named executive officers that are participants in the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan and the Noble Drilling Services Inc. Retirement Restoration Plan.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
Julie J. Robertson	Salaried Employees’ Retirement Plan	28	$1,421,952	—
	Retirement Restoration Plan	28	$5,786,679	—
Scott W. Marks	Salaried Employees’ Retirement Plan	25.915	$1,013,694	—
	Retirement Restoration Plan	25.915	$2,224,831

(1)	Computed as of December 31, 2019, which is the same pension plan measurement date used for financial statement reporting purposes for our audited consolidated financial statements and notes thereto included in the 2019 Form 10-K.
(2)	For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of 65, as defined in the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 13 to our audited consolidated financial statements in the 2019 Form 10-K.

Noble Retirement Plans

Under the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan, the normal retirement date is the date that the participant attains the age of 65. The plan covers salaried employees but excludes certain categories of salaried employees including any employees hired after July 31, 2004. A participant’s date of hire is the date such participant first performs an hour of service for the Company or its subsidiaries, regardless of any subsequent periods of employment or periods of separation from employment with the Company or its subsidiaries.

A participant who is employed by the Company or any of its affiliated companies on or after his or her normal retirement date (the date that the participant attains the age of 65) is eligible for a normal retirement pension upon the earlier of his or her required beginning date or the date of termination of his or her employment for any reason other than death or transfer to the employment of another of the Company’s affiliated companies. Required beginning date is defined in the plan generally to mean the April 1 of the calendar year following the later of the calendar year in which a participant attains the age of 70 1/2 years or the calendar year in which the participant commences a period of severance, which (with certain exceptions) commences with the date a participant ceases to be employed by the Company or any of its affiliated companies for reasons of retirement, death, being discharged or voluntarily ceasing employment, or with the first anniversary of the date of his or her absence for any other reason.

The normal retirement pension accrued under the plan is in the form of an annuity which provides for a payment of a level monthly retirement income to the participant for life, and in the event the participant dies prior to receiving 120 monthly payments, the same monthly amount will continue to be paid to the participant’s designated beneficiary until the total number of monthly payments equals 120. In lieu of the normal form of payment, the participant may elect to receive one of the other optional forms of payment provided in the plan, each such option being the actuarial equivalent of the normal form. These optional forms of payment include a single lump-sum (if the present value of the participant’s vested accrued benefit under the plan does not exceed $10,000), a single life annuity and several forms of joint and survivor elections.

Noble Corporation plc   2020 Proxy Statement        45

Compensation Info.
The benefit under the plan is equal to:

•
one percent of the participant’s average monthly compensation multiplied times the number of years of benefit service (maximum 30 years), plus six-tenths of one percent of the participant’s average monthly compensation in excess of one-twelfth of his or her average amount of earnings which may be considered wages under section 3121(a) of the Code, in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which a participant attains (or will attain) social security  retirement age, multiplied by the number of years of benefit service (maximum 30 years).

The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive calendar months that give the highest average monthly rate of compensation for the participant. In the plan, compensation is defined (with certain exceptions) to mean the total taxable income of a participant during a given calendar month, including basic compensation, bonuses, commissions and overtime pay, but excluding extraordinary payments and special payments (such as moving expenses, benefits provided under any employee benefit program and stock options and SARs). Compensation includes salary reduction contributions by the participant under any plan maintained by the Company or any of its affiliated companies. Compensation may not exceed the annual compensation limit as specified by the IRS for the given plan year. Any compensation in excess of this limit is taken into account in computing the benefits payable under the Noble Drilling Services Inc. Retirement Restoration Plan. The Company has not granted extra years of credited service under the restoration plan to any of the named executive officers.

Early retirement can be elected at the time after which the participant has attained the age of 55 and has completed at least five years of service (or for a participant on or before January 1, 1986, when he or she has completed 20 years of covered employment). A participant will be eligible to commence early retirement benefits upon the termination of his or her employment with the Company or its subsidiaries prior to the date that the participant attains the age of 65 for any reason other than death or transfer to employment with another of the Company’s subsidiaries. The formula used in determining an early retirement benefit reduces the accrued monthly retirement income by multiplying the amount of the accrued monthly retirement income by a percentage applicable to the participant’s age as of the date such income commences being paid.

If a participant’s employment terminates for any reason other than retirement, death or transfer to the employment of another of the Company’s subsidiaries and the participant has completed at least five years of service, the participant is eligible for a deferred vested pension. The deferred vested pension for the participant is the monthly retirement income commencing on the first day of the month coinciding with or next following his or her normal retirement date. If the participant has attained the age of 55 and has completed at least five years of service or if the actuarial present value of the participant’s accrued benefit is more than $5,000 but less than $10,000, the participant may elect to receive a monthly retirement income that is computed in the same manner as the monthly retirement income for a participant eligible for an early retirement pension. If the participant dies before benefits are payable under the plan, the surviving spouse or, if the participant is not survived by a spouse, the beneficiary designated by the participant, is eligible to receive a monthly retirement income for life, commencing on the first day of the month next following the date of the participant’s death. The monthly income payable to the surviving spouse or the designated beneficiary shall be the monthly income for life that is the actuarial equivalent of the participant’s accrued benefit under the plan.

The Noble Drilling Services Inc. Retirement Restoration Plan is an unfunded, nonqualified plan that provides the benefits under the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan’s benefit formula that cannot be provided by the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan under the Code. A participant’s benefit under the Noble Drilling Services Inc. Retirement Restoration Plan that was accrued and vested on December 31, 2004 will be paid to such participant (or, in the event of his or her death, to his or her designated beneficiary) at the time benefits commence being paid to or with respect to such participant under the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan, and will be paid in a single lump sum payment, in installments over a period of up to five years or in a form of payment provided for under the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan (such form of distribution to be determined by the committee appointed to administer the plan). A participant’s benefit under the Noble Drilling Services Inc. Retirement Restoration Plan that accrued or became vested after December 31, 2004 will be paid to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment following such participant’s separation from service with the Company and its subsidiaries. Ms. Robertson and Mr. Marks participate in the Noble Drilling Services Inc. Retirement Restoration Plan.

During the fourth quarter of 2016, Noble approved amendments, effective as of December 31, 2016, to the defined benefit plans. With these amendments, employees and alternate payees will accrue no future benefits under the plans after December 31, 2016. However, these amendments will not affect any benefits earned through that date. Benefits for the affected plans are primarily based on years of service and employees’ compensation near December 31, 2016.

46        2020 Proxy Statement   Noble Corporation plc

Compensation Info.

The following table sets forth for the named executive officers certain information as of December 31, 2019 and for the year then ended about the Noble Drilling Services Inc. 401(k) Savings Restoration Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Julie J. Robertson	—	—	$513,327	—	$2,985,486
Adam C. Peakes(5)	$38,419	—	$19,491	—	$129,973
William E. Turcotte(4)	—	—	—	—	—
Scott W. Marks	$50,128	$966	$211,176	—	$1,293,318
Robert W. Eifler	$78,457	—	$13,337	—	$107,276

(1)	The Executive Contributions reported in this column are also included in the Salary column of the Summary Compensation Table.
(2)	The Company Contributions reported in this column are also included in the All Other Compensation column of the Summary Compensation Table.
(3)
The following amounts of the aggregate  balance  at  last  fiscal year end reported in this column were previously reported as compensation to the NEO in the Company’s Summary Compensation Table for previous years: Ms. Robertson - $859,131; Mr. Peakes - $83,171; Mr. Marks - $17,875; and Mr. Eifler - $17,875.

(4)	Not a participant in the Noble Drilling Services Inc. 401(k) Savings Restoration Plan during 2019.
(5)	Mr. Peakes resigned from the Company effective September 9, 2019.

The Noble Drilling Services Inc. 401(k) Savings Restoration Plan (which applies to compensation deferred by a participant that was vested prior to January 1, 2005) and the Noble Drilling Services Inc. 2009 401(k) Savings Restoration Plan (which applies to employer matching contributions and to compensation that was either deferred by a participant or became vested on or after January 1, 2005) are nonqualified, unfunded employee benefit plans under which certain specified employees of the Company and its subsidiaries may elect to defer compensation in excess of amounts deferrable under the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan and, subject to certain limitations specified in the plan, receive employer matching contributions in cash. The employer matching amount is determined in the same manner as are employer matching contributions under the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan.

Compensation considered for deferral under these nonqualified plans consists of cash compensation payable by an employer, defined in the plan to mean certain subsidiaries of the Company, to a participant in the plan for personal services rendered to such employer prior to reduction for any pre-tax contributions made by such employer and prior to reduction for any compensation reduction amounts elected by the participant for benefits, but excluding allowances, commissions, deferred compensation payments and any other extraordinary compensation. For each plan year, participants are able to defer up to 19 percent of their basic compensation for the plan year, all or any portion of any bonus otherwise payable by an employer for the plan year, and for plan years commencing prior to January 1, 2009, the applicable 401(k) amount. The applicable 401(k) amount is defined to mean, for a participant for a plan year, an amount equal to the participant’s basic compensation for such plan year, multiplied by the contribution percentage that is in effect for such participant under the Noble Drilling Services Inc. 401(k) and Profit Sharing Plan for the plan year, reduced by the lesser of (i) the applicable dollar amount set forth in Section 402(g)(1)(B) of the Code for such year or (ii) the dollar amount of any Noble Drilling Services Inc. 401(k) and Profit Sharing Plan contribution limitation for such year imposed by the compensation committee.

A participant’s benefit under these nonqualified plans normally will be distributed to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment or in approximately equal annual installments over a period of five years following such participant’s separation from service with the Company and its subsidiaries. Mr. Peakes and Mr. Marks were participants prior to leaving Noble, and Ms. Robertson and Mr. Eifler are participants, in the Noble Drilling Services Inc. 401(k) Savings Restoration Plan and in the Noble Drilling Services Inc. 2009 401(k) Savings Restoration Plan.

Potential Payments on Termination or Change of Control
Change of Control Employment Agreements

The Company has guaranteed the performance of a change of control employment agreement entered into by a subsidiary of the Company with each executive officer as of November 20, 2013 (when the original agreements were restated). These change of control employment agreements become effective upon a change of control of the Company (as described below) or a termination of employment in connection with or in anticipation of such a change of control, and remain effective for three years thereafter.

Noble Corporation plc   2020 Proxy Statement        47

Compensation Info.

The agreement provides that if the officer’s employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or “cause” (as defined in the agreement) or (2) by the officer for “good reason” (which term includes a material diminution of responsibilities or compensation and which allows us a cure period following notice of the good reason) or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control, the officer will receive or be entitled to the following benefits:

•
a lump sum amount equal to the sum of (i) the prorated portion of the officer’s highest bonus paid in the last three years before the change of control (the “Highest Bonus”), (ii) an amount equal to 18 times the highest monthly COBRA premium (within the meaning of Section 4980B of the Code) during the 12-month period preceding the termination of the officer’s employment and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (collectively, the “Accrued Obligations”);

•
a lump sum amount equal to one, two, or three times the sum of the officer’s annual base salary (as defined in the agreement, based on the highest monthly salary paid in the 12 months prior to the change of control) and the officer’s Highest Bonus (the “Severance Amount”);

•
welfare benefits for an 18-month period to the officer and the officer’s family at least equal to those that would have been provided had the officer’s employment been continued. If, however, the officer becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the welfare benefits provided by the Company and its affiliates would be secondary to those provided by the new employer (“Welfare Benefit Continuation”);

•
a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified and nonqualified defined benefit retirement plans of the Company and its affiliated companies in which the officer would have been eligible to participate had the officer’s employment continued for three years after termination over (ii) the actuarial equivalent of the officer’s actual benefit under such plans (the “Supplemental Retirement Amount”); in certain circumstances, an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 of the Code (the so-called Parachute Payment excise tax), if any, had been imposed (the “Excise Tax Payment”), although the Excise Tax Payment has been eliminated for all future executive officers; provided, however, that the total payment due to the officer will be reduced such that no portion of the payment would be subject to excise tax if the making of the Excise Tax Payment would not result in a better after-tax position to the officer of at least $50,000 as compared to the making of such reduction;

•	outplacement services for six months (not to exceed $50,000); and

•	the 100 percent vesting of all benefits under the Noble Incentive Plan and any other similar plan to the extent such vesting is permitted under the Code.

A “change of control” is defined in the agreement to mean:

•
the acquisition by any individual, entity or group of 15 percent or more of the Company’s outstanding shares, but excluding any acquisition directly from the Company or by the Company, or any acquisition by any corporation under a reorganization, merger, amalgamation or consolidation if the conditions described below in the third bullet point of this definition are satisfied;

•	individuals who constitute the incumbent board of directors (as defined in the agreement) of the Company cease for any reason to constitute a majority of the board of directors;

•
consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a reorganization, merger, amalgamation or consolidation (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of the company resulting from such  transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such transaction, (ii) no person, other than the Company or any person beneficially owning immediately  prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of  the board of directors of the company resulting from such transaction were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such transaction;

•
consummation of a sale or other disposition of all or substantially all of the assets of the Company, other  than to a company, for which following such sale or other disposition, (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in

48        2020 Proxy Statement   Noble Corporation plc

Compensation Info.

the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such sale or other disposition of assets, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such company were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such sale or other disposition of assets; or

•	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, a “change of control” will not occur as a result of a transaction if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) either (A) the shareholdings for such holding company immediately following such transaction are the same as the shareholdings immediately prior to such transaction or (B) the shares of the Company’s voting securities outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction.

Under the agreement, “cause” means (i) the willful and continued failure by the officer to substantially perform his duties or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially detrimental to the Company or its affiliates.

Payments to “specified employees” under Section 409A of the Code may be delayed until six months after the termination of the officer’s employment.

The agreement contains a confidentiality provision obligating the officer to hold in strict confidence and not to disclose or reveal, directly or indirectly, to any person, or use for the officer’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information belonging to or concerning the Company or any of its affiliated companies, with certain exceptions set forth expressly in the provision. Any term or condition of the agreement may be waived at any time by the party entitled to have the benefit thereof (whether the subsidiary of the Company party to the agreement or the officer) if evidenced by a writing signed by such party.

The agreement provides that payments thereunder do not reduce any amounts otherwise payable to the officer, or in any way diminish the officer’s rights as an employee, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its affiliated companies providing benefits to the officer.

Assuming a change of control had taken place on December 31, 2019 and the employment of the named executive officer was terminated either (1) by us for reasons other than death, disability or cause or (2) by the officer for good reason, the following table sets forth the estimated amounts of payments and benefits under the agreement for each of the indicated named executive officers.

Potential Benefits Upon Retirement or Termination

	Julie J.	Stephen	William E.	Scott W.	Robert W.
Payment or Benefit	Robertson	M. Butz	Turcotte	Marks	Eifler
Accrued Obligations	$1,954,597	$35,221	$506,740	$455,180	$434,318
Severance Amount	$8,496,000	$1,650,000	$2,890,500	$2,582,850	$2,337,000
Welfare Benefit Continuation	$24,518	$45,055	$24,359	$34,216	$45,083
Supplemental Retirement	—	—	—	—	—
Amount (1)
Excise Tax Payment	$4,633,259	—	—	—	—
Outplacement Services (2)	$50,000	$50,000	$50,000	$50,000	$50,000
Accelerated Vesting of Options and Restricted Stock Units (3)	$2,925,305	—	$614,099	$517,710	$460,784

(1)
During the fourth quarter of 2016, Noble approved amendments, effective as of December 31, 2016, to the defined benefit plans. With these amendments, employees and alternate payees will accrue no future benefits under the plans after December 31, 2016.

(2)	Represents an estimate of the costs to the Company of outplacement services for six months.
(3)
The total number of restricted stock units held at December 31, 2019 (the last trading day of 2019), and the aggregate value of accelerated vesting thereof at December 31, 2019 (computed by multiplying $1.22, the closing market price of the shares at December 31, 2019, by the total number of restricted stock units held), were as follows: Ms. Robertson – 2,397,791 units valued at $2,925,305; Mr. Turcotte – 503,360 units valued at $614,099; Mr. Marks – 424,352 units valued at $517,710; and Mr. Eifler – 377,692 units valued at $460,784.

Noble Corporation plc   2020 Proxy Statement        49

Compensation Info.

The agreement provides that if the officer’s employment is terminated within three years after a change of control by reason of disability or death, the agreement will terminate without further obligation to the officer or the officer’s estate, other than for the payment of Accrued Obligations, the Severance Amount, the Supplemental Retirement Amount and the timely provision of the Welfare Benefit Continuation. If the officer’s employment is terminated for cause within the three years after a change of control, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, and the timely payment when otherwise due of any compensation previously deferred by the officer. If the officer voluntarily terminates the officer’s employment within the three years after a change of control (other than during the 30-day period following the first anniversary of a change of control), excluding a termination for good reason, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, the payment of the Accrued Obligations, and the timely payment when otherwise due of any compensation previously deferred by the officer.

In October 2011, the compensation committee approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the agreements described above, except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. In February 2012, the form of change of control employment agreement was further amended to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Mr. Butz and Mr. Eifler are parties to a change of control employment agreement in the form approved in February 2012. None of the other named executive officers are party to these new forms of employment agreement. Mr. Peakes’ change of control employment agreement was terminated at the time of his resignation on September 9, 2019, Mr. Marks’ agreement was terminated at the time of his retirement on February 6, 2020, and the change of control agreements for Ms. Robertson and Mr. Butz are essentially no longer in effect as a result of their entry into the transition agreement and separation agreement, respectively.

The Noble Incentive Plan

Pursuant to the Noble Incentive Plan, upon a change in control, the compensation committee has the discretion to take any one or more of the following actions: (i) provide for the substitution of a new award or other arrangement for an award or the assumption of the award, (ii) provide for acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the award and, if the transaction is a cash merger, provide for the termination of any portion of the award that remains unexercised at the time of such transaction, or (iii) cancel any such awards and deliver to the participants cash in an amount equal to the fair market value of such awards on the date of such event.

The Noble Incentive Plan defines “change in control” in a manner that is consistent with the definition in the change of control employment agreements to which our named executive officers are party, which are described above under “— Change of Control Employment Agreements.”

Restricted Stock Units

We granted TVRSUs and PVRSUs in 2017, 2018 and 2019, some of which continue to be subject to vesting restrictions.

Assuming that either the named executive officer’s employment terminated on December 31, 2019 due to disability, death or retirement or, in the event of the restricted stock units, a change of control had taken place on that date, the first table below sets forth certain information about TVRSUs subject to accelerated vesting for the indicated named executive officers.

Our PVRSU agreements provide for the vesting of 50 percent of the awards for each of the 2017-2019, 2018-2020 and 2019-2021 cycles upon the occurrence of a change of control of the Company (whether with or without termination of employment of the officer by the Company or an affiliate). The agreements also provide for pro rata vesting upon the occurrence of the death, disability or retirement of the officer, based on months of service completed in the performance period; however, such vesting is also subject to the actual performance achieved and may not result in an award. The agreements define a change of control as set out in the Noble Incentive Plan, provided the change of control also satisfies the requirements of Section 409A of the Code.

50        2020 Proxy Statement   Noble Corporation plc

Compensation Info.

Assuming that a change of control had taken place on December 31, 2019, the following table sets forth certain information about restricted stock units subject to accelerated vesting for the indicated named executive officers. The amounts in the second table below include the restricted stock units that were awarded with respect to the 2017-2019 cycle.

Time-Vested Restricted Stock Units

Name	Number of TVRSUs Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
Julie J. Robertson	1,098,621	$1,340,318
William E. Turcotte	209,646	$255,768
Scott W. Marks	178,517	$217,791
Robert W. Eifler	190,514	$232,427

Performance-Vested Restricted Stock Units

Name	Number of PVRSUs Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting (1)
Julie J. Robertson	1,299,170	$1,584,987
William E. Turcotte	293,714	$358,331
Scott W. Marks	245,835	$299,919
Robert W. Eifler	187,178	$228,357

(1)	The table includes amounts associated with restricted stock units awarded for the 2017-2019 cycle. Excluding this award, the number of PVRSUs and the aggregate values would be: Ms. Robertson1,137,084 units valued at $1,387,242; Mr. Turcotte – 242,868 units valued at $296,299; Mr. Marks – 182,410 units valued at $222,540; and Mr. Eifler – 187,178 units valued at $228,357.

Resignation of Former CFO

Mr. Peakes resigned as Senior Vice President and Chief Financial Officer of the Company effective September 9, 2019. Upon his resignation, he received a $1,000,000 separation payment and his TVRSUs and PVRSUs were cancelled.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, requires that we compare the compensation paid to our “median” employee to the compensation paid to our CEO over the last fiscal year.

For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $116,179; and

•	The annual total compensation of our CEO, Ms. Robertson, as reported in the Summary Compensation Table included elsewhere within this proxy statement, was $8,948,644.

•	Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (the “CEO Pay Ratio”) was reasonably estimated to be 77 to 1.

To calculate the CEO Pay Ratio, we identified the median of the annual total compensation of all our employees, as well as the annual total compensation of our median employee and our CEO. In order to make these determinations, we took the following steps:

•	We determined that, as of October 1, 2017, our employee population consisted of approximately 1,924 individuals. This population included all of our employees, and only excluded third-party contractors and temporary workers. We selected October 1, 2017 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner. The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Because there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure, we are using the same median employee for our 2019 pay ratio that we used for our 2017 pay ratio, although we have updated the calculation of the total compensation earned by that employee for 2019.

•	We used a consistently applied compensation measure to identify our 2017 median employee by comparing the amount of salary or wages, bonuses, equity and other income earned during 2017 and annualized the compensation for any full-time or part-time employees that were hired in 2017 but were not employed for all of 2017. There has been no change in the median employee’s circumstances that we reasonably believe would result in a significant change to our pay ratio disclosure.

Noble Corporation plc   2020 Proxy Statement        51

Compensation Info.

Using the median employee identified in 2017, we combined all of the elements of such employee’s compensation for the 2019 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $116,179. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including variations in the employee population sampled, the elements of pay and benefits used and assumptions made. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our CEO Pay Ratio may not be comparable to the pay ratio reported by other companies, including our peer companies in the offshore drilling industry.

Equity Compensation Plan Information

The following table sets forth as of December 31, 2019 information regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	708,400	$30.90	14,228,817(3)
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A
Total	708,400	$30.90	14,228,817

(1)	Includes the Noble Incentive Plan and the Director Plan (as defined herein).
(2)	We do not maintain any equity compensation plan that has not been approved by the shareholders.
(3)	Includes 13,186,267 shares that may be issued pursuant to future awards under the Noble lncentive Plan, and 1,042,500 shares that may be issued pursuant to future awards under the Director Plan. Each share subject to an award granted under these plans is counted as one share. See Long-Term Incentives beginning on page 35 for more information. Subsequent to December 31, 2019, an additional 11,704,481 shares (7,111,291 TVRSUs and 4,593,190 PVRSUs (granted at the target level)) have or will soon be issued pursuant to new awards under the Noble Incentive Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10 percent of the shares, to file with the SEC initial reports of ownership and reports of changes in ownership of such shares. Directors, officers and beneficial owners of more than 10 percent of the shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the year ended December 31, 2019, our directors, officers and beneficial owners of more than 10 percent of the shares complied with all applicable Section 16(a) filing requirements.

52        2020 Proxy Statement   Noble Corporation plc

Compensation Info.

Director Compensation

The compensation committee of our Board sets the compensation of our directors. In determining the appropriate level of compensation for our directors, the compensation committee considers the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the committee obtains from compensation consulting firms and from other sources. Set forth below is a description of the compensation of our directors.

We compete with many companies to attract, motivate and retain experienced and highly capable individuals to serve as our directors, some of which are much larger than we are. Moreover, the offshore drilling industry is a very complex, technical and international business in the energy sector, which we believe requires directors who understand and have experience in these particular areas. Although the difficult economic environment of the last few years has reduced our size (measured by market cap) relative to those we compete with for director talent, which are primarily oilfield service companies, our business is no less complex, technical or international, and we must attract and retain individuals of high ability to serve as directors.

Our directors are subject to a share ownership policy that includes minimum share ownership requirements. See page 38 of this proxy statement for more information.

Annual Retainers and Other Fees and Expenses

We pay our non-employee directors an annual retainer of $50,000, in four quarterly installments. Non-employee directors may elect to receive all or a portion of the retainer in shares. Since the 2014 downturn in our business, our Board has taken a number of actions to more closely align director compensation with Company size and performance. In 2018, we reduced fees for telephonic meetings. In 2017, we reduced meeting fees and the annual retainer paid to our lead director and committee chairpersons. Currently, meeting fees are $2,000 per meeting, except that fees for telephonic meetings are $1,000 per meeting, the annual retainer paid to our lead director is $22,500, the annual retainer paid to our audit and compensation committee chairpersons is $20,000, and the annual retainer for all other committee chairpersons is $10,000. As discussed further below, our Board has also acted to reduce the equity component of director compensation.

We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and for related activities in connection with their duties as directors. Our directors do not receive any additional compensation from the Company in the form of retirement or deferred compensation plans or otherwise.

Annual Equity Grants

In order to better align the interests of our directors and our shareholders, we make an annual equity grant to our directors. During the last few years, our Board has acted to reduce the value of such annual equity grant from $250,000 in 2015 to $225,000 in 2016 and to $200,000 in 2017 and 2018. In 2019, the Board elected to set the equity award at a number of shares equal to that awarded in 2018, which, due to the fall in our share price, reduced the value of the 2019 director equity grant by 28%. All equity awards to directors under the Noble Corporation plc 2017 Director Omnibus Plan (the “Director Plan”) (other than shares issued to pay the quarterly retainer) are subject to a one-year vesting period.

During 2019, each non-employee director received an equity grant of 42,918 restricted stock units. Such restricted stock units became vested on February 21, 2020 and are consequently not shown in the 2019 director compensation table below.

Director Compensation for 2019

 The following table shows the compensation of our outside directors for the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total(3)
Julie H. Edwards	$103,625	$134,333	—	$237,958
Gordon T. Hall	$114,875	$134,333	—	$249,208
Roger W. Jenkins	$78,000	$134,333	—	$212,333
Scott D. Josey	$88,000	$134,333	—	$222,333
Jon A. Marshall	$107,000	$134,333	—	$241,333
Mary P. Ricciardello	$98,000	$134,333	—	$232,333

(1)	Includes the portion of the $50,000 annual retainer paid to our directors in shares under the Director Plan, if any.
(2)	Represents the aggregate grant date fair value of the awards completed in accordance with FASB ASC Topic 718. As of December 31, 2019, each non-employee director held 42,918 restricted stock units.
(3)	Director total compensation varies based upon the number of Board and committee meetings attended and whether such director is a chairperson of a committee or the lead director. See page 13 of the proxy statement for more information on committee memberships and meetings.

Noble Corporation plc   2020 Proxy Statement        53

Audit

Report of the Audit Committee

To the Shareholders of Noble Corporation plc:

The board of directors (the “Board”) of Noble Corporation plc (the “Company”) maintains an audit committee composed of three non-management directors. The Board has determined that the audit committee’s current membership satisfies the rules of the U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) that govern audit committees, including the requirements for audit committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended.

The audit committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report, and to assist the Board with oversight of the following:

•	integrity of the Company’s financial statements;

•	compliance by the Company with standards of business ethics and legal and regulatory requirements;

•	qualifications and independence of the Company’s independent auditors; and

•	performance of the Company’s independent auditors and internal auditors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of the Company.

The audit committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board AS 16. In addition, the audit committee has also discussed with the Company’s independent auditors the auditors’ independence from management and the Company. The matters discussed with the independent auditors include the matters in the written disclosures below and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regulating the independent auditor’s communications with the audit committee concerning independence.

The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The audit committee held six meetings during 2019 and met again on January 30, 2020, February 19, 2020, and March 5, 2020.

Summary

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

March 5, 2020

AUDIT COMMITTEE

Mary P. Ricciardello, Chair

Roger W. Jenkins

Scott D. Josey

54        2020 Proxy Statement   Noble Corporation plc

Audit

Auditors

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2019 (in thousands):

	2019	2018
Audit Fees (1)	$4,348	$4,479
Audit-Related Fees (2)	$52	$121
Tax Compliance Fees	$177	$145
Tax Consulting Fees	$877	$303
All Other Fees (3)	$16	$16
Total	$5,470	$5,064

(1)	Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2019 and 2018 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those years.
(2)	Represents fees for professional services rendered for benefit plan audits for 2019 and 2018 and reimbursement of legal fees in connection with the Paragon case for 2019.
(3)	Fees for 2019 and 2018 consist of a subscription to the PricewaterhouseCoopers LLP on-line accounting research tool by the Company.

Pre-Approval Policies and Procedures

In January 2004, the audit committee adopted a pre-approval policy framework for audit and non-audit services, which established that the audit committee may adopt a pre-approval policy framework each year under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On January 30, 2020 and January 31, 2019, the audit committee readopted such policy framework for 2020 and 2019, respectively. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the audit committee. Requests or applications to provide services that do require further, separate approval by the audit committee are required to be submitted to the audit committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

Noble Corporation plc   2020 Proxy Statement        55

Resolution 9-11

Resolutions 9, 10 & 11

Ratification of Appointment of PricewaterhouseCoopers LLP (US)
as Independent Registered Public Accounting Firm

Appointment of PricewaterhouseCoopers LLP (UK) as
UK Statutory Auditor

Authorization of Audit Committee to Determine UK Statutory
Auditor’s Compensation

The audit committee of our Board has voted unanimously to appoint the U.S. firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2020, and to re-appoint the UK firm of PricewaterhouseCoopers LLP as UK statutory auditors to the Company under the UK Companies Act 2006 (the “UK Companies Act”) (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company). You are being asked to ratify that appointment as independent registered public accounting firm and to approve their re-appointment as UK statutory auditors. You are also being asked to authorize the audit committee of our Board to determine the compensation of PricewaterhouseCoopers LLP as UK statutory auditors of the Company. PricewaterhouseCoopers LLP has audited our financial statements since 1994.

Representatives of the U.S. firm of PricewaterhouseCoopers LLP and the UK firm of PricewaterhouseCoopers LLP are expected to be present at the Meeting to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.

Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR:

(a) the ratification of the appointment of PricewaterhouseCoopers LLP (US) as the Company’s independent registered public accounting firm for fiscal year 2020;

(b)  the re-appointment of PricewaterhouseCoopers LLP (UK) as the Company’s UK statutory auditor (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company); and

(c)  the authorization of the audit committee to determine the UK statutory auditors' compensation.

56        2020 Proxy Statement   Noble Corporation plc

Resolution 11-13

Resolution 12

Approval by Advisory Vote

of the Company’s Executive Compensation

Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules, including Section 14A of the Exchange Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this resolution, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as dis-closed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 23 of this proxy statement and the compensation tables beginning on page 42 of this proxy statement. This advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation.

For information on the purpose, goals and best practices of our compensation program, see “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement.

As an advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company, and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the compensation committee of our Board will review voting results on this resolution and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.

Approval of the resolution, on an advisory basis, requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved on a non-binding advisory basis.

Noble Corporation plc   2020 Proxy Statement        57

Resolution 11-13

Resolution 13

Approval by Advisory Vote

of the Directors’ Compensation Report

UK organized companies, such as Noble, are required to submit on an annual basis their directors’ compensation report to an advisory vote similar to a U.S. “say on pay” advisory vote. This advisory vote is required even though the Company is also required, under SEC rules, to hold a U.S. “say on pay” vote. See Resolution 12 on page 57 of this proxy statement.

The directors’ compensation report is set out in full in the Annual Report and Accounts.

In accordance with the provisions of the UK Companies Act, the directors’ compensation report in the Annual Report and Accounts contains:

•	a statement by Jon A. Marshall, chairperson of the Company’s compensation committee;

•	the directors’ compensation policy in relation to future payments to the Company’s directors and former directors (the “Compensation Policy”); and

•	the annual report on compensation, which sets out director compensation for the financial year ended December 31, 2019.

An annual advisory shareholder vote by ordinary resolution is required on the statement by the compensation committee chairperson and the annual report on compensation. No vote is necessary at the Meeting regarding the Compensation Policy as shareholders approved the Compensation Policy at our 2019 annual general meeting and the Compensation Policy is not proposed to be amended. In the absence of any changes to the Compensation Policy, and assuming shareholder approval of the directors’ compensation report as part of this resolution, the prior approval of the Compensation Policy is valid for three financial years (i.e., until December 31, 2022), which date is the latest by which the Company would be required to pass a further shareholder resolution to approve its Compensation Policy.

As an advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the compensation committee of our Board will review voting results on this resolution and give consideration to the outcome when making future compensation decisions for the Company’s directors. In addition, if the resolution is not passed, the Board will put forward an additional resolution at next year’s annual general meeting to re-approve the Compensation Policy.

Approval of the resolution, on an advisory basis, requires the affirmative vote of holders of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you approve, on an advisory basis, the Company’s directors’ compensation report (other than the part containing the Compensation Policy) for the year ended December 31, 2019 by voting FOR the resolution.

58        2020 Proxy Statement   Noble Corporation plc

Resolution 14

Approval of an Amendment to Increase the Number of

 Ordinary Shares Available for Issuance under the Noble

 Corporation plc 2015 Omnibus Incentive Plan

We are asking shareholders to approve an amendment to the Noble Corporation plc 2015 Omnibus Incentive Plan (the “Noble Incentive Plan”), which would increase the number of ordinary shares available for issuance as long-term incentive compensation under the Noble Incentive Plan by 8,700,000 shares, representing approximately 3.47% of our outstanding ordinary shares as of the record date. Our Board, based on the recommendation of the compensation committee, has approved the amendment to increase the number of ordinary shares available for issuance under the Noble Incentive Plan. The Noble Incentive Plan became effective as of May 1, 2015, when approved at the 2015 annual general meeting by our shareholders, and replaced our previous incentive compensation plan. Our shareholders approved the addition of 5,800,000, 5,000,000, 3,700,000 and 9,500,000 ordinary shares, respectively, to the Noble Incentive Plan that could be issued as long-term incentive compensation to our employees at our 2019, 2018, 2017 and 2016 annual general meetings.

This discussion of Resolution 14 and the Noble Incentive Plan, including the shares available for issuance thereunder, and the increase in the number of shares available for issuance thereunder that is the subject of this Resolution 14, does not take into account the impact of the reverse share split that is the subject of Resolution 16. If shareholders approve such reverse share split and our Board elects to effect the reverse share split, the number of ordinary shares available for issuance under the Noble Incentive Plan, including any increase in such number resulting from shareholder approval of this Resolution 14, would be decreased as a result of the reverse share split. The amount of the decrease would depend on the reverse share split ratio selected by our Board. See discussion of Resolution 16. The cash limits on various types of awards under the Noble Incentive Plan will not be changed, whether or not the reverse share split is effected.

Recommendation
Our Board recommends that shareholders vote FOR the amendment to the Noble Incentive Plan.
Because each of our executive officers will be eligible to receive awards under the Noble Incentive Plan, each of our executive officers has an interest in, and may benefit from, the adoption of the Noble Incentive Plan amendment.

Why Should You Vote to Approve the Proposed Amendment?
●	We must attract, motivate and retain individuals of high ability. The ability to issue equity pursuant to equity compensation awards, is fundamental to our compensation strategy. Our success is dependent, in large part, on our ability to use equity compensation to attract, motivate and retain experienced and highly capable people.
●	We have a disciplined annual share granting practice. Our burn rate has averaged 2.66% and 2.37% over the past three and five years, respectively. For comparison purposes, our average burn rate over the past three and five years are both well below the Institutional Shareholders Services Inc. (“ISS”) cap of 4.03% for Russell 3000 constituents in the energy industry.
●	Without equity compensation, we could lose employees or be forced to pay more compensation in cash. If equity compensation is not available, we could face the choice of losing our most valuable employees or using more cash-based long-term incentives to compensate employees.
●	We use equity compensation to align employee and shareholder interests. Equity compensation is one of the ways in which we align the interests of our employees with those of our shareholders and provides a strong pay-for-performance link between the compensation provided to executives and the Company’s performance.
●	We grant shares that must be earned by our executives. Half of the shares we awarded in 2019 to our named executive officers are subject to achieving a pre-determined level of shareholder returns

Noble Corporation plc   2020 Proxy Statement        59

and drilling contract margin compared to our industry peer group.
●	We have equity ownership requirements. We apply meaningful ownership requirements to our executives to ensure a significant ownership stake in our Company. This further aligns the interests of our executives with those of our shareholders. See page 38 of this proxy statement.
●	The Noble Incentive Plan incorporates state-of-the-art governance best practices. The Noble Incentive Plan meets governance best practices standards for employee incentive plans. See “Description of the Noble Incentive Plan” below.

Discussion of Proposed Amendment

We believe in the value of long-term equity compensation to align the interests of our employees and shareholders, and we strive to maintain a consistent long-term incentive program with awards of similar value over time, much of it at risk. However, we are in a cyclical business and our share price is closely correlated to the market price of oil, which is a volatile commodity. Consequently, the number of shares awarded as long-term compensation normally varies from year to year, depending on the then-current phase of the business cycle.

Beginning in the fourth quarter of 2014, the offshore drilling industry has suffered through a historic, sustained downturn. Our business, and the business of other offshore drillers, has significantly declined, primarily due to two factors:

●	A dramatic fall in our customers’ offshore drilling capital spending as a result of the decline in, and volatility of, the price of oil and a strategic shift in capital spending to onshore oil and gas resources and away from offshore resources; and

●	An extreme over-supply of drilling rigs in the market.

As a result of these factors, the price of the Company’s shares has suffered a sharp decline of 98% over the same period. Because of the fall in share price, the number of shares that we have awarded in the last five years has stayed at an elevated level, with 6.5 million shares in 2016, 5.5 million in 2017, 6.0 million in 2018, 6.0 million in 2019 and 11.7 million in 2020 (to date). Therefore, although the aggregate value of our annual restricted stock unit awards was reduced by approximately 22% between 2016 and 2017, by 18% between 2017 and 2018, and by 10% between 2018 and 2019, we have awarded a relatively high number of shares in each of these years. In addition, because of the continued depressed price of our shares, our request for additional shares in 2019, which was successful, may not provide enough shares to cover equity awards for 2020 and 2021 as we had expected, leaving us potentially facing a shortfall of shares for awards in 2021. Currently, the Noble Incentive Plan has 1.5 million shares available to be issued as long-term incentive compensation to our employees, which may not be enough shares to grant to our employees the full number of equity awards we believe are necessary in the next annual granting cycle.

We believe we have demonstrated a strong commitment to sound equity compensation practices. Management and our Board are cognizant of the expense attributable to compensatory stock awards, as well as dilution, and strive to maintain both at appropriate levels. As of March 18, 2020, the 8,700,000 ordinary shares to be added to the Noble Incentive Plan would represent approximately 3.47% of our outstanding ordinary shares. The three-year (2017-2019) and five-year (2015-2019) average annual percentage of the Company’s outstanding ordinary shares that were issued under the Company’s various equity incentive plans, or the Company’s “burn rate” (for ISS purposes), was 2.66% and 2.37%, respectively, which are both well below the ISS cap of 4.03% for Russell 3000 constituents in the energy industry.

Five Year Burn Rate (1)

(1)	The burn rate for any year is calculated by (a) applying a factor of one and one-half to granted time-based awards and vested performance-based awards and a factor of one to stock option awards granted during the calendar year, which factors are determined based on the burn rate policies of ISS and (b) dividing the resulting number by the weighted average number of shares of the Company’s ordinary stock outstanding during such year.
(2)	ISS cap for energy companies in the Russell 3000 Index.

60        2020 Proxy Statement   Noble Corporation plc

As a result of our disciplined approach to share grants, coupled with our share repurchases, our shareholders have not experienced dilution. Since our spin-off of Paragon Offshore, plc on August 1, 2014, we have had negative dilution of 1.3%.

We are asking our shareholders to approve an increase to the number of ordinary shares available for awards by 8,700,000 shares. At the share price as of the record date, the requested amount of shares would likely be sufficient to allow us to make equity awards in the amounts we believe are necessary for 2021. If an increase in the number of shares under the Noble Incentive Plan is not approved by shareholders, we may be unable to provide equity compensation to our employees in the next annual granting cycle in 2021 and beyond.

If equity compensation is not available, we could face the choice of losing our most valuable employees or using more cash-based long-term incentives to compensate employees. If an increase in the number of ordinary shares in the Noble Incentive Plan is approved by shareholders, it will become immediately effective as of May 21, 2020, with approximately 10.2 million shares available for awards. This excludes any shares that may become available again under the Noble Incentive Plan in connection with terminated, forfeited or canceled awards.

The table below shows information, as of March 18, 2020, regarding all of our stock-settled equity plans:

Total Stock Options Outstanding(1)	556,155
Total Restricted Stock Unit Awards Outstanding	11,638,113
Total Ordinary Shares Outstanding	250,952,112
Weighted-Average Exercise Price of Stock Options Outstanding(1)	$30.29
Weighted-Average Remaining Duration of Stock Options Outstanding(1)	1.3 years
Total Shares Available for Grant under the Noble Incentive Plan	1,533,204
Total Shares Available for Grant under the Director Plan	1,042,550

(1)	Includes shares issued under our prior stock plan.

Purpose of the Noble Incentive Plan

In order to effectively execute our business strategy, it is essential for us to manage our talent in an industry where there is intense competition for qualified individuals. We need to (i) attract highly qualified new industry professionals and (ii) reward and retain our experienced professionals. We believe that the issuance of equity-based incentive compensation is a key component of our comprehensive human resource strategy, and that equity-based incentives promote and sustain the progress, growth and profitability of the Company by:

●	attracting, motivating and retaining individuals of high ability;

●	reinforcing a pay-for-performance culture;

●	aligning the interests of our employees with that of the Company; and

●	providing incentives and rewards to employees who are in a position to contribute to the success and long-term objectives of the Company.

The Company typically makes annual awards of restricted stock units to identified employees. On February 14, 2020, 15 eligible employees received equity grants under the Noble Incentive Plan. The competition for highly qualified talent has increased the importance of equity-based compensation as a key component for employee recruitment and retention and the need for available shares under an equity compensation plan.

We believe that share-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future. In 2020, equity compensation awards to employees will consist of restricted stock units representing 11.7 million shares. If an increase in the number of shares under the Noble Incentive Plan is not approved by shareholders, we may be unable to provide equity compensation to our employees in the next annual granting cycle in 2021 and beyond.

The Noble Incentive Plan is designed to enable our employees to increase their ownership of our common stock through the grant of restricted stock units, restricted stock, stock options and other awards, and to reward employees for the creation of shareholder value through the grant of stock-based and performance-based awards, including “at-risk” awards.

Noble Corporation plc   2020 Proxy Statement        61

Description of the Noble Incentive Plan

The Company believes that the Noble Incentive Plan incorporates state-of-the-art governance best practices. A summary description of the material features of the Noble Incentive Plan is set forth below. The Noble Incentive Plan document is attached to this proxy statement as Appendix A and is incorporated by reference into this proposal. As further described below, the proposed amendment of the Noble Incentive Plan will provide for an increase of 8,700,000 ordinary shares available for issuance as long-term incentive awards.

Key Features and Best Practices under the Noble Incentive Plan

No Acceleration
The Noble Incentive Plan does not permit the compensation committee to accelerate awards outside of instances of death, disability and change of control.

Minimum Vesting Periods Required
All stock options, SARs, stock awards and cash awards issued under the Noble Incentive Plan are subject to a minimum one-year vesting requirement (except for a 5% pool that may be awarded at grant date without a vesting period at the discretion of the compensation committee). The Company’s current policy requires a three-year vesting period for all awards.

No Repricing of Stock Options or SARs
The Noble Incentive Plan prohibits the direct or indirect repricing of stock options or SARs without shareholder approval.

Definition of Change in Control
The Noble Incentive Plan defines “change in control” such that a change of control would not be deemed to occur until the actual consummation of the event that results in the change of control.

No Liberal Share Counting
The Noble Incentive Plan does not permit the recycling of any awards, including the reuse of shares withheld or delivered to satisfy the exercise price of, or to satisfy tax withholding requirements.

Limitations on the Payment of Dividends and Dividend Equivalent Rights
Dividend equivalent rights on all restricted stock units awarded, both performance-based and time-based, are only paid at the time, and to the extent, the underlying award vests. To the extent such underlying award (or portion thereof) is forfeited or otherwise cancelled, no dividend equivalent rights or dividends that are subject to the preceding restrictions will be paid.

No Discounted Stock Options or SARs
All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock (or nominal value, if greater) on the date of grant.

Administered by an Independent Committee
The compensation committee, which is made up entirely of independent directors, will have ultimate administrative authority for the Noble Incentive Plan. See page 14 in this proxy statement for more information about the compensation committee.

62        2020 Proxy Statement   Noble Corporation plc

Shares Available for Awards and Share Usage

Subject to the approval of the shareholders, the aggregate number of ordinary shares which would be available for awards under the Noble Incentive Plan will not exceed 40,000,000 shares (which amount includes the 31,300,000 shares previously approved by shareholders, most of which have already been awarded), subject to any adjustment due to recapitalization or reorganization permitted under the Noble Incentive Plan. Each share or share-based award under the Noble Incentive Plan will reduce the shares available for grant under the Noble Incentive Plan by one share.

General

The description of the Noble Incentive Plan set forth below is a summary of the material features of the Noble Incentive Plan as proposed. This summary does not purport to be a complete description of all the provisions of the Noble Incentive Plan and is qualified in all respects by the copy of the Noble Incentive Plan included as Appendix A to this proxy statement.

The Noble Incentive Plan achieves the purpose described above by permitting grants of any options, SARs, stock or stock unit awards or cash awards, any of which may be structured as a performance award, as described in more detail below, pursuant to such applicable terms, conditions and limitations as the compensation committee may establish in accordance with the objectives of the Noble Incentive Plan. For additional information, please see “—Securities to be Offered” below.

The Noble Incentive Plan is composed of two parts, which are to be treated as separate sub-plans. Part A sets out the terms and conditions of the sub-plan intended to qualify as an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act. Part B is not intended to constitute an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act. Part B constitutes a sub-plan for the provision of awards to employees of certain subsidiaries that are not treated as such for purposes of the UK Companies Act. The limitations on awards described below will apply to the aggregate number of awards made under both Parts A and B of the Noble Incentive Plan.

The Noble Incentive Plan, in part, is intended to qualify under the provisions of the Code, relating to incentive stock options. The Noble Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Administration

Except as otherwise provided in the Noble Incentive Plan with respect to actions or determinations by our Board, the Noble Incentive Plan will be administered by the compensation committee; provided, however, that (i) any and all members of the compensation committee will satisfy any independence requirements prescribed by any applicable stock exchange; (ii) awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the compensation committee is comprised solely of two or more “non-employee directors” as defined for purposes of the Exchange Act; and (iii) any award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code will be administered by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m) and regulations pursuant thereto. Subject to the provisions of the Noble Incentive Plan, the compensation committee will have the power and authority to administer the Noble Incentive Plan and to take all actions that are specifically contemplated by the Noble Incentive Plan or are necessary or appropriate in connection with the administration of the Noble Incentive Plan. The compensation committee will also have the power to interpret the Noble Incentive Plan and the award agreements thereunder, to correct any defect or supply any omission or reconcile any inconsistency in the Noble Incentive Plan or in any award agreement, and to adopt such rules, regulations and guidelines for carrying out the Noble Incentive Plan as it may deem necessary or proper.

The compensation committee may, in its discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the award, including without limitation rules pertaining to the termination of employment or service by reason of death or disability. In addition, the compensation committee may prescribe such additional terms, conditions, restrictions, limitations and rules with respect to a termination of employment or service by reason of retirement; provided, however, in no event will the vesting or exercisability of an award be accelerated upon any such termination of employment or service by reason of retirement. Subject to the restrictions on repricing described below, the compensation committee may, in its discretion, (x) provide for the extension of the exercisability of an award, or (y) in the event of a change in control, death or termination of employment or service by reason of disability, accelerate the vesting or exercisability of an award, eliminate or make less restrictive any restrictions contained in an award, waive any restriction or other provision of the Noble Incentive Plan or an award or other

Noble Corporation plc   2020 Proxy Statement        63

wise amend or modify an award in any manner that is, in either case, (i) not materially adverse to the participant to whom such award was granted, (ii) consented to by such participant or (iii) authorized by the Noble Incentive Plan in the case of changes in capital structure, as described below; provided, however, that no such action will permit the term of any option to be greater than 10 years from the date such award was granted pursuant to the Noble Incentive Plan (the “Award Date”). For the avoidance of doubt, the compensation committee may not carry out any of the foregoing actions described in clause (y) except in the event of death or termination of employment or service by reason of disability, or in the event of a change in control.

Our Board will have the same powers as the compensation committee to the extent our Board administers the Noble Incentive Plan or a portion thereof.

Eligibility

All employees of the Company or its subsidiaries are eligible for awards under Part A or Part B of the Noble Incentive Plan, as applicable. The compensation committee or the Board, as applicable, will determine the type or types of awards to be made under the Noble Incentive Plan and will designate from time to time the employees who are to be granted awards under the Noble Incentive Plan. If the compensation committee makes an award to an individual whom it expects to become employed following the Award Date, such award will be subject to (among other terms and conditions) the individual actually becoming employed by the Company or its subsidiary. Neither consultants nor non-employee directors are eligible for awards under the Noble Incentive Plan.

Available Shares

No award may be granted pursuant to the Noble Incentive Plan to the extent the award relates to a number of ordinary shares which, together with the number of shares issuable in settlement of or relating to all other outstanding awards under the Noble Incentive Plan, exceeds the Maximum Share Limit (defined below) on shares issuable pursuant to the Noble Incentive Plan.

Securities to be Offered

The maximum aggregate number of ordinary shares that may be granted for any and all awards under the Noble Incentive Plan will not exceed 40,000,000 shares (which amount includes the 31,300,000 shares previously approved by shareholders, most of which have already been awarded), subject to any adjustment due to recapitalization or reorganization permitted under the Noble Incentive Plan (the “Maximum Share Limit”), all of which will be available for incentive stock options under the Noble Incentive Plan. Each share subject to an award granted under the Noble Incentive Plan will be counted against the Maximum Share Limit as one share. Shares available under the Noble Incentive Plan may be unissued shares from the Company’s authorized or conditional share capital, shares held in treasury by the Company or one or more its subsidiaries or shares that may be held pursuant to a special trust arrangement that may be established pursuant to the Noble Incentive Plan, under which the shares held in trust may be allotted, issued, transferred or delivered to participants in connection with their awards.

If an award expires or is terminated, cancelled or forfeited, the shares associated with the expired, terminated, cancelled or forfeited award will again be available for awards under the Noble Incentive Plan, and the Maximum Share Limit will be increased by the same amount as such shares were counted against the Maximum Share Limit, it being understood that no increase or decrease will be made to the Maximum Share Limit with respect to an award that can only be settled in cash. The following shares will not become available again for allotment and issuance, transfer or delivery under the Noble Incentive Plan:

(i) Shares that are withheld or delivered, or to which the right to require the Company to allot and issue, transfer or deliver shares is forfeited or surrendered, to satisfy applicable tax withholding (for net exercise or net settlement purposes) or nominal value obligations;

(ii) Shares cancelled upon the exercise of a tandem SAR grant;

(iii) Shares purchased on the open market with the proceeds of an exercise price payment with respect to an option;

(iv) Shares underlying a free-standing SAR grant, to the extent the number of such shares exceeds the number of shares actually allotted and issued, transferred or delivered upon exercise or settlement of such SAR; and

(v) Shares that are tendered or surrendered, or to which the right to require the Company to allot and issue, transfer or deliver shares is forfeited or surrendered, in payment of the exercise price of an option.

No account will be taken of any rights to subscribe for shares that may be held in the special trust arrangement described above to the extent that the rights are granted

64        2020 Proxy Statement   Noble Corporation plc

solely to enable the trustee to satisfy grants or awards that have already been taken into account (i.e., so as to avoid double counting).

Awards

Restricted Stock Unit Awards. An award may be in the form of restricted stock units. These awards of restricted stock units are rights that entitle the grantee to receive ordinary shares of the Company upon the vesting of such restricted stock units. The terms, conditions and limitations applicable to a restricted stock unit award, including, but not limited to, the restriction period and the right, if any, to dividend equivalents (subject to any mandatory reinvestment or other requirements imposed by the compensation committee) will be determined by the compensation committee; provided that, dividend equivalents on all restricted stock units awarded are only paid at the time, and to the extent, the underlying award vests. Thus, to the extent such underlying award (or portion thereof) is forfeited or otherwise cancelled, no dividend equivalents that are subject to the preceding restrictions will be paid. Dividend equivalents are amounts equal to dividends and other distributions (or the economic equivalent thereof (excluding, unless the compensation committee determines otherwise special dividends)) that are payable to shareholders of record in respect of the relevant record dates that occur during the restriction period or performance period, as applicable, on a like number of shares that are subject to the restricted stock unit award. Subject to the terms of the Noble Incentive Plan, the compensation committee, in its discretion, may settle restricted stock units in the form of cash or by the allotment and issuance, transfer or delivery of shares (or in a combination thereof) equal to the value of the vested restricted stock units, subject to the guidelines below on the restriction period.

Restricted Stock Awards. An award may be in the form of restricted stock. These awards of restricted stock are grants of stock that are subject to a substantial risk of forfeiture, restrictions on transferability and other restrictions. The terms, conditions and limitations applicable to any restricted stock award, including, but not limited to, vesting or other restrictions, will be determined by the compensation committee, subject to the guidelines below on the restriction period. To the extent otherwise required by, and subject to any provision of, any applicable law or regulation of any governmental authority or any national securities exchange, there will not be any purchase price charged for any restricted stock award under the Noble Incentive Plan.

To the extent provided under the terms of the award agreement, the holder of a restricted stock award may have rights as a shareholder, including the right to vote the ordinary shares subject to the restricted stock award or to receive dividends on the ordinary shares subject to the restricted stock award (subject to any mandatory reinvestment or other requirements imposed by the compensation committee); provided that, dividends on all restricted stock are only paid at the time, and to the extent, the underlying award vests. Thus, to the extent such underlying award (or portion thereof) is forfeited or otherwise cancelled, no dividends that are subject to the preceding restrictions will be paid.

Options. An award may be in the form of an option, which may consist of either an incentive stock option or a nonqualified stock option. Options are rights to purchase a specified number of ordinary shares of the Company at a specified price. The exercise price of an option will be not less than the greater of the nominal value or the fair market value of the shares on the Award Date. The term of an option generally will not exceed 10 years from the Award Date, but may be extended by the compensation committee if the last day of such period occurs at a time when the Company has imposed a prohibition on the trading of the Company’s securities in order to avoid violations of applicable federal, state, local or foreign law. Any such extension must end no more than 30 days after the date on which such prohibition on trading is terminated. Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any option, including, but not limited to, the term of any option and the date or dates upon which the option becomes vested and exercisable, will be determined by the compensation committee. Any award of incentive stock options will be granted in a manner intended to satisfy the requirements of Section 422 of the Code. All rights to exercise a nonqualified stock option and any SARs that relate to such option will terminate six months after the date of the participant’s termination of employment or service (or the remaining term of the option if shorter), unless the award agreement or other written agreement provides otherwise in connection with any termination of employment or service by reason of death or disability. Notwithstanding the foregoing, in the event of the termination of employment or service of the participant on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an affiliate, the option and any SARs that relate to such option will thereafter be null and void for all purposes.

SARs. An award may be in the form of a SAR. A SAR is a right to receive an amount equal to the excess of the fair market value of one ordinary share of the Company on the date of exercise over the exercise price of the SAR. The exercise price of a SAR will not be less than the greater of the nominal value or the fair market value of the shares on the Award Date. The holder of a tandem SAR may elect

Noble Corporation plc   2020 Proxy Statement        65

to exercise either the option or the SAR, but not both. The exercise period of a SAR will extend no more than 10 years after the Award Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, will be determined by the compensation committee.

Stock Awards. The foregoing awards of restricted stock and restricted stock units are described in the Noble Incentive Plan as stock awards.

Performance Awards. An award may be in the form of a qualified or nonqualified performance award. Performance awards represent a participant’s right to receive an amount of cash, ordinary shares, or a combination of both, contingent upon the annual attainment of specified performance measures within a specified period (i.e., the performance period). The terms, conditions and limitations applicable to an award that is a performance award will be determined by the compensation committee, subject to the guidelines below on the performance period. The compensation committee will set performance goals and performance criteria (as applicable) in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of performance awards that will be paid out to the participant and/or the portion of an award that may be exercised.

(i) Qualified Performance Awards. Performance awards that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code will be paid, vested or otherwise deliverable solely on account of the attainment of one or more objective performance goals established by the compensation committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the performance goal relates (i.e., performance period) and (y) the lapse of 25% of such period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the compensation committee, by comparison with a peer group of companies. A performance goal will include one or more of the measures specified in the Noble Incentive Plan, relating to financial or operational performance of the Company and/or its subsidiaries. These measures generally relate to:

●	return on equity, assets or capital;

●	revenue or income measures;

●	expense measures;

●	operating measures (which include various productivity, total costs, operating income, cash flow, working capital, margin, sales, etc.);

●	cash flow measures;

●	liquidity measures;

●	leverage measures;

●	market measures (which include various market share, stock price, growth measure, total shareholder return and market capitalization measures);

●	corporate value measures (which include various compliance, safety, environmental and personnel measures, including management succession); and

●	other measures such as those relating to mergers, acquisitions, dispositions or similar transactions, to strategic accomplishments, or to customer satisfaction.

A performance goal need not be based upon an increase or positive result under a particular business criterion, but could include, for example, maintaining the status quo or limiting economic losses. Prior to the payment of any compensation based on the achievement of performance goals applicable to qualified performance awards, the compensation committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied. The compensation committee may provide in any performance award that any evaluation of performance may include or exclude the effects of specified extraordinary events that occur during a performance period.

As a result of tax reform that became effective on January 1, 2018, the current exception to the deduction limit for “qualified performance-based compensation” has been eliminated and the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit has been broadened. However, certain transition guidance may exempt from the above changes compensation under a written binding agreement that was in effect on November 2, 2017 and was not subsequently materially modified. Therefore, compensation paid to an NEO in excess of $1 million will not be deductible for taxable years beginning on and after January 1, 2018 unless it qualifies for transition or other regulatory relief.

The compensation committee intends to administer qualified performance awards in accordance with any such transition or other regulatory relief under Section 162(m). However, because uncertainties as to the application and interpretation of Section 162(m) and the regulations is-

66        2020 Proxy Statement   Noble Corporation plc

sued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that any compensation intended to satisfy the requirements for exemption from Section 162(m) will satisfy the requirements.

(ii) Nonqualified Performance Awards. The compensation committee may determine that it is in the Company’s best interest to use performance awards that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code. Such awards will be based on achievement of such performance criteria and be subject to such terms, conditions and restrictions as the compensation committee will determine. Further, although the deductibility of compensation is a consideration evaluated by the compensation committee, the compensation committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the NEOs and other covered employees is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the compensation committee will continue to retain the discretion to pay compensation that is in excess of the $1 million deductibility limit.

(iii) Adjustment of Performance Awards. Awards that are intended to qualify as performance awards may not be adjusted upward (such that the amount that would otherwise be payable or delivered would be increased). The compensation committee may retain the discretion to adjust such performance awards downward (such that the amount that would otherwise be payable or delivered would be decreased), either on a formula or discretionary basis or any combination, as the compensation committee determines.

Cash Awards. An award may be in the form of a cash award. The terms, conditions and limitations applicable to a cash award, including, but not limited to, vesting or other restrictions, will be determined by the compensation committee in accordance with the Noble Incentive Plan.

Vesting of Awards. As a general rule, the vesting of options, SARs, stock awards and cash awards will be subject to a minimum restriction period or performance period, as applicable, of one year from the date of grant; provided, however, that the compensation committee may provide for earlier vesting upon a participant’s termination of employment or service by reason of death or disability, or in the event of a change in control. Notwithstanding the preceding descriptions of options, SARs and stock awards, 5% of the total number of shares available for allotment and issuance, transfer, or delivery under the Noble Incentive Plan will not be subject to the minimum restriction period or performance period, as applicable, it being understood that the compensation committee may, in its discretion and at the time an award is granted, designate any shares that are subject to such award as excepted from the described minimum restriction period or performance period (“Excepted Shares”); provided that, in no event will the compensation committee designate any shares as Excepted Shares after the time such award is granted. For the avoidance of doubt, the compensation committee may not accelerate the vesting or exercisability of an award except in the event of death or termination of employment or service by reason of disability, or in the event a change in control.

Other Provisions

Annual Award Limits. Under the Noble Incentive Plan, certain limitations apply regarding the extent to which awards may be granted to an employee in a calendar year. For instance, no employee may be granted during any calendar year: (i) cash awards or (ii) other awards that may be settled solely in cash having a value determined on the date of grant in excess of $10,000,000. Similarly, our Board recently amended the Noble Incentive Plan to provide that no employee may be granted during any calendar year:

(x) awards consisting of options or SARs with respect to shares with an aggregate value in excess of $10,000,000 based on the date of grant value of the shares subject to such awards and without regard to the exercise price associated with such awards, and

(y) any other stock-based awards (i.e., excluding options and SARs) with an aggregate value in excess of $10,000,000 based on the date of grant value of the shares subject to such awards.

Previously, this metric had been separately tied to a fixed number of shares (2,000,000), rather than value, in each case, with respect to the awards described in each of the above clauses (x) and (y). No changes will be made to the cash limits in the Noble Incentive Plan as a result of the shareholders’ vote on the amendment to increase the number of shares available for issuance under the Noble Incentive Plan, whether or not such increase is effected.

Repricing. Except for adjustments reflecting the effects of stock splits, stock dividends, other recapitalizations, or a change in control, liquidation or reorganization of the Company, (i) no outstanding awards granted under the Noble Incentive Plan can be directly or indirectly repriced without approval by the Company’s shareholders; and (ii) no option or SAR may be issued in exchange for the cancellation of an option or SAR with a higher exercise price nor may the exercise price of any option or SAR be reduced, or any other action deemed to be a direct or indirect repricing under generally accepted accounting principles.

Noble Corporation plc   2020 Proxy Statement        67

Change in Control. Upon a change in control, the compensation committee, acting in its discretion, will effect one or more of the following alternatives, which may vary among individual participants and which may vary among awards held by any individual participant: (i) provide for the substitution of a new award or other arrangement (which, if applicable, may be exercisable for such property or stock as the compensation committee determines) for an award or the assumption of the award, (ii) provide for acceleration of the vesting and exercisability of, or lapse of restrictions, in whole or in part, with respect to, the award and, if the transaction is a cash merger, provide for the termination of any portion of the award that remains unexercised at the time of such transaction, or (iii) cancel any such awards and deliver to the participants cash in an amount that the compensation committee will determine in its discretion is equal to the fair market value of such awards on the date of such event, which in the case of options or SARs will be the excess of the fair market value of shares on such date over the exercise price of such award.

Repayment/Forfeiture of Awards. Any award will be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the award.

Merger, Recapitalization, Etc. If there is any increase or decrease in the number of allotted and issued and outstanding shares of the Company, through the declaration of a dividend in shares or through any recapitalization, amalgamation, merger, demerger or conversion or otherwise in which the Company is the surviving corporation, resulting in a split-up, combination or exchange of shares of the Company, then and in each such event:

(i) Appropriate adjustments will be made in the Maximum Share Limit, to the end that such limitations will apply to the same proportion of the Company’s allotted and issued and outstanding shares; and

(ii) Appropriate adjustments will be made (x) in the number of shares and the exercise price per share thereof then subject to purchase pursuant to each option or SAR previously granted and then outstanding, to the end that the same proportion of the Company’s allotted and issued and outstanding shares in each such instance will remain subject to purchase at the same aggregate exercise price; and (y) in the number of shares then subject to each restricted stock award or restricted stock unit award previously awarded and then outstanding, to the end that the same proportion of the Company’s allotted and issued and outstanding shares in each such instance will remain subject to allotment and issuance, transfer or delivery in settlement of such award.

Transferability of Awards. Unless otherwise determined by the compensation committee and expressly provided for in an award agreement or except as provided below, no award and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by (a) will or the laws of descent and distribution or (b) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Noble Incentive Plan or applicable award and in a form acceptable to the compensation committee. Notwithstanding the foregoing, a participant may assign or transfer an award with the consent of the compensation committee (i) for charitable donations or (ii) to specified family members or family trusts or partnerships; provided that any such transferee will be bound by and subject to all of the terms and conditions of the Noble Incentive Plan and the award agreement relating to the transferred award; and provided further that such participant will remain bound by the terms and conditions of the Noble Incentive Plan.

Tax Withholding. A participant’s tax withholding under applicable tax withholding laws and regulations with respect to an award may, at the discretion of the compensation committee and subject to conditions that the compensation committee may impose, be satisfied by, among other things, withholding from any payment related to an award or by the withholding of ordinary shares issuable pursuant to the award based on the fair market value of the shares.

Amendment. Our Board may amend, modify, suspend or terminate the Noble Incentive Plan (and the compensation committee may amend an award agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that: (a) no amendment or alteration that would materially adversely affect the rights of any participant under any award previously granted to such participant will be made without the consent of such participant; and (b) no amendment or alteration will be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s ordinary shares are listed, including any amendment that expands the types of awards available under the Noble Incentive Plan, materially increases the number of shares available for awards under the Noble Incentive Plan, materially expands the classes of persons eligible for awards under the Noble Incentive Plan, materially extends the term of the Noble Incentive Plan, materially changes the method of determining the exercise price of options or SARs, deletes or limits any provisions of the Noble Incentive Plan that prohibit the repricing of options or SARs or decreases any minimum vesting requirements for any stock award.

68        2020 Proxy Statement   Noble Corporation plc

Tax Consequences

U.S. Federal Income Tax Consequences. The following summary is based on an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of U.S. federal income tax consequences and, when applicable, such consequences may be either more or less favorable than those described below depending on a participant’s particular circumstances.

To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) the discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

The Noble Incentive Plan is not qualified under Section 401(a) of the Code.

Nonqualified Stock Options. An optionee will not recognize any income for U.S. federal income tax purposes upon the grant of a nonqualified stock option (i.e., an option that is not intended to comply with Section 422 of the Code). Upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares on the date of exercise over the amount paid for such ordinary shares. Income recognized upon the exercise of nonqualified stock options will be considered compensation subject to withholding at the time the income is recognized, and therefore, the Company must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment.

The basis of ordinary shares transferred to an optionee upon the exercise of a nonqualified stock option is the price paid for such ordinary shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells ordinary shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of the ordinary shares will constitute capital gain to the optionee for U.S. federal income tax purposes.

Incentive Stock Options. No income will be recognized by an optionee for U.S. federal income tax purposes upon the grant or exercise of an incentive stock option (i.e., an option that is intended to comply with Section 422 of the Code). The basis of ordinary shares transferred to an optionee upon exercise of an incentive stock option is the price paid for the ordinary shares. If the optionee holds the ordinary shares for at least one year after the transfer of the ordinary shares to the optionee and two years after the grant of the incentive stock option, the optionee will recognize capital gain or loss upon sale of the ordinary shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the ordinary shares. Generally, if the ordinary shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the ordinary shares on the date of exercise over the amount paid for the ordinary shares, or, if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. The optionee’s additional gain or any loss realized upon disposition will be a capital gain or loss. The excess of the fair market value of ordinary shares received upon the exercise of an incentive stock option over the option price for the ordinary shares is an item of adjustment for the optionee for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, an optionee may be subject to alternative minimum tax as a result of the exercise.

SARs. The recipient will not be subject to any U.S. federal income tax consequences upon the grant of SARs. Generally, the recipient will recognize ordinary income subject to withholding upon the exercise of SARs in an amount equal to the amount of cash received and/or the fair market value of any ordinary shares acquired pursuant to the exercise.

Restricted Stock. If the restrictions on an award of ordinary shares of restricted stock are of a nature that the ordinary shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the recipient will not recognize income for U.S. federal income tax purposes at the time of the award unless the recipient affirmatively elects within 30 days after the date the restricted stock is granted to include the fair market value of the ordinary shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the recipient will be required to include in income for U.S. federal income tax purposes on the date the ordinary shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the ordinary shares of restricted stock on such date, less any amount paid for the shares. If a Section 83(b) election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Noble Corporation plc   2020 Proxy Statement        69

Dividends paid to a recipient on ordinary shares of restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the recipient, unless the recipient made an election under Section 83(b). Similarly, dividends that are accrued on ordinary shares of restricted stock before the expiration of the restriction period and paid to a recipient at the close of the restriction period will be additional compensation taxable as ordinary income to the recipient, unless the recipient made an election under Section 83(b). If the recipient has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the recipient.

If the restrictions on an award of restricted stock are not of a nature that the ordinary shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the recipient will recognize ordinary income for U.S. federal income tax purposes at the time of the transfer of the ordinary shares in an amount equal to the fair market value of the ordinary shares of restricted stock on the date of the transfer, less any amount paid therefor.

Restricted Stock Units. There are no U.S. federal income tax consequences to the recipient upon the award of restricted stock units. Generally, the recipient will recognize ordinary income upon the transfer of ordinary shares in satisfaction of an award of restricted stock units in an amount equal to the fair market value of the ordinary shares so transferred.

Generally, a recipient will recognize ordinary income subject to withholding upon the payment of any cash dividend equivalents or other cash distributions paid in relation to an award of restricted stock units in an amount equal to the cash received.

Cash Awards. Generally, the amount paid to a recipient in cash pursuant to a cash award will be ordinary income to the recipient at the time of payment.

Application of Code Section 409A. Section 409A of the Code imposes an additional “20 percent plus interest” tax on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “nonqualified deferred compensation” includes equity-based incentive programs, including certain stock options, SARs and restricted stock unit programs. Generally, Section 409A of the Code does not apply to incentive stock options, to nonqualified stock options or SARs granted at fair market value if no deferral is provided beyond exercise, or to shares of restricted stock.

The benefits payable under the Noble Incentive Plan are intended to be exempt from or compliant with the requirements of Section 409A of the Code. However, if the Noble Incentive Plan or a grant or award made under the Noble Incentive Plan fails to comply in form or operation with any applicable requirement of Section 409A of the Code, a participant may become subject to the taxes imposed by Section 409A of the Code.

Tax Consequences to the Company. Since the Company does not expect to have United States sourced income, the Company does not expect that the grant or exercise of options or SARs or the award of restricted stock, restricted stock units or cash awards will have any effect upon it for United States tax purposes.

Tax Code Limitations on Deductibility. The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the Noble Incentive Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, the ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the Noble Incentive Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation.

As a result of tax reform that became effective on January 1, 2018, the current exception to the deduction limit for “qualified performance-based compensation” under Section 162(m) of the Code has been eliminated and the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit has been broadened. However, certain transition guidance may exempt from the above changes compensation under a written binding agreement that was in effect on November 2, 2017 and was not subsequently materially modified. Therefore, compensation paid to an NEO in excess of $1 million will not be deductible for taxable years beginning on and after January 1, 2018 unless it qualifies for transition or other regulatory relief.

The compensation committee intends to administer qualified performance awards in accordance with any such transition or other regulatory relief under Section 162(m). However for fiscal year 2019 and thereafter, because uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that any compensation intended to satisfy the requirements for exemption from Section 162(m) will satisfy the requirements. Further, although the deductibility of compensation is a consideration evaluated by the compensation committee, the compensation committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the NEOs and other covered

70        2020 Proxy Statement   Noble Corporation plc

employees is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the compensation committee will continue to retain the discretion to pay compensation that is in excess of the $1 million deductibility limit.

Awards of equity based compensation to the Company’s non-employee directors and to named executive officers are disclosed in the Summary Compensation Table under the Compensation Discussion and Analysis section included in this proxy statement.

Noble Corporation plc   2020 Proxy Statement        71

Resolution 15

Resolution 15

Authorization of the Board to Allot Shares under section 551 of the UK Companies Act 2006

This discussion of Resolution 15 does not take into account the impact of the reverse share split that is the subject of Resolution 16. If shareholders approve such reverse share split and our Board elects to effect the reverse share split, the number of ordinary shares subject to the authority being granted to the Board in this Resolution 15 would be decreased as a result of the reverse share split. The amount of the decrease would depend on the reverse share split ratio selected by our Board. Notwithstanding the foregoing, any amounts expressed in this discussion in terms of aggregate nominal value of ordinary shares, including the amounts included in Resolution 15, would not change, even if the reverse share split is effected. This is so because even though the absolute number of ordinary shares with respect to which the Board has authority may be decreased as a result of the reverse share split, the nominal value per ordinary share would increase by way of the reverse share split. Thus amounts expressed as aggregate nominal value would not change. See discussion of Resolution 16.

As a UK organized company governed in part by the UK Companies Act, and unlike U.S. companies that can issue “blank check” stock, we cannot issue new shares (other than in certain limited circumstances) without first obtaining approval from our shareholders. The UK Companies Act provides that this approval grants authority to our Board to allot shares in the Company and to grant rights to subscribe for or convert any security of the Company into shares of the Company. If our shareholders approve this grant of authority, their approval would be effective until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 21, 2021). Without this grant of authority from shareholders, our Board would be unable to issue any of our shares without obtaining specific prior approval from our shareholders. Management believes that, without this allotment authority, the Company would be at a disadvantage compared to its competitors who are US corporations or who have sought and been given the ability to allot shares by their shareholders.

Approval of this resolution will not, however, implicate any shareholder approval requirements of the NYSE for share issuances, such as for executive compensation purposes, certain financing transactions or in connection with acquisitions, and we would continue to be subject to the requirements to obtain shareholder approval in those instances. Allotments or issuances of ordinary shares for cash are subject to rights of pre-emption of the existing shareholders. If the shareholders approve Resolutions 17 and 18 at the Meeting, those pre-emption rights will be disapplied to a limited extent as set forth in Resolutions 17 and 18 for new issues of shares subject to this resolution.

If authorised by our shareholders, the first part of this resolution (paragraph (A) in the full text of the resolution below) would give our Board the authority to allot shares or grant rights to subscribe for or convert any securities into shares up to an aggregate nominal amount equal to $836,500, or 83,650,000 ordinary shares. This amount represents approximately 33.3% of the issued share capital of the Company as of March 18, 2020, our record date.

The second part of this resolution (paragraph (B) in the full text of the resolution below) would give our Board authority to allot shares or grant rights to subscribe for or convert any securities into shares in connection with a rights issue or other similar issue in favor of ordinary shareholders up to an aggregate nominal amount equal to $1,673,000 (as reduced by the nominal amount of any shares issued under paragraph (A) of this resolution), or 167,300,000 ordinary shares. This amount (before any reduction) represents approximately 66.6% of the issued share capital of the Company as of March 18, 2020, our record date.

Together, the aggregate nominal amount of any relevant securities issued under the authority conferred by paragraphs (A) and (B) represent an amount that is equal to approximately 66.6% of the aggregate nominal value of our issued share capital as of March 18, 2020. Our Board may exercise the authority to allot shares representing up to 33.3% (or 66.6% in connection with a rights issue or other similar issue) of the issued share capital of the Company as of March 18, 2020. Such an allotment could be carried out in compliance with applicable UK law for various purposes including for example to raise additional capital, to reduce debt or increase liquidity as necessary. Any determination to exercise the authority to allot shares will be dependent upon market conditions and our profitability, liquidity, financial condition, market outlook, capital requirements and other factors our Board deems relevant.

The description of our shares contained in Exhibit 4.13 to our Annual Report on Form 10-K filed with the SEC on February 20, 2020 is incorporated herein by reference.

Approval of the resolution requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

72        2020 Proxy Statement   Noble Corporation plc

Resolution 15

Recommendation

Our Board unanimously recommends that you vote FOR the ordinary resolution to authorise the Board to allot shares.

The full text of the Ordinary Resolution is as follows:

“An ordinary resolution that the board be generally and unconditionally authorised to allot shares in the company and to grant rights to subscribe for or convert any security into shares in the company:

(A)	up to a nominal amount of $836,500 (such amount to be reduced by any allotments or grants made under paragraph (b) below in excess of such sum); and

(B)	comprising equity securities (as defined in the UK Companies Act 2006) up to a nominal amount of $1,673,000 (such amount to be reduced by any allotments or grants made under paragraph (a) above) in connection with an offer by way of a rights issue or other similar issue:

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities as required by the rights of those securities or as the board otherwise considers necessary,

and so that the board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authority to apply until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 21, 2021), but, in each case, during this period the company may make offers and enter into agreements which would, or might, require shares to be allotted or rights to subscribe for or convert securities into shares to be granted after the authority ends and the board may allot shares or grant rights to subscribe for or convert securities into shares under any such offer or agreement as if the authority had not ended.”

Noble Corporation plc   2020 Proxy Statement        73

Resolution 16

Resolution 16

Approval of Reverse Share Split of our Ordinary Shares

We are asking shareholders to approve a consolidation or reverse share split of the issued and outstanding ordinary shares of Noble, whereby, at the discretion of our Board, the outstanding ordinary shares would be combined, converted and changed into a lesser number of ordinary shares at a ratio to be selected by our Board in the range of 1:15 to 1:60 and the nominal value per ordinary share resulting from the reverse share split would be increased by a ratio equal to the inverse of the selected reverse share split ratio, effective upon implementation of the reverse share split.

The resolution with respect to the reverse share split of our ordinary shares was approved by our Board, subject to shareholder approval, on March 24, 2020. Our Board believes that shareholder approval of a range of reverse share split ratios of 1:15 to 1:60 provides our Board with maximum flexibility to act in our best interest and in the best interest of our shareholders.

Upon shareholder approval of the proposed reverse share split, our Board will have the authority to effect a reverse share split in its sole discretion and without further shareholder action until our 2021 annual general meeting of shareholders. The actual reverse share split ratio will be selected from the above range by our Board. Even if the authorization to effect the reverse share split is granted by our shareholders, our Board reserves the right to not effect any reverse share split if it does not deem it to be in our best interest or in the best interest of our shareholders. Our Board’s decision as to whether, when and pursuant to what ratio to effect a reverse share split will be based on a number of factors, including prevailing market, industry and general economic conditions, the historical, existing and expected trading prices and trading volumes of our ordinary shares, actual and forecasted results of operations and the likely effect of such results on the market price of our ordinary shares, the projected impact of the reverse share split ratio on trading liquidity in our ordinary shares in the short-term and long-term and the continued listing standards of the NYSE.

If our Board elects to effect a reverse share split, each shareholder will own a reduced number of ordinary shares upon implementation of the reverse share split and the reverse share split will increase the nominal value of ordinary shares to between $0.15 and $0.60 per share, depending on the reverse share split ratio selected by our Board. Except to the extent that the reverse share split would result in a shareholder owning a fractional share, each of our shareholders will hold the same percentage of our outstanding ordinary shares immediately following the reverse share split as such shareholder held immediately prior to the reverse share split. Any reverse share split will not change the relative voting power of our shareholders (other than as a result of the treatment of fractional shares as described under “Effect on Fractional Shares”) and will affect all of our shareholders uniformly.

This resolution is not being proposed in response to any effort of which we are aware to accumulate our ordinary shares or obtain control of the Company, nor is it a plan by our management to recommend a series of similar actions to our Board or our shareholders.

There are certain risks associated with this resolution, and we cannot accurately predict or assure this resolution will produce or maintain the desired results. For more information on the risks associated with this resolution, see “Certain Risks Associated with a Reverse Share Split.” However, our Board believes that the benefits to us and our shareholders outweigh the risks and recommends that you vote in favor of this resolution.

Reasons for a Reverse Share Split

Our Board believes that, should the appropriate circumstances arise, effecting a reverse share split will provide benefits to us and our shareholders in a number of ways by increasing the per share market price of our ordinary shares, including:

Meeting Continued NYSE Listing Requirements and Maintaining our NYSE Listing. Our ordinary shares are listed on the NYSE under the symbol “NE.” In order for our ordinary shares to continue to be listed on the NYSE, we must comply with various continued listing standards of the NYSE, including that our ordinary shares maintain a minimum average closing price of at least $1.00 per share over a consecutive 30-trading day period. On February 19, 2020, the NYSE provided notice to the Company that it was no longer in compliance with this requirement. As required by the NYSE, the Company notified the NYSE of its intent to cure the deficiency and restore its compliance with the NYSE continued listing standards. In general, a listed company has a period of six months following the receipt of the notice of non-compliance to regain compliance.

74        2020 Proxy Statement   Noble Corporation plc

Resolution 16

Our Board’s primary objective in proposing the reverse share split is to raise the per share trading price of our ordinary shares. If our shareholders approve this resolution and our Board effects the reverse share split, our Board believes that the trading price of an ordinary share should increase as a function of the reverse share split ratio selected by our Board. The NYSE continued listing condition would be deemed cured if the per share price of our ordinary shares promptly exceeds $1.00 per share, and the price remains above such level for at least the following 30 trading days. Failure to comply with this listing requirement may lead to delisting from the NYSE, which could have a material adverse effect on our financial condition and the liquidity and value of our ordinary shares. If our ordinary shares become significantly less liquid due to delisting from the NYSE, our shareholders may not have the ability to liquidate their investments in our ordinary shares as and when desired and our ability to access capital would become significantly diminished. We believe that a higher market price that should result from a reverse share split will help us maintain compliance with the NYSE listing requirements, and thereby provide increased liquidity for our ordinary shares, maintain the number of investors willing to hold or acquire our ordinary shares and maintain our ability to issue securities or obtain financing in the future.

Appealing to a Broader Range of Investors to Generate Greater Investor Interest in the Company. An increase in the market price of our ordinary shares may make it more attractive to investors. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. Many brokerage firms also have internal policies and practices that have the effect of discouraging individual brokers from recommending lower-priced stocks to their clients or restricting or limiting the ability to purchase such stocks on margin. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Each of these market dynamics has the effect of reducing the number of potential purchasers of our ordinary shares, and we believe that a higher per share market price would increase the number of such potential purchasers.

Effects of a Reverse Share Split

Upon shareholder approval of this resolution and any election by our Board to effect a reverse share split, our issued and outstanding ordinary shares would decrease in accordance with the reverse share split ratio selected by our Board. The market value per share of our ordinary shares would be expected to increase.

The reverse share split would be effected simultaneously for all of our ordinary shares, and the reverse share split ratio would be the same for all ordinary shares. The reverse share split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interests in the Company or relative voting or other rights that accompany our ordinary shares, except to the extent that would result in a shareholder owning a fractional share. After the effectiveness of the reverse share split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our shareholders or any aspect of our business would materially change as a result of the reverse share split.

The reverse share split would not affect our securities law reporting and disclosure obligations. Our ordinary shares would continue to be registered under the Exchange Act, and we would continue to be subject to the periodic or other reporting requirements thereunder. Our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

In addition to the decrease in the number of our ordinary shares issued and outstanding and the expected increase in the market value per ordinary share, a reverse share split would have the following additional effects:

Adjustment to Number of Ordinary Shares Subject to Outstanding Incentive Awards and Issuable under Equity Incentive Plans. The number of shares subject to outstanding awards under each of the Noble Incentive Plan and the Director Plan would be reduced in proportion to the reverse share split, and any exercise or purchase price associated with such awards would be increased in proportion to the reverse share split. In addition, the number of shares available for grant pursuant to such plans would be reduced in proportion to the reverse share split, as will any per person or overall plan limitations stated as a number of shares.

Effect on Nominal Value. The reverse share split will increase the nominal value of ordinary shares to between $0.15 and

Noble Corporation plc   2020 Proxy Statement        75

Resolution 16

$0.60 per share, depending on the reverse share split ratio selected by our Board.

Accounting Matters. After the reverse share split, net income or loss per share and other per share amounts will be increased because there will be fewer ordinary shares outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse share split would be recast to give retroactive effect to the reverse share split.

The following table contains information relating to our ordinary shares under the minimum and maximum reverse share split ratios, based on share information as of March 18, 2020 and without giving effect to the treatment of fractional shares:

	Current	After Reverse Share Split if 1:15 Ratio is Selected	After Reverse Share Split if 1:60 Ratio is Selected
Ordinary Shares issued and outstanding	250,952,112	16,730,140	4,182,535

Certain Risks Associated with a Reverse Share Split

Even if a reverse share split is effected, some or all of the expected benefits of a reverse share split described above may not be realized or maintained.

The reverse share split may not increase the market price of our ordinary shares. Even though the market price of an ordinary share would be expected to increase at the time the reverse share split is effected, the market price of our ordinary shares would continue to be based, in part, on our financial performance, industry conditions, general economic conditions and other factors unrelated to the number of ordinary shares outstanding. The continuing effect of a reverse share split on the market price for our ordinary shares cannot be accurately predicted, and the history of reverse share splits for companies in similar circumstances is varied. We cannot assure you that the market price of our ordinary shares after a reverse share split will rise in exact proportion to the reduction in the number of ordinary shares outstanding, or at all. Furthermore, even if the market price of our ordinary shares increases immediately after the reverse share split, there can be no assurance that such higher share price will be maintained for any period of time. Moreover, because some investors may view a reverse share split negatively, we cannot assure you that approval of the reverse share split will not adversely impact the market price of our ordinary shares. In addition, even if the reverse share split is effected, there can be no assurance that we will continue to meet the continued listing standards of the NYSE.

The reverse split may result in some shareholders owning “odd lots.” A reverse share split may result in some shareholders owning “odd lots” of less than 100 ordinary shares, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

The reverse share split may decrease the liquidity of our ordinary shares or lead to a decrease in our overall market capitalization. The reverse share split will reduce the total number of ordinary shares outstanding, which may lead to reduced trading and a smaller number of market makers for our ordinary shares, particularly if the trading price of our ordinary shares does not increase as a result of the reverse share split. In addition, the reverse share split could lead to a decrease in our overall market capitalization. If the trading price of our ordinary shares does not increase in proportion to the reverse share split ratio, then the value of the Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of ordinary shares outstanding following the reverse share split.

Procedure for Effecting the Reverse Share Split and Exchange of Share Certificates

Upon shareholder approval of the proposed reverse share split, our Board may effect the reverse share split by adopting a resolution electing to do so, fixing the reverse share split ratio from the range described above and setting the date on which the reverse share split would be effected. Our Board would also cause any required forms and notices to be filed with Companies House, which maintains certain corporate records for English companies such as the Company.

If our Board elects to effect the reverse share split, then, without any further action by the Company’s shareholders, the issued and outstanding ordinary shares held by shareholders of record as of the effective date of the reverse share split would be converted into a lesser number of ordinary shares calculated in accordance with the reverse share split ratio selected by our Board. In addition, the nominal value per ordinary share resulting from the reverse share split will increase by a ratio that is equal to the inverse of the selected reverse share split ratio, effective upon implementation of the reverse share split. For example, if a shareholder presently holds 300 ordinary shares, such shareholder would hold 20 ordinary shares (each with a nominal value of $0.15) following a 1:15 reverse split or 5 ordinary shares (each with a nominal value of $0.60) following a 1:60 reverse split, in each case with an additional amount of cash in lieu of fractional shares, if applicable,

76        2020 Proxy Statement   Noble Corporation plc

Resolution 16

as described below under “Effect on Fractional Shares.”

Beginning on the effective date of the reverse share split, any share certificate representing pre-split ordinary shares will be deemed for all corporate purposes to evidence ownership of post-split ordinary shares. Any shareholders who hold a position in certificate form, will be required to return their original certificates to the exchange agent, Computershare Trust Company, N.A., along with a letter of transmittal that will be mailed to you as soon as practicable after the effective date in order to receive post-reverse share split shares or cash in lieu of fractional shares, if applicable.

Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)

Upon effecting the reverse share split, ordinary shares held by shareholders in “street name,” through a bank, broker or other nominee, will be treated in the same manner as ordinary shares held by shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse share split for their customers holding ordinary shares in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse share split and making payments for fractional shares. If you hold ordinary shares with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Shareholders Who are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of ordinary shares may hold some or all of their shares electronically in book-entry form with our transfer agent, Computershare Investor Services Inc. These shareholders do not hold physical share certificates evidencing their ownership of our ordinary shares. However, they are provided with a statement reflecting the number of our ordinary shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent and the shareholder’s account is in good standing, no action needs to be taken to receive post-reverse share split shares or cash in lieu of fractional shares, if applicable. If a shareholder is entitled to post-reverse share split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of our ordinary shares held following the reverse share split.

Effect on Holders of Share Certificates

Computershare Trust Company, N.A. will act as our exchange agent for purposes of implementing the exchange of share certificates. Shareholders holding ordinary shares in certificated form will be asked to surrender to the exchange agent the share certificates representing such shares in exchange for share certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our shareholders at such time. No new certificates will be issued to a shareholder until the shareholder has surrendered such outstanding share certificates, together with the properly completed and executed letter of transmittal, to our exchange agent. SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATES AND SHOULD NOT SUBMIT THEIR SHARE CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. SHAREHOLDERS ARE ENCOURAGED TO SURRENDER CERTIFICATES TO OUR EXCHANGE AGENT, BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT, PROMPTLY FOLLOWING RECEIPT OF A TRANSMITTAL FORM IN ORDER TO AVOID THE APPLICABILITY OF ESCHEAT LAWS TO SUCH SHARES.

Effect on Fractional Shares

No fractional ordinary shares will be issued in connection with the reverse share split. All fractions of ordinary shares resulting from the reverse share split will be aggregated and sold in the market as soon as reasonably practicable following the date on which the reverse share split was completed and the holders will receive the net proceeds of the sale (after the deduction of the expenses of sale, without interest and subject to any tax withholding) in due proportion to the fractional shares to which they would otherwise have been entitled as a result of the reverse share split.

No Appraisal Rights

As a matter of English law, our shareholders do not have a right to dissent and are not entitled to appraisal rights with respect to the reverse share split, and we will not independently provide our shareholders with any such rights.

Interests of Directors and Executive Officers

Noble Corporation plc   2020 Proxy Statement        77

Resolution 16

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this resolution, except to the extent of their ownership of our ordinary shares.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences of a reverse share split to U.S. holders (as defined below) that hold our ordinary shares as capital assets for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this proxy statement. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of a reverse share split.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, including the impact of the 3.8% tax imposed on “net investment income,” or to U.S. holders that may be subject to special tax treatment under U.S. federal income tax laws, including, without limitation:

•	dealers in securities, commodities or foreign currency;

•	certain former citizens or long-term residents of the United States;

•	insurance companies;

•	tax-exempt organizations;

•	banks, small business investment companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans;

•	persons that are partnerships or other pass-through entities for U.S. federal income tax purposes;

•	persons whose functional currency is not the U.S. dollar;

•	traders that mark-to-market their securities;

•	persons subject to the alternative minimum tax;

•	persons that hold our ordinary shares as part of a hedge, straddle, conversion or other risk reduction transaction; and

•	persons that acquired their ordinary shares pursuant to the exercise of compensatory share options, the vesting of previously restricted shares or otherwise as compensation.

Further, this summary does not address any state, local, estate or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our ordinary shares, you should consult your tax advisor regarding the tax consequences of a reverse share split.

This discussion should not be considered as tax or investment advice, and the tax consequences of a reverse share split may not be the same for all shareholders. U.S. holders should consult their own tax advisors to determine the particular consequences to them.

For purposes of this discussion, a “U.S. holder” is a holder of our ordinary shares that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over the trust’s administration and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Treatment of Reverse Share Split as a Recapitalization. The reverse share split is intended to constitute a recapitalization under Section 368(a) of the Code, and the remainder of this discussion assumes the reverse share split so qualifies. In

78        2020 Proxy Statement   Noble Corporation plc

Resolution 16

general, the U.S. federal income tax consequences of the reverse share split will vary among shareholders depending upon whether they receive cash for fractional shares or solely a reduced number of ordinary shares in exchange for their old ordinary shares. Because the reverse share split is not part of a plan to increase periodically a shareholder’s proportionate interest in our assets or earnings and profits, the reverse share split will have the following U.S. federal income tax effects.

Shareholders Receiving No Cash and No Fractional Shares. A shareholder that receives solely a reduced number of ordinary shares will not recognize gain or loss. In the aggregate, such a shareholder’s basis in the reduced number of ordinary shares will equal the shareholder’s basis in its old ordinary shares and such shareholder’s holding period in the reduced number of ordinary shares will include the holding period in its old ordinary shares exchanged.

Shareholders Receiving Cash in Lieu of Fractional Shares. A shareholder that receives cash in lieu of a fractional share as a result of the reverse share split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, as follows:

•	Generally, if redemption of the fractional shares of all shareholders reduces the percentage of the total voting power of all classes of our voting shares held by a particular redeemed shareholder (determined by including the voting power held by certain related persons), the particular shareholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s basis in the fractional share. Such gain or loss generally will be a capital gain or loss and generally will be a long-term gain or loss if the shareholder’s holding period in the fractional share exceeds 12 months. In the aggregate, such a shareholder’s basis in the reduced number of ordinary shares will equal the shareholder’s basis in its old ordinary shares decreased by the basis allocated to the fractional share for which such shareholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged.

•	If the redemption of the fractional shares of all shareholders leaves the particular redeemed shareholder with no reduction (or an increase) in the shareholder’s percentage of total voting power of all classes of our voting shares (determined by including the voting power held by certain related persons), it is likely that cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code that is generally taxable income to the shareholder.

Shareholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

Reservation of Right to Abandon Reverse Share Split

Even if approved by our shareholders, our Board reserves the right to not effect any reverse share split if it does not deem it to be in our best interest or in the best interest of our shareholders. By voting in favor of this resolution, you are expressly also authorizing our Board to delay, not to proceed with and abandon a reverse share split if it should so decide, in its sole discretion, that such action is in the best interest of our company and our shareholders.

If our Board does not elect to effect a reverse share split prior to our 2021 annual general meeting of shareholders, then further shareholder approval would be required prior to effecting any reverse share split.

Recommendation

Our Board unanimously recommends that you vote FOR the reverse share split.

Noble Corporation plc   2020 Proxy Statement        79

Resolution 16

The full text of the Ordinary Resolution is as follows:

1.     the board of directors (the “board”) of Noble Corporation plc (the “company”) be and is hereby generally and unconditionally authorised to exercise all powers of the company to effect a consolidation or reverse share split (the “Reverse Share Split”) of all of the issued and outstanding ordinary shares, nominal value $0.01 per share (“ordinary shares”), in the capital of the company (or such other number of fully paid and issued ordinary shares that are outstanding on the effective date of the Reverse Share Split) on such basis and in such matter as the directors may determine, including (i) fixing the ratio of pre-consolidation to post-consolidation ordinary shares to be used in the Reverse Share Split, provided that such ratio shall be on the basis of between 15 and up to 60 existing ordinary shares for one new ordinary share, and (ii) determining the effective date of the Reverse Share Split, with the nominal value per new ordinary share to be increased by the inverse of the ratio fixed by the board, provided in all cases that the authority conferred on the board pursuant to this resolution shall expire on the date of the company’s 2021 annual general meeting of shareholders (the “Expiry Date”);

2.     where the Reverse Share Split results in any company shareholder becoming entitled to a fraction of an ordinary share, such fraction shall, so far as possible, be aggregated with the fractions of ordinary shares to which other company shareholders may be entitled as a result of the Reverse Share Split, and the board be and is hereby generally and unconditionally authorised to sell (or appoint any other person to sell to any person), on behalf of the relevant company shareholders, all the ordinary shares representing such fractions, and to pay in United States dollars the net proceeds of sale (after the deduction of the expenses of the sale (including any tax and amounts in respect of value added tax payable thereon), without interest and subject to any required tax withholding) in due proportion to the relevant company shareholders entitled thereto; provided that any fraction of a cent that would otherwise be payable shall be rounded up or down in accordance with the practice of the registrar of the company (and for the purposes of implementing the provisions of this resolution, any member of the board (or any person appointed by the board) shall be and is hereby generally and unconditionally authorised to execute one or more instrument(s) of transfer in respect of such ordinary shares on behalf of the relevant company shareholder(s) and to do all such acts and things as the board may consider necessary or desirable to effect the transfer of such ordinary shares to, or in accordance with the directions of, any buyer of any such ordinary shares);

3.     the board be and is hereby generally and unconditionally authorised to determine whether or not to act upon this resolution to effect the Reverse Share Split and, should they choose to act upon this resolution, then subject to the effective date of the Reverse Share Split (as determined by the board) having occurred: (i) the company’s agents be and are hereby generally and unconditionally authorised and directed to update the register of members of the company and electronically file any required forms and/or notices with Companies House, and (ii) any one officer or director of the company be and is hereby generally and unconditionally authorised to cancel (or cause to be cancelled) any certificates evidencing the existing ordinary shares and to issue (or cause to be issued) certificates representing the ordinary shares resulting from the Reverse Share Split to the holders thereof; and

4.     any one officer or director of the company (or in the case of any document to be executed as a deed, any two directors of the company, any director and the company secretary, or any director in the presence of a witness) is hereby generally and unconditionally authorised and empowered for and on behalf of the company to execute, deliver and file or cause to be executed, delivered and filed, all such documents and instruments as are necessary or desirable to give effect to the Reverse Share Split and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorised thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or doing of any such act or thing.

80        2020 Proxy Statement   Noble Corporation plc

Resolutions 17-18

Resolutions 17 & 18

Approval of General Disapplication of Pre-Emption Rights
and the Disapplication of Pre-Emption Rights in Connection
with an Acquisition or Specified Capital Investment

This discussion of Resolutions 17 and 18 does not take into account the impact of the reverse share split that is the subject of Resolution 16. If shareholders approve such reverse share split and our Board elects to effect the reverse share split, the number of ordinary shares subject to the authority being granted to the Board in these Resolutions 17 and 18 would be decreased as a result of the reverse share split. The amount of the decrease would depend on the reverse share split ratio selected by our Board. Notwithstanding the foregoing, any amounts expressed in this discussion in terms of aggregate nominal value of ordinary shares, including the amounts included in Resolution 17 and Resolution 18, would not change, even if the reverse share split is effected. This is so because even though the absolute number of ordinary shares with respect to which the Board has authority may be decreased as a result of the reverse share split, the nominal value per ordinary share would increase by way of the reverse share split. Thus amounts expressed as aggregate nominal value would not change. See discussion of Resolution 16.

As a UK company governed in part by the UK Companies Act, and unlike U.S. companies, before we can raise additional capital through the issuance of ordinary shares of the Company for cash, we are required first to offer those shares to current shareholders in proportion to their shareholdings. The UK Companies Act permits shareholders to waive, or disapply, those pre-emption rights. In addition, under UK law such pre-emption rights do not apply to any issuance of shares for non-cash consideration (including where shares are issued in exchange for other securities). If our shareholders approve the disapplication of pre-emption rights, and provided they approve the allotment of shares in Resolution 15, their approval for Special Resolutions 17 and 18 would each be effective until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 21, 2021).

Resolutions 17 and 18 would give the Board the ability to raise additional capital by issuing ordinary shares and shares held in the Company’s treasury for cash free of the restriction regarding pre-emptive rights in Section 561 of the UK Companies Act. The power set out in Resolution 17 would be limited to (a) allotments or sales in connection with pre-emptive offers and offers to holders of other equity securities if required by the rights of those securities or as the Board otherwise considers necessary, or (b) otherwise up to an aggregate nominal amount of $125,476, which represents approximately 5% of the issued share capital of the Company as of March 18, 2020, our record date, or 12,547,600 ordinary shares.

In respect of the power referred to in (b), our Board confirms that it does not intend to issue shares in reliance on such authority if the cumulative usage of such authority within a rolling three-year period would be in excess of 7.5% of the issued share capital of the Company (excluding treasury shares) without prior consultation with shareholders, except in connection with an acquisition or specified capital investment as described below in Resolution 18.

Resolution 18 is intended to give the Company additional flexibility to make non pre-emptive issues of shares in connection with an acquisition or specified capital investment which is announced contemporaneously with the corresponding allotment, or which has taken place in the preceding six-month period and is disclosed in the announcement of the corresponding allotment. A specified capital investment means one or more specific capital investment related uses for the proceeds of an issuance of equity securities, in respect of which sufficient information regarding the effect of the transaction on the Company, the assets which are the subject of the transaction and (where appropriate) the profits attributable to them is made available to shareholders to enable them to reach an assessment of the potential return.

The power under Resolution 18 is in addition to that proposed by Resolution 17 and would be limited to an aggregate nominal amount of $125,476 (which represents approximately a further 5% of the issued share capital of the Company as of March 18, 2020) or 12,547,600 ordinary shares.

Resolutions 17 and 18 would provide our Board with additional flexibility to pursue strategic transactions, raise capital and finance growth with equity.

Resolutions 17 and 18 are special resolutions which accordingly require the affirmative vote of at least 75% of the votes cast on each of the resolutions at the Meeting in person or by proxy.

Noble Corporation plc   2020 Proxy Statement        81

Resolutions 17-18

Recommendation

Our Board recommends that you vote FOR the approval of general disapplication of pre-emption rights and FOR the approval of disapplication of pre-emption rights in connection with an acquisition or specified capital investment.

The full text of Special Resolution 17 is as follows:

“If resolution 15 is passed, the board shall be given power to allot equity securities (as defined in the UK Companies act 2006) for cash under the authority given by that resolution and/or to sell ordinary shares held by the company as treasury shares for cash as if section 561 of the UK Companies Act 2006 did not apply to any such allotment or sale, such power to be limited:

(A)	to the allotment of equity securities and sale of treasury shares in connection with an offer of, or invitation to apply for, equity securities (but in the case of the authority granted under paragraph (b) of resolution 15, by way of a rights issue or other similar issue only):

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities, as required by the rights of those securities, or as the board otherwise considers necessary,

And so that the board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

(B)	in the case of the authority granted under paragraph (A) of resolution 15 and/or in the case of any sale of treasury shares, to the allotment of equity securities or sale of treasury shares (otherwise than under paragraph (a) above) up to a nominal amount of $125,476, such power to apply until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 21, 2021); however, in each case, during this period the company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.”

The full text of Special Resolution 18 is as follows:

“If resolution 15 is passed, the board shall be given power in addition to any power granted under resolution 17 to allot equity securities (as defined in the UK Companies Act 2006) for cash under the authority given pursuant to paragraph (a) of resolution 15 and/or to sell ordinary shares held by the company as treasury shares for cash as if section 561 of the UK Companies Act 2006 did not apply to any such allotment or sale, such power to be:

(A)	limited to the allotment of equity securities and/or sale of treasury shares up to a nominal amount of $125,476; and

(B)	used only for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction) a transaction which the board determines to be an acquisition or other capital investment, such power to apply until the conclusion of the next annual general meeting of shareholders (or, if earlier, at the close of business on August 21, 2021); however, in each case, during this period the company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power ends and the board may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not ended.”

82        2020 Proxy Statement   Noble Corporation plc

Resolutions 17-18

Other Matters

Shareholder Proposals

Any proposal by a shareholder intended to be presented at the 2021 annual general meeting of shareholders must be received by the Company at our principal executive offices at 10 Brook Street, London W1S 1BG, England, Attention: William E. Turcotte, Senior Vice President, General Counsel and Corporate Secretary, no later than December 8, 2020, for inclusion in our proxy materials relating to that meeting.

In order for a shareholder to bring business before an annual general meeting of shareholders, a written request must be sent to our Corporate Secretary not less than 60 nor more than 120 days in advance of the annual general meeting, or, in the case of nominations for the election of directors, not less than 90 days in advance of an annual general meeting. Requests regarding agenda items (other than nominations for the election of directors) must include the name and address of the shareholder, a clear and concise statement of the proposed agenda item and evidence of the required shareholdings recorded in the share register. Requests for nominations for the election of directors must include the name and address of the shareholder, the name and address of the director nominee, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the director nominee and accompanied by evidence of the shareholding required to make such request, a description of all arrangements or understandings between the shareholder and the director nominee and any other persons (giving their names) pursuant to which the nominations are to be made, other information about the director nominee required to be disclosed in a proxy statement by SEC rules and the consent of the director nominee. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Solicitation of Proxies

The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $12,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by directors, officers and employees of the Company, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and the Company will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

In some cases, only one copy of the proxy materials are being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the proxy materials. To request separate or single delivery of these materials now or in the future, shareholders may submit a request to Investor Relations at our offices at 10 Brook Street, London W1S 1BG, England or at +44-20-3300-2300.

Noble Corporation plc   2020 Proxy Statement        83

Resolutions 17-18

Additional Information about the Company

You can learn more about the Company and our operations by visiting our website at www.noblecorp.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the Board;

•	our code of business conduct and ethics (and any amendment thereto or waiver of compliance therewith);

•	our Articles of Association;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our Board and shareholder relations.

Copies of our corporate governance guidelines, the charters of each of our standing committees of the Board and our code of business conduct and ethics are available in print upon request. For additional information about the Company, please refer to our 2019 Annual Report, which is being made available with this proxy statement.

Audit Concerns

Under s.527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter of concern relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with s.437 of the UK Companies Act. The business that may be dealt with at the Meeting includes any statement that the Company has been required to publish on a website under s.527 of the UK Companies Act.

NOBLE CORPORATION plc

Julie J. Robertson
Chairman, President and Chief Executive Officer
London, England
April , 2020

84        2020 Proxy Statement   Noble Corporation plc

NOBLE CORPORATION PLC
2015 OMNIBUS INCENTIVE PLAN

PART A

1. Plan: Noble Corporation plc, a company organized under the laws of England and Wales (the “Company”), established this Noble Corporation 2015 Omnibus Incentive Plan (the “Plan”), to be effective as of May 1, 2015 (the “Effective Date”) as subsequently restated as of May 1, 2016, May 1, 2017, May 1, 2018, May 1, 2019 and most recently restated as of May 21, 2020; provided that the Plan (as most recently restated) has received the requisite shareholder approval.

The Plan is the successor to the Noble Corporation 1991 Stock Option and Restricted Stock Plan, as amended and restated effective January 30, 2014 (the “Prior Plan”). For periods on and after the Effective Date of the Plan, no new Awards (as defined below) may be granted under the Prior Plan. Awards granted prior to such Effective Date pursuant to the Prior Plan shall continue to be administered in accordance with the terms of the Prior Plan.

2. Purpose. The Plan is designed to attract and retain the best available persons for service with the Company and its Subsidiaries (as defined below), to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under the Plan and thereby providing such persons with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

The Plan is composed of two parts, which are to be treated as separate sub-plans. Part A sets out the terms and conditions of the sub-plan that shall be an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act 2006. The terms and conditions of Part A are incorporated by reference in Part B, and apply to Part B except as expressly modified therein. The limitations on Awards in Paragraph 5 shall apply to the aggregate number of Awards made under the Plan.

Part B constitutes a sub-plan for the provision of Awards to Employees (as defined below) who would be eligible under Part A if the proviso at the end of the definition of “Subsidiary” for purposes of Part A was inapplicable. Part B is not intended to constitute an employees’ share scheme for the purposes of Section 1166 of the UK Companies Act 2006.

3. Definitions. As used in the Plan, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chief Executive Officer or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of the Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively, and in writing delivered to the Committee (or its applicable delegate), reject the applicable Award and Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Award Date” means the date an Award is granted to a Participant pursuant to the Plan.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change in Control” means a Change in Control as defined in Attachment 1 to Part A of the Plan.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer the Plan in whole or in part including any subcommittee of the Board as designated by the Board.

Noble Corporation plc  2020 Proxy Statement      A1

“Company” means Noble Corporation plc, a public limited company organized under the laws of England and Wales.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Non-Employee Director.

“Covered Employee” means any Employee who is or may be a “covered employee,” as defined in Section 162(m) of the Code.

“Disability” means a medically determinable physical or mental impairment (1) that prevents an Employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (2) for which the Employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or a Subsidiary. Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i) to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.

“Dividend Equivalents” means, in the case of an Award comprising Restricted Stock Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof (excluding, unless the Committee determines otherwise special dividends)) that are payable to shareholders of record in respect of the relevant record dates that occur during the Restriction Period or performance period, as applicable, on a like number of Shares that are subject to the Award.

“Effective Date” has the meaning set forth in Paragraph 1.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.

“Excepted Shares” has the meaning set forth in Paragraph 8.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his or her right to receive cash or Shares, as applicable, under the terms of an Award.

“Fair Market Value” of a Share means, as of a particular date,

(1)	if Shares are then listed or admitted to trading on a national securities exchange, the average of the reported high and low sales price per Share on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal national securities exchange on which such Share is so listed or admitted to trading,

(2)	if the Shares are not so listed or admitted to trading, the average of the closing high bid and low asked quotations as reported on an inter-dealer quotation system for such Share on the date in question, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available,

(3)	if the Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or

(4)	if none of the above are applicable, the fair market value of a Share as determined in good faith by the Committee in accordance with any applicable requirements of Section 409A or 422 of the Code.

“Incentive Stock Option” means an Option that is designated as such in the applicable Award Agreement and intended to comply with the requirements set forth in Section 422 of the Code.

“Maximum Share Limit” has the meaning set forth in Paragraph 5(a).

“Non-Employee Director” means an individual serving as a member of the Board who is not an Employee, Consultant or officer of the Company (i.e., an individual elected or appointed to serve as a director of the Company by the Board or in such other manner as may be prescribed in the articles of association of the Company).

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

“Option” means a right to purchase a specified number of Shares at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an individual to whom an Award has been made under the Plan.

A2     2020 Proxy Statement   Noble Corporation plc

“Performance Award” means an Award made pursuant to the Plan to a Participant, which award is subject to the attainment of one or more Performance Goals or other established performance criteria, as applicable.

“Performance Goal” means one or more standards established by the Committee under Paragraph 8(e)(i) to determine in whole or in part whether a Performance Award shall be earned.

“Permitted Assignee” has the meaning set forth in Paragraph 13.

“Plan” means this Noble Corporation 2015 Omnibus Incentive Plan, as such plan may be amended from time to time.

“Prior Plan” has the meaning set forth in Paragraph 1.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(e)(i).

“Restricted Stock” means Shares allotted and issued or transferred pursuant to Paragraph 8 that are restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” means a unit that provides for the allotment and issuance, transfer, or delivery of one Share or equivalent value in cash upon the satisfaction of the terms, conditions, and restrictions applicable to such Restricted Stock Unit.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to the Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Retirement” means the termination of an Employee’s employment with the Company or a Subsidiary for any reason (other than death, Disability or termination on account of fraud, dishonesty or other acts detrimental to the interests of the Company or a Subsidiary) on or after the date as of which the sum of such Employee’s age and the number of such Employee’s years of continuous service with the Company and its Subsidiaries (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) equals or exceeds 60.

“Share” means one ordinary share of the Company, nominal value $0.01 per share, or any stock or other security hereafter allotted and issued or which may be allotted and issuable in substitution or exchange for a Share.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or by allotment and issuance, transfer, or delivery of Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of Shares, including a Restricted Stock Award or a Restricted Stock Unit Award that may be settled in Shares, but excluding Options and SARs.

“Subsidiary” means (1) any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise); provided that, in the case of any entity that would otherwise fall within sub-paragraphs (1) or (2) of this definition, it shall only be a “Subsidiary” if it is also a “subsidiary” within the meaning of Section 1159 of the UK Companies Act 2006.

“Trustee” means the trustee or trustees for the time being of any employee benefit trust established for the benefit of most or all of the employees or former employees of the Company or its Subsidiaries or certain of their relatives.

4. Eligibility

(a) Employees. All Employees are eligible for Awards under Part A or Part B of the Plan, as applicable; provided, however, that if the Committee makes an Award to an individual whom it expects to become employed following the Award Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming employed by the Company or a Subsidiary.

Noble Corporation plc  2020 Proxy Statement      A3

(b) Consultants. Consultants are not eligible for Awards under the Plan.

(c) Non-Employee Directors. Non-Employee Directors are not eligible for Awards under the Plan.

(d) The Committee or the Board, as applicable, shall determine the type or types of Awards to be made under the Plan and shall designate from time to time the Employees who are to be granted Awards under the Plan.

5. Shares Available for Awards.

(a) Available Shares. Subject to the provisions of Paragraph 14 hereof, the maximum number of Shares that may be allotted and issued, transferred, or delivered pursuant to Awards under the Plan (including rights or Options that may be exercised for or settled in Shares) shall be 40,000,000 (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options. Each Share subject to an Award granted under the Plan shall be counted against the Maximum Share Limit as 1 Share. Shares available under the Plan may be unissued Shares from the Company’s authorized or conditional share capital, Shares held in treasury by the Company or one or more subsidiaries of the Company, or Shares acquired by or allotted and issued or gifted to a Trustee.

If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for Awards under the Plan, and the Maximum Share Limit shall be increased by the same amount as such shares were counted against the Maximum Share Limit, it being understood that no increase or decrease shall be made to the Maximum Share Limit with respect to an Award that can only be settled in cash. The following Shares shall not become available again for allotment and issuance, transfer, or delivery under the Plan:

(i)	Shares that are tendered or surrendered, or to which the right to require the Company to allot and issue, transfer or deliver Shares is forfeited or surrendered, in payment of the Exercise Price of an Option;

(ii)	Shares that are withheld or delivered, or to which the right to require the Company to allot and issue, transfer or deliver Shares is forfeited or surrendered, to satisfy applicable tax withholding (for net exercise or net settlement purposes) or nominal value obligations;

(iii)	Shares cancelled upon the exercise of a tandem SAR grant;

(iv)	Shares purchased on the open market with the proceeds of an Exercise Price payment with respect to an Option; and

(v)	Shares underlying a free-standing SAR grant, to the extent the number of such Shares exceeds the number of Shares actually allotted and issued, transferred, or delivered upon exercise or settlement of such SAR.

No account shall be taken of any rights to subscribe for Shares granted to a Trustee to the extent that the rights are granted solely to enable the Trustee to satisfy grants or awards that have already been taken into account for the purposes of this paragraph (a) (i.e., so as to avoid double counting).

The Committee may adopt reasonable counting procedures, consistent with the foregoing, to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustment if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for allotment and issuance, transfer, or delivery pursuant to Awards.

(b) Limitations. Notwithstanding anything to the contrary contained in the Plan, the following limitations shall apply to any Awards made hereunder:

(i)	No Employee may be granted during any calendar year Awards consisting of Options or SARs that are exercisable with respect to Shares with an aggregate Fair Market Value in excess of $10,000,000 taking into account the date of grant value of the Shares subject to, and without regard to the Exercise Price associated with, such Awards;

(ii)	No Employee may be granted during any calendar year Stock Awards with an aggregate Fair Market Value in excess of $10,000,000 taking into account the date of grant value of the Shares subject to such Awards; and

(iii)	No Employee may be granted during any calendar year (x) Cash Awards or (y) other Awards that may be settled solely in cash having a value determined on the Award Date in excess of $10,000,000.

A4     2020 Proxy Statement   Noble Corporation plc

6.   Administration.

(a) Authority of the Committee. Except as otherwise provided in the Plan with respect to actions or determinations by the Board, the Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Shares; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “non-employee directors” as defined in United States Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Section 162(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret the Plan and the Award Agreements thereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. Subject to Paragraph 6(d) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death or termination of employment or service by reason of Disability or in the event of a Change in Control, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of the Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not materially adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Paragraph 14(c) hereof; provided, however, that no such action shall permit the term of any Option to be greater than 10 years from its Award Date. For the avoidance of doubt, the Committee shall not be permitted to carry out the actions described in the foregoing clause (y) except in the event of death or termination of employment or service by reason of Disability or in the event of a Change in Control. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s purposes. Any decision of the Committee in the interpretation and administration of the Plan and the Award Agreements thereunder shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Except as otherwise provided herein, the Board shall have the same powers as the Committee to the extent the Board administers the Plan or a portion thereof.

(b) Procedures Adopted Under the Prior Plan. Any procedures adopted by the Committee or otherwise for the administration of the Prior Plan shall continue in effect for the administration of the Plan until amended or revoked by the applicable authority hereunder.

(c) Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of the Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company from any claim, loss, damage or expense (including counsel fees) with respect to any such action or determination, except for his or her own willful misconduct or as expressly provided by statute.

(d) Prohibition on Repricing of Awards. Subject to the provisions of Paragraph 14 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s shareholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs or (ii) cancel or substitute any outstanding Options or SARs for Options or SARs with a lower Exercise Price, cash or other Awards.

(e) Expenses; Company Records. All expenses incident to the administration of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Subsidiaries. Records of the Company and its Subsidiaries regarding a person’s period of employment or service, termination of employment or service and the reason therefor, leaves of absence and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

7. Delegation. The Committee may delegate any of its duties under the Plan (including, but not limited to, delegating by resolution to an Authorized Officer the authority to grant Awards) to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify. Any such delegation hereunder shall only be made to the extent permitted by applicable law. Any delegation of duties under the Prior Plan shall continue in effect as a delegation under the Plan until amended or revoked by the applicable authority hereunder.

Noble Corporation plc  2020 Proxy Statement      A5

8. Awards.

The Committee shall determine the type or types of Awards to be made under the Plan and shall designate from time to time the individuals who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 14 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee.

Upon the termination of employment or service by a Participant, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant, it being understood that the Committee may, in its sole and absolute discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Award, including without limitation rules pertaining to the termination of employment or service by reason of death or Disability. In addition, the Committee may prescribe such additional terms conditions, restrictions, limitations and rules with respect to a termination of employment or service by reason of Retirement; provided, however, in no event shall the vesting or exercisability of an Award be accelerated upon any such termination of employment or service by reason of Retirement. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Subsidiaries.

All rights to exercise an Option and any SARs that relate to such Option shall terminate six months after the date the Participant’s termination of employment or service (or the remaining term of the Option if shorter), unless the Award Agreement or other written agreement provides otherwise in connection with any termination of employment or service by reason of death or Disability. Notwithstanding the foregoing, in the event of the termination of employment or service of the Participant on account of fraud, dishonesty or other acts detrimental to the interests of the Company or an affiliate, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes.

Except as otherwise provided in this Paragraph 8, each Option, Stock Appreciation Right, Stock Award or Cash Award shall have a minimum vesting period, Restriction Period or performance period, as applicable, of one year from the date of grant; provided, however, that the Committee may provide for earlier vesting upon a Participant’s termination of employment or service by reason of death or Disability, or in the event of a Change in Control. Notwithstanding any provision herein to the contrary, 5% of the total number of Shares available for allotment and issuance, transfer, or delivery under the Plan (the “Excepted Shares”) shall not be subject to the minimum vesting period, Restriction Period or performance period, as applicable, described in the preceding sentence, it being understood that the Committee may, in its discretion, and at the time an Award is granted, designate any Shares that are subject to such Award as Excepted Shares; provided that, in no event shall the Committee designate any such Shares as Excepted Shares after the time such Award is granted. For the avoidance of doubt, the Committee may not accelerate the vesting or exercisability of an Award except in the event of death or termination of employment or service by reason of Disability or in the event of a Change in Control.

(a) Options. An Award may be in the form of an Option. An Option awarded pursuant to the Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option; provided that Incentive Stock Options may be granted only to applicable Employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (as defined in Sections 424(e) and (f) of the Code, respectively). The Exercise Price of an Option shall be not less than the greater of the nominal value or the Fair Market Value of the Shares on the Award Date. The term of an Option shall not exceed 10 years from the Award Date; provided that the period during which an Option may be exercised may be extended by the Committee or pursuant to procedures of the Committee if the last day of such period occurs at a time when the Company has imposed a prohibition on trading of the Company’s securities in order to avoid violations of applicable Federal, state, local or foreign law; provided further, that the period during which the Option may be extended is not more than 30 days after the date on which such prohibition on trading is terminated. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee; provided, however, that except to the extent the Option relates to Excepted Shares, such Option shall be subject to the minimum vesting period requirements and any other applicable requirements described in this Paragraph 8. Any Award of Incentive Stock Options shall satisfy the $100,000 limit on the aggregate Fair Market Value of Shares subject to Incentive Stock Options that may become exercisable for the first time by any individual during any calendar year, as determined under Section 422(d) of the Code. Any Award of Incentive Stock

A6     2020 Proxy Statement   Noble Corporation plc

Options to a 10-percent shareholder, as defined in Section 422(b)(6) of the Code shall meet the requirements of Section 422(c)(5) of the Code. The Award Agreement applicable to any Award intended to qualify as an Incentive Stock Option shall so designate the Award as an Incentive Stock Option.

(b) Stock Appreciation Rights. An Award may be in the form of a SAR. The Exercise Price for a SAR shall not be less than the greater of the nominal value or the Fair Market Value of the Shares on the Award Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for a SAR shall extend no more than 10 years after the Award Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee; provided, however, that except to the extent the SAR relates to Excepted Shares, such SAR shall be subject to the minimum vesting period requirements and any other applicable requirements described in this Paragraph 8.

(c) Cash Awards. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee in accordance with the Plan.

(d)   Stock Awards. An Award may be in the form of a Stock Award, including a Restricted Stock Award, a Restricted Stock Unit Award or a Performance Award as further described below. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee, and shall, except to the extent the Stock Award relates to Excepted Shares, be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8. To the extent otherwise required by, and subject to any provision of, any applicable law or regulation of any governmental authority or any national securities exchange, there shall not be any purchase price charged for any Stock Award under the Plan.

(i)	Restricted Stock Awards. The terms, conditions and limitations applicable to a Restricted Stock Award, including, but not limited to, the Restriction Period and the rights to vote or receive dividends and other distributions with respect to the Shares subject to the Restricted Stock, if any, shall be determined by the Committee; provided, however, that except to the extent the Restricted Stock Award relates to Excepted Shares, such Restricted Stock Award shall be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8.

(ii)	Restricted Stock Unit Awards. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or by the allotment and issuance, transfer or delivery of Shares (or in a combination thereof) equal to the value of the vested Restricted Stock Units; provided, however, that a Restricted Stock Unit Award that may be settled all or in part by the allotment and issuance, transfer, or delivery of Shares shall, except to the extent the Restricted Stock Unit Award relates to Excepted Shares, be subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8.

(e) Performance Awards. An Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals and performance criteria (as applicable) in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(i)	Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (“Qualified Performance Awards”) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates (i.e., performance period) and (y) the lapse of 25% of such period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal shall include one or more of the following:

•	return measures (which include various return on equity, return on assets and return on invested

Noble Corporation plc  2020 Proxy Statement      A7

capital measures);

•	revenue and income measures (which include various revenue, gross margin, income from operations, net income, net sales, backlog, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT) and economic value added (EVA) measures;

•	expense measures (which include various costs of goods sold, selling, finding and development costs, operating and maintenance expenses, general and administrative expenses and overhead costs measures);

•	operating measures (which include various productivity, total costs, operating income, funds from operations, cash from operations, after-tax operating income, market share, margin, sales volumes, availability, commercial capacity factor and total margin capture factor measures);

•	cash flow measures (which include various net cash flow from operating activities and working capital, adjusted cash flow and free cash flow measures);

•	liquidity measures (which include various earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization measures);

•	leverage measures (which include various debt-to-equity ratio, gross debt and net debt measures);

•	market measures (which include various market share, stock price, growth measure, total shareholder return and market capitalization measures);

•	corporate value measures (which include various compliance, safety, environmental and personnel measures, including, management succession); and

•	other measures such as those relating to mergers, acquisitions, dispositions, or similar transactions, strategic accomplishments, or to customer satisfaction.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162-27(e)(2) (i), as to grants to Covered Employees and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to the Plan shall be determined by the Committee. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (4) any reorganization and restructuring programs, (5) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (6) acquisitions or divestitures, (7) foreign exchange gains and losses, (8) unrealized gains and losses on energy derivatives, (9) settlement of hedging activities, and (10) gains and losses from asset sales and emission and exchange allowance sales.

(ii)	Nonqualified Performance Awards. To the extent Performance Awards are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, such Awards shall be based on achievement of such performance criteria and be subject to such terms, conditions and restrictions as the Committee shall determine.

(iii)	Adjustment of Performance Awards. Awards that are intended to qualify as Performance Awards may not be adjusted upward (such that the amount that would otherwise be payable or delivered would be increased). The Committee may retain the discretion to adjust such Performance Awards downward (such that the amount that would otherwise be payable or delivered would be decreased), either on a formula or discretionary basis or any combination, as the Committee determines.

A8     2020 Proxy Statement   Noble Corporation plc

9.   Award Payment; Dividends and Dividend Equivalents.

(a) General. Payment of Awards by the Company (or Trustee, as applicable) may be made in the form of cash or by the allotment and issuance, transfer of delivery of Shares (evidenced by book-entry registration), or a combination thereof, and may include such restrictions as the Committee shall determine, including, but not limited to, in the case of Shares, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled by the allotment and issuance, transfer or delivery of Shares, the Restricted Stock Units shall be evidenced by book entry registration or in such other manner as the Committee may determine. Any payment of cash or any allotment and issuance, transfer or delivery of Shares to the recipient of any Award, or to his or her legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all applicable claims of such persons hereunder. The Committee may require any such person, as a condition precedent to such payment, to execute a release and receipt therefor in such form as the Committee shall determine.

(b) Dividends and Dividend Equivalents. Rights to (i) dividends or other distributions may be extended to and made part of any Restricted Stock Award and (ii) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish as set forth in the Award Agreement thereto; provided that, to the extent such dividends and Dividend Equivalents are extended to and made part of any Restricted Stock Award or Restricted Stock Unit Award that is granted after May 1, 2017, such dividends and Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the underlying Award. Accordingly, the right to receive such dividends and Dividend Equivalent payments shall be forfeited to the extent that the underlying Restricted Stock or Restricted Incentive Units do not vest, are forfeited or are otherwise cancelled pursuant to such Award. Notwithstanding any provision herein to the contrary, dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

10. Option and SAR Exercise. At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares. Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company. The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of surrendering, or otherwise forfeiting or surrendering the right to require the Company to allot and issue, transfer, or deliver Shares with respect to which the Option is being exercised, or tendering Shares, valued at Fair Market Value on the date of exercise, or any combination of the foregoing methods, or otherwise entering into arrangements to pay the Exercise Price in a form acceptable to the Company. The Committee, in its sole discretion, may determine acceptable methods for Participants to tender Shares, including tender by attestation of shares held by a broker. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Shares issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time; provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 10.

11.   Taxes. The Company shall have the right to require payment of applicable taxes, social security obligations and pension plan obligations (or similar charges) as a condition to settlement of any Award. The amount determined by the Committee to be due upon the grant or vesting of any Award, or at any other applicable time, shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may arrange for such payment by means of surrendering, or otherwise forfeiting or surrendering the right to require the Company to allot and issue, transfer, or deliver Shares with respect to the Award, or tendering Shares, valued at Fair Market Value on the date of exercise, or any combination of the foregoing methods, or otherwise entering into arrangements to pay the withholding amount in a form acceptable to the Company. The Committee may take or require such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes and other charges; provided, however, that to the extent a Participant surrenders Shares, or otherwise forfeits or surrenders the right to require the Company to allot and issue, transfer, or deliver Shares, the number of such Shares must equal in Fair Market Value no more than the sum of (i) the amount of withholding due based on the withholding rate(s) applied by the Company, in its discretion, in accordance with the applicable withholding laws and regulations in effect at the time such withholding is required, if at all, and (ii) such other charges. If Shares subject to the Award are used as set forth above to

Noble Corporation plc  2020 Proxy Statement      A9

satisfy tax or other charges, such shares shall be valued based on the Fair Market Value on the date as of which the amount of the tax or charges is determined. Other Shares tendered to pay taxes or charges will be valued based on the Fair Market Value on the date received by the Company.

12. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate the Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that: (a) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant; and (b) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under the Plan, materially increases the number of Shares available for Awards under the Plan, materially expands the classes of persons eligible for Awards under the Plan, materially extends the term of the Plan, materially changes the method of determining the Exercise Price of Options or SARs, deletes or limits any provisions of the Plan that prohibit the repricing of Options or SARs, or decreases any minimum vesting requirements for any Stock Award. Except as otherwise permitted pursuant to the foregoing and applicable law, including but not limited to, Section 162(m) of the Code, Awards granted prior to May 1, 2018 pursuant to the Plan shall continue to be administered in accordance with the terms of the Plan that were in effect at the time such Awards were granted.

13. Assignability. Unless otherwise determined by the Committee and expressly provided for in an Award Agreement or except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by (a) will or the laws of descent and distribution (it being understood that such Award may, as applicable, be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative), or (b) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or applicable Award and in a form acceptable to the Committee. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (i) for charitable donations, (ii) to the Participant’s spouse or former spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), (iii) a trust for the benefit of the Participant and/or the persons referred to in clause (ii), or (iv) a partnership or limited liability company whose only partners or members include the Participant and/ or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Committee evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Paragraph 13. Notwithstanding the foregoing, no Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

14. Adjustments.

(a) No Limit on Corporate Power. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) Adjustments. If at any time while the Plan is in effect there shall be any increase or decrease in the number of allotted and issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a dividend in Shares or through any recapitalization, amalgamation, merger, demerger or conversion or otherwise in which the Company is the surviving corporation, resulting in a split-up, combination or exchange of Shares of the Company, then and in each such event:

(i)	An appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned or awarded under the Plan, to the end that the same proportion of the Company’s allotted and issued and outstanding Shares shall continue to be subject to being so optioned and awarded;

(ii)	Appropriate adjustment shall be made (x) in the number of Shares and the exercise price per Share thereof then subject to purchase pursuant to each Option or Stock Appreciation Right previously granted

A10     2020 Proxy Statement   Noble Corporation plc

and then outstanding, to the end that the same proportion of the Company’s allotted and issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate exercise price; and (y) in the number of Shares then subject to each Stock Award previously awarded and then outstanding, to the end that the same proportion of the Company’s allotted and issued and outstanding Shares in each such instance shall remain subject to allotment and issuance, transfer or delivery in settlement of such award;

(iii)	In the case of Incentive Stock Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury regulations and other guidance promulgated thereunder.

(c) Actions not Triggering Adjustments. Except as is otherwise expressly provided herein, the allotment and issuance by the Company of shares of its capital securities of any class, or securities convertible into shares of capital securities of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares then subject to outstanding Awards or the relevant purchase price with respect to any Option or SAR.

(d) Change in Control. Upon a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any Participant, shall affect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) provide for acceleration of the vesting and exercisability of, or lapse of restrictions, in whole or in part, with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Shares on such date over the Exercise Price of such Award.

(e) Section 409A. No adjustment or substitution pursuant to this Paragraph 14 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

15. Restrictions. No Shares or other form of payment shall be allotted and issued, transferred, or delivered with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such allotment and issuance, transfer, or delivery will be in compliance with applicable federal and state securities laws and the rules of any applicable national securities exchange. Shares delivered under the Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the United States Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or are admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon certificates evidencing Shares (if any) to make appropriate reference to such restrictions. The Committee may, in its discretion, condition the Company’s obligation to allot and issue, transfer or deliver Shares under the Plan upon its receipt from the person to whom such Shares are to be allotted and issued, transferred or delivered of an executed investment letter containing such representations and agreements as the Company may determine to be necessary or advisable in order to enable the Company to allot, issue, transfer or deliver such Shares to such person in compliance with the United States Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.

16.   Unfunded Plan. The Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under the Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Shares or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan. With respect to the Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in the Plan or any applicable Award Agreement.

Noble Corporation plc  2020 Proxy Statement      A11

17. Section 409A of the Code.

(a) Intention to Comply. Awards made under the Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unit and Cash Awards. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that a Restricted Stock Unit Award or Cash Award is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(c) Specified Employees. If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (i) as soon as practicable after, but in no event more than ten days after, the first business day following the expiration of six months from the Participant’s separation from service, (ii) as soon as practicable after the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

18. Awards to Foreign Nationals and Participants Outside the United States. The Committee may, without amending the Plan, (a) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from (but do not enlarge on) those set forth in the Plan, and (b) grant Awards to such Participants in accordance with those rules.

19. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, shall be undertaken by application of the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States or the laws of England and Wales.

20. Right to Continued Employment or Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment, or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or its Subsidiaries.

21. Nominal Value. A Participant may be required by the Committee, in its discretion, or pursuant to procedures of the Committee, to pay the nominal value of any Shares allotted and issued, transferred or delivered hereunder, it being understood that the provisions of Paragraph 10 (relating to payment of the Exercise Price of Options) shall apply mutatis mutandis in respect of any applicable payment of nominal value.

22. Clawback. Notwithstanding anything to the contrary contained in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.

23. Rights of Third Parties. It is not intended that any of the terms of the Plan should be enforceable by any third party pursuant to the UK Contract (Rights of Third Parties) Act 1999.

24. Consent to Holding and Processing of Personal Data. By participating in the Plan, participants give their consent to the holding and processing of data relating to them (including personal data) in relation to and as a consequence of the Plan and to the disclosure of data (even outside the European Economic Area) to their employer, or any Subsidiary, Trustee, to any possible purchaser of their employer or their employer’s business or of any Subsidiary or the Company and their respective advisors in relation to the Plan.

25. Term. Unless previously terminated, the Plan shall terminate and no additional Awards may be granted on the expiration of 10 years after the Plan’s last approval by shareholders of the Company (May 1, 2019). The Plan shall continue in effect with respect to Awards granted before termination of the Plan and until such Awards have been settled, terminated or forfeited.

26. Usage. Words used in the Plan in the singular shall include the plural and in the plural the singular, and the gender

A12     2020 Proxy Statement   Noble Corporation plc

of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

27. Notice. All notices and other communications from a Participant to the Committee under, or in connection with, the Plan shall be deemed to have been filed with the Committee when actually received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt of any such notices and communications.

28. Headings. The headings in the Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Plan.

ATTACHMENT 1
DEFINITION OF CHANGE IN CONTROL

For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i)   the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then outstanding registered Shares of the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this paragraph (i) the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of subparagraph (iii) of this definition are satisfied; or

(ii) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 25% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

(iv)   consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a company, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to

Noble Corporation plc  2020 Proxy Statement      A13

vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such company were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, or anything to the contrary set forth herein, a transaction or series of related transactions will not be considered to be a Change in Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) immediately following such transaction(s), the then outstanding shares of common stock (or equivalent security) of such holding company and the combined voting power of the then outstanding voting securities of such holding company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such transaction(s) in substantially the same proportion as their ownership immediately prior to such transaction(s) of the Outstanding Shares and Outstanding Voting Securities, as the case may be, or (B) the shares of Outstanding Voting Securities outstanding immediately prior to such transaction(s) constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction(s).

Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, the definition of Change in Control shall conform to the requirements of Section 409A(a)(2)(A)(v) of the Code and the Treasury Regulations promulgated thereunder to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.

NOBLE CORPORATION PLC
2015 OMNIBUS INCENTIVE PLAN

PART B

Relating to grants to Employees of certain Subsidiaries

This Part B to the Noble Corporation 2015 Omnibus Incentive Plan governs Awards granted to Employees of entities which are Subsidiaries of the Company as defined in this Part B, but are not Subsidiaries as defined in Part A. Awards granted pursuant to this Part B are subject to all of the terms and conditions set forth in Part A of the Plan, which is incorporated by reference as if set forth in this Part B, except as modified by the following provisions, which shall replace and/or supplement certain provisions of Part A of the Plan as indicated.

ARTICLE 1: DEFINITIONS

The following definitions replace or supplement the definitions in Paragraph 2 of Part A of the Plan with respect to Awards to Employees of a Subsidiary (as defined below):

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise), which does not constitute a “subsidiary” within the meaning of Section 1159 of the UK Companies Act 2006.

ARTICLE 2: SHARES SUBJECT TO PLAN

Shares offered or subject to Awards granted under Part B of the Plan shall count towards the limits set forth in Paragraph 5 of Part A of the Plan on an aggregate basis, taking account any Awards granted under Parts A and B. No Awards may be granted under Part B of the Plan which would cause the limits set forth in Paragraph 5, applied on an aggregate basis, to be exceeded.

A14     2020 Proxy Statement   Noble Corporation plc

NOBLE CORPORATION PLC
C/O 13135 S. DAIRY ASHFORD RD.
SUGAR LAND, TEXAS 77478

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D05664-P34532

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE CORPORATION PLC

The Board of Directors recommends you vote FOR the following resolutions 1 through 18:

To re-elect or elect the following nominees as directors of the Company for a one-year term that will expire at the annual general meeting in 2021:

		For	Against	Abstain
1.	Kevin S. Corbett	☐	☐	☐
2.	Julie H. Edwards	☐	☐	☐
3.	Robert W. Eifler	☐	☐	☐
4.	Gordon T. Hall	☐	☐	☐
5.	Roger W. Jenkins	☐	☐	☐
6.	Scott D. Josey	☐	☐	☐
7.	Jon A. Marshall	☐	☐	☐
8.	Julie J. Robertson	☐	☐	☐
9.	Ratification of Appointment of PricewaterhouseCoopers LLP (US) as Independent Registered Public Accounting Firm for Fiscal Year 2020.	☐	☐	☐
10.	Re-appointment of PricewaterhouseCoopers LLP (UK) as UK Statutory Auditor.	☐	☐	☐
11.	Authorization of Audit Committee to Determine UK Statutory Auditors' Compensation.	☐	☐	☐
12.	An Advisory Vote on the Company's Executive Compensation as disclosed in the Company's proxy statement.	☐	☐	☐
13.	An Advisory Vote on the Company's Directors' Compensation Report for the year ended December 31, 2019.	☐	☐	☐
14.	Approval of an Amendment to Increase the Number of Ordinary Shares Available for Issuance under the Noble Corporation plc 2015 Omnibus Incentive Plan.	☐	☐	☐
15.	Authorization of Board to Allot Shares.	☐	☐	☐
16.	Approval of Reverse Share Split of the Company's Ordinary Shares.	☐	☐	☐
17.	Authorization of General Disapplication of Statutory Pre-emption Rights.	☐	☐	☐
18.	Authorization of Disapplication of Statutory Pre-emption Rights in Connection with an Acquisition or Specified Capital Investment.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, mark here. ☐
(see reverse for instruction)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Noble Corporation plc Annual General Meeting

Meeting Information*

May 21, 2020 at 9:00 a.m. (Houston time) at

NobleAdvances Training and Collaboration Center

12550 Reed Rd., Ste. 200

Sugar Land, TX 77478

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D05665-P34532

NOBLE CORPORATION PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT 9:00 AM ON MAY 21, 2020 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

If you appoint a proxy to represent you at the Annual General Meeting on May 21, 2020, please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. **This Proxy Card, when properly executed, will be voted in the manner directed herein. If you do not provide specific voting instructions, your voting rights will be exercised by the proxy in the manner recommended by the Board of Directors ("FOR" Resolutions 1 through 18). On any other matters that are properly presented to the Annual General Meeting (including any motion to adjourn the Annual General Meeting), the proxy will vote these shares in accordance with the respective recommendation of the Board of Directors.**

The shareholder signing on the reverse side hereby revokes all previous proxies and appoints Julie Johnson Robertson or, in her absence, William Edgar Turcotte, as its proxy to attend, speak and vote on their behalf at the Annual General Meeting to be held at 9:00 a.m. (Houston time) on May 21, 2020 at NobleAdvances Training and Collaboration Center, 12550 Reed Rd., Ste. 200, Sugar Land, TX 77478 (or at any adjournment thereof).

Address Change/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side